As filed with the U.S. Securities and Exchange Commission on August 8, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Idea Tech Holding Limited

(Exact name of registrant as specified in its charter)

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Cayman Islands	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 721, 7/F Cyberport One,
100 Cyberport Road,
Pokfulam, Hong Kong
(+852) 2503 3018
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 (212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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With a Copy to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 Tel: +1 (212) 588-0022	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road, Suite 260 Vienna, VA 22182 Tel: +1 (703) 919-7285

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Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 8, 2025

2,000,000 Ordinary Shares

Idea Tech Holding Limited

This is an initial public offering (the “Offering”) of the ordinary shares, par value US$0.0001 per share (the “Ordinary Shares” or “Shares”) of Idea Tech Holding Limited (“Idea Tech Cayman”, the “Company”, “we, “our”, or “us”), an exempted company incorporated in the Cayman Islands with limited liability whose principal place of business is in Hong Kong. We are offering 2,000,000 Ordinary Shares to be sold in this Offering on a firm commitment basis. We anticipate that the initial public offering price will be between US$4.00 and US$5.00 per share (the “Offering Price”).

Prior to this Offering, there has been no public market for our Ordinary Shares. We have applied to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “IDTL.” The closing of this Offering is contingent upon the final approval from Nasdaq. There is no guarantee or assurance that our Ordinary Shares will be approved for listing on the Nasdaq Capital Market or that the Offering will be closed.

Investors are cautioned that you are buying shares of a Cayman Islands holding company with operations in Hong Kong conducted by its operating subsidiary.

Idea Tech Holding Limited, or Idea Tech Cayman, is an exempted company incorporated under the law of the Cayman Islands with no material operations of its own, and we conduct all our operations in Hong Kong through our operating subsidiary, ASK Idea (Hong Kong) Limited (“Operating Subsidiary” or “Ask Idea”). This is an offering of the Ordinary Shares of Idea Tech Cayman, the holding company in the Cayman Islands, instead of the shares of Ask Idea. Investors in this offering should be aware that they will not and may never directly hold any equity interests in Ask Idea, the Operating Subsidiary, but equity solely of Idea Tech Cayman, the Cayman Islands holding company. This structure involves unique risks to the investors, and the PRC regulatory authorities could disallow this structure, which would likely result in a material change in Ask Idea’s operations and/or a material change in the value of the securities that we are registering for sale, including that such event could cause the value of such securities to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — All of our operations are in Hong Kong. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations, which could result in a material change in our operations and/or the value of our Ordinary Shares. Our Operating Subsidiary in Hong Kong may be subject to the laws and regulations of Mainland China, which may impact our ability to operate profitably and result in a material negative impact on our operations and/or the value of our Ordinary Shares. Furthermore, the changes in the policies, laws, regulations, rules, and enforcement of laws of Mainland China may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the Mainland China legal and regulatory system cannot be certain” on page 37.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 18 of this prospectus to read about factors you should consider before buying our Ordinary Shares.

We are an “emerging growth company” as defined under applicable federal securities laws and are thus eligible for reduced public company reporting requirements. See “Risk Factors” and “Prospectus Summary — Implications of Being an Emerging Growth Company” on pages 18 and 14, respectively.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Under the rules of the U.S. Securities and Exchange Commission, or the SEC, we currently qualify for treatment as a “foreign private issuer” and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. As a foreign private issuer, we will not be required to file periodic reports and financial statements with the Securities and Exchange Commission, or the SEC, as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Prior to completing this offering, we will not rely on home country practice to be exempted from certain of the corporate governance requirements of the Nasdaq. If we choose to do so in the future, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering” starting from page 48 and “Prospectus Summary — Implications of Being a Foreign Private Issuer.” on page 15 of this prospectus. All of our operations are conducted by our indirect wholly owned Operating Subsidiary in Hong Kong, a special administrative region of the People’s Republic of China (“China” or the “PRC”), with its own governmental and legal system that is independent from Mainland China, including having its own distinct laws and regulations. We do not have any operation or maintain office or personnel in Mainland China. Furthermore, none of our customers are located in Mainland China; however, certain of our suppliers are based there. We currently do not have or intend to set up any subsidiary in Mainland China, and do not foresee the need to enter into any contractual arrangements with a variable interest entity (“VIE”) to establish a VIE structure in Mainland China. As of the date of this prospectus, as advised by Bird & Bird, our counsel as to the laws of Hong Kong, we are not subject to the PRC government’s direct influence or discretion over the manner in which we conduct our business activities outside of the PRC.

However, due to long-arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. Should the PRC government choose to exercise significant oversight and discretion over the conduct of our business, it may intervene in or influence our operations. Such governmental actions:

•        could result in a material change in our operations and/or the value of our securities;

•        could significantly limit or completely hinder our ability to continue our operations;

•        could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors; and

•        may cause the value of our securities to significantly decline or be worthless.

We are aware that recently, the PRC government has initiated a series of regulatory actions and new policies to regulate business operations in certain areas in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operations, its ability to accept foreign investments and the listing of our Ordinary Shares on U.S. or other foreign exchanges. The PRC government may intervene or influence Ask Idea’s operations at any time and may exert more control over offerings conducted overseas and foreign investment in Hong Kong-based issuers. The PRC government may also intervene or impose restrictions on our ability to move out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Furthermore, PRC regulatory authorities may, in the future, promulgate laws, regulations or implementing rules that require our Operating Subsidiary or us to obtain regulatory approval from PRC authorities before this offering. These actions could result in a material change in our operations and could significantly limit or completely hinder our ability to complete this offering or cause the value of our Ordinary Shares to significantly decline or become worthless. See “Prospectus Summary — Recent Regulatory Developments in the PRC” beginning on page 10.

As advised by Bird & Bird, our counsel as to the laws of Hong Kong, pursuant to the Basic Law of Hong Kong, or the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which shall be confined to laws relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong). Whilst the National People’s Congress of the PRC, or the NPC, has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law, including rules and regulations established by the Cyberspace Administration of China (the “CAC”) and the China Securities Regulatory Commission (the “CSRC”), do not apply to our businesses in Hong Kong.

Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. In the event that (i) the PRC government expanded the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC and that we are required to obtain such permissions or approvals, or (ii) we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer our Ordinary Shares to investors and could cause the value of such securities to significantly decline or be worthless and even delisting if our Ordinary Shares. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment in the future.

Furthermore, as more stringent criteria, including the Holding Foreign Companies Accountable Act (the “HFCAA”), have been imposed by the SEC and the Public Company Accounting Oversight Board (“PCAOB”), recently, our Ordinary Shares may be prohibited from trading if our auditor cannot be fully inspected. Our auditor, TAAD LLP, the independent registered public accounting firm that issues the audit report included in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess TAAD LLP’s compliance with applicable professional standards. TAAD LLP is headquartered in the United States and can be inspected by the PCAOB. As of the date of this prospectus, our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021, relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in Mainland China or Hong Kong because of a position taken by one or more authorities in the PRC or Hong Kong. On August 26, 2022, the SEC issued a statement announcing that the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC, governing inspections and investigations of audit firms based in Mainland China and Hong Kong. Pursuant to the Statement of Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has unfettered ability to transfer information to the SEC. However, uncertainties still exist whether this new framework will be fully complied with. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in Mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.” on page 49. We cannot assure you whether Nasdaq or other regulatory authorities will apply additional or more stringent criteria to us. Such uncertainty could cause the market price of our Ordinary Shares to be materially and adversely affected.

Our management monitors the cash position of Ask Idea regularly and prepares budgets on a monthly basis to ensure it has the necessary funds to fulfill its obligations for the foreseeable future and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to our Chief Financial Officer and subject to approval by our board of directors.

No regulatory approval is required for Idea Tech Cayman to transfer cash to its subsidiaries: Idea Tech Cayman is permitted under the laws of the Cayman Islands and its memorandum and articles of association (as amended from time to time) to provide funding to our subsidiaries incorporated in Hong Kong through loans or capital contributions. As a holding company, Idea Tech Cayman may rely on dividends and other distributions on equity paid by its subsidiaries for its cash and financing requirements. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. If any of Idea Tech Cayman’s subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to Idea Tech Cayman. Additionally, as of the date of this prospectus, there are no further Hong Kong statutory restrictions on the amount of funds that may be distributed by us by dividend. However, in the future, funds may not be available to fund operations or for other uses outside of Hong Kong due to interventions in or the imposition of restrictions and limitations on our ability or our Hong Kong subsidiaries’ ability by the PRC government to transfer cash. Any limitation on the ability of our Hong Kong subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Ordinary Shares or cause them to be worthless. For a more detailed discussion of how the cash is transferred within our organization, see “Transfers of Cash to and from Our Subsidiaries” on page 4 and “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our Hong Kong subsidiaries by the PRC government to transfer cash. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Ordinary Shares or cause them to be worthless” on page 52 of this prospectus.

An annual dividend from Ask Idea for the 12-month ended December 31, 2021 of US$504,752 was declared on August 31, 2022, of which US$51,039 and US$453,713 were paid during the years ended June 30, 2022 and 2023, respectively. An annual dividend from Ask Idea for the 12-month ended December 31, 2022 of US$1,231,842 was declared on May 15, 2023, of which US$127,611 and US$1,104,231 were paid during the years ended June 30, 2023 and 2024, respectively. An annual dividend from Ask Idea for the 12-month ended December 31, 2023 of US$640,344 was declared on June 3, 2024, which was paid between July and October 2024. Other than those mentioned above, as of the date of this prospectus, neither Idea Tech Cayman, Idea Tech Limited (“Idea Tech HK”), nor Ask Idea has declared or made any dividend or other distribution to their shareholders, including U.S. investors, in the past, nor have any dividends or distributions been made by subsidiaries to our Cayman Islands holding company. Idea Tech Cayman and its subsidiaries do not have any plans to distribute earnings in the foreseeable future. For a more detailed discussion of how cash is transferred among Idea Tech Cayman and its subsidiaries, see “Prospectus Summary — Transfers of Cash to and from Our Subsidiaries” beginning on page 4, “Dividend Policy” on page 63 and the audited consolidated financial statements and the accompanying footnotes beginning on F-1 of this prospectus.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. As of the date of this prospectus, there are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK$ into foreign currencies and the remittance of currencies out of Hong Kong or across borders and to U.S. investors. The laws and regulations of the PRC do not currently have any material impact on the transfer of cash from Idea Tech Cayman to Ask Idea or from Ask Idea to Idea Tech Cayman, our shareholders and U.S. investors. However, the PRC government may, in the future, impose restrictions or limitations on our ability to transfer money out of Hong Kong, distribute earnings and pay dividends to and from the other entities within our organization, or reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business outside of Hong Kong and may affect our ability to receive funds from our operating subsidiary in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. For a more detailed discussion of this risk, see “Transfers of Cash to and from Our Subsidiaries” on page 4 and “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our Hong Kong subsidiaries by the PRC government to transfer cash. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Ordinary Shares or cause them to be worthless” on page 52 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(4)
Initial public offering price(1)	$4.50	$9,000,000
Underwriting discounts(2)	$0.315	$630,000
Proceeds to us, before expenses(3)	$4.185	$8,370,000

____________

(1)      The initial public offering price per Ordinary Share is assumed as US$4.50 per share in this prospectus, which is the midpoint of the range set forth on the cover page of this prospectus. For more information, see “Underwriting” beginning on page 132 of this prospectus.

(2)      We have agreed to pay R.F. Lafferty & Co., Inc., the representative of the underwriters (the “Representative”) a discount equal to seven percent (7.0%) of the gross proceeds of the Offering. In addition to the compensation referenced above, we have also agreed to pay the Representative a non-accountable expense allowance in the amount equal to one percent (1.0%) of the gross proceeds to us of this offering. For more information, see “Underwriting” beginning on page 132 of this prospectus.

(3)      The total estimated expenses related to this offering are set forth in the section entitled “Expenses Relating to This Offering.”

(4)      Assumes that the Representative does not exercise any portion of its over-allotment option.

This offering is being conducted on a firm commitment basis. The Representative is obligated to take and pay for all of the Ordinary Shares if any such shares are taken. We have granted the Representative an option, for a period of 45 days from the closing of the Offering, to purchase up to 300,000 additional Ordinary Shares, which represents fifteen percent (15%) of the total number of the Ordinary Shares to be offered by us pursuant to this Offering (excluding Ordinary Shares subject to this option), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts. If the Representative exercises the over-allotment option in full, the total underwriting discounts payable will be US$724,500 based on an assumed offering price of US$4.50 per Ordinary Share, and the total gross proceeds to us, before underwriting discounts and commissions and expenses, will be US$10,350,000.

The Representative expects to deliver the Ordinary Shares to purchasers in the Offering on or about            , 2025.

Prospectus dated            , 2025

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with different information, and we and the underwriters take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell our Ordinary Shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any Ordinary Shares.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

Idea Tech Cayman is incorporated under the laws of the Cayman Islands as an exempted company with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Exchange Act.

Until and including            , 2025 (25 days after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated or the context requires otherwise in this prospectus, references to

•        “$,” “dollars,” “US$,” or “U.S. dollars” are to the legal currency of the United States;

•        “Amended and Restated Memorandum and Articles of Association” refers to our amended and restated memorandum and articles of association to be effective immediately prior to the completion of this offering, and each is referred to as the Amended Memorandum and the Amended Articles herein below;

•        “China” or “PRC” are to the People’s Republic of China, including the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

•        “FY2023” and “FY2024” refer to fiscal year ended June 30, 2024 and 2023, respectively;

•        “HK$” and “HK Dollar” are to the legal currency of Hong Kong;

•        “Hong Kong” or “HK” are to the Hong Kong Special Administrative Region of the People’s Republic of China for the purposes of this prospectus only;

•        “Idea Tech Cayman” are to Idea Tech Holding Limited, an exempted company incorporated under the laws of the Cayman Islands;

•        “Idea Tech HK” are to Idea Tech Limited, an entity incorporated under the laws and regulations in Hong Kong and a wholly owned subsidiary of Idea Tech Holding Limited;

•        “Mainland China” are to the Mainland China of the PRC, excluding Taiwan, the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

•        “Memorandum and Articles of Association” refers to the memorandum of association and the articles of association of Idea Tech Cayman (as defined above) adopted on July 15, 2024;

•        “Operating Subsidiary” or “Ask Idea” are to ASK Idea (Hong Kong) Limited, an entity incorporated under the laws and regulations in Hong Kong and a wholly owned subsidiary of Idea Tech Limited;

•        “Ordinary Shares” are to the ordinary shares of Idea Tech Holding Limited, par value US$0.0001 per share;

•        “PRC government” or “Chinese government” are to the government of Mainland China for the purposes of this prospectus only;

•        “PRC laws and regulations” or “PRC laws” are to the laws and regulations of Mainland China;

•        “SEC” refers to the United States Securities and Exchange Commission;

•        “Securities Act” are to the US Securities Act of 1933, as amended;

•        “STEM education” are to the teaching and learning approach that integrates science, technology, engineering and math;

•        “U.S. GAAP” are to generally accepted accounting principles in the United States; and

•        “We”, “Group”, “us”, “or “our” refer to Idea Tech Cayman, the Cayman Islands holding company that will issue the Ordinary Shares being offered, and its subsidiaries.

We do not have any material operations of our own. We are a holding company with operations conducted in Hong Kong through our Operating Subsidiary, Ask Idea, using Hong Kong dollars, the currency of Hong Kong. The reporting currency of Ask Idea is in Hong Kong dollars. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Assets and liabilities are translated into U.S. dollars at the closing rate of exchange as of the balance sheet dates, the statement of income is translated using an average rate of exchange in effect during the reporting periods, and the equity accounts are translated at historical exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency

ii

other than the functional currency are included in the results of operations as incurred. The balance sheet amounts, with the exception of shareholders’ equity on December 31, 2024 and 2023, were translated at HK$7.7617 to $1.00 and HK$7.8109 to $1.00, respectively. The shareholders’ equity accounts were stated at their historical rate. The average translation rates applied to the statement of income accounts for the six months ended December 31, 2024 and 2023 were HK$7.7788 to $1.00 and HK$7.8272 to $1.00, respectively. Cash flows are also translated at average translation rates for the periods. The balance sheet amounts, with the exception of shareholders’ equity on June 30, 2024 and 2023, were translated at HK$7.8083 to $1.00 and HK$7.8363 to $1.00, respectively. The shareholders’ equity accounts were stated at their historical rate. The average translation rates applied to the statement of income accounts for the fiscal years ended June 30, 2024 and 2023 were HK$7.8225 to $1.00 and HK$7.8357 to $1.00, respectively. Cash flows are also translated at average translation rates for the periods. Therefore, amounts reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. No representation is made that the HK$ amounts could have been, or could be, converted, realized, or settled into US$ at such rate or any other rate.

The following table outlines the exchange rates between HK$ and US$ that are used in preparing these consolidated financial statements:

	For the year ended June 30,		For the six months ended December 31,
	2023	2024	2023	2024
Average rate	7.8357	7.8225	7.8272	7.7788
	As of June 30,		As of December 31,
	2023	2024	2023	2024
Period-end spot rate	7.8363	7.8083	7.8109	7.7617

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the Representative of its over-allotment option.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Ordinary Shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Overview

We are a leading provider of STEM and technological innovation education solutions. Idea Tech Holding Limited is a Cayman Islands holding company with no operation of its own. We conduct all our operations in Hong Kong through the Operating Subsidiary, Ask Idea. Our core business focuses on providing innovative training programs and high-quality educational products to meet the specific needs of our customers in Hong Kong.

The Company is an authorized distributor of drones and related products supplied under a distribution agreement with iFlight Technology Company Limited (“iFlight”), a wholly owned subsidiary of DJI Company Limited (“DJI”)1. While our agreement is not directly with DJI or Shenzhen DJI Innovations Technology Co., Ltd. (“Shenzhen DJI”), and does not provide for formal exclusivity, to our knowledge, we are a leading provider of DJI drone-based educational solutions in Hong Kong.

In addition, we are the exclusive distributor of educational drones under the HuLa brand in Hong Kong under an agreement with High Great Innovation Technology Development Co., Ltd. (“High Great”), and we also distribute to other geographic markets, including Malaysia, Taiwan, South Korea, and Thailand, on an non-exclusive basis. We are also the exclusive authorized distributor of BattleAce educational and competitive combat robots in Hong Kong. Furthermore, we offer training in artificial intelligence (AI) robotics, emphasizing key learning points in machine learning and AI technologies.

Our Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

•        We are led by a dedicated and experienced management team with extensive industry experience in educational technology and business development, whose strategic leadership supports our ongoing growth.

•        We have established a strong market presence in Hong Kong, with our STEM programs reaching 35% of primary and secondary schools as of 2024, supported by established relationships with leading technology companies.

•        We have maintained strong relationships with both customers and suppliers.

•        Our offerings combine innovative educational content with advanced technologies such as DJI drones, enabling us to deliver distinctive and competitive learning experiences.

•        Our wide-ranging, age-appropriate STEM curricula align with Hong Kong Education Bureau standards and have benefited over 5,000 students across 345 schools as of 2024.

Our Growth Strategies

We intend to grow our business by pursuing the following four-phase strategy:

•        Phase 1 — Expansion into Mainland China.    We plan to expand into major cities in mainland China through local distributor partnerships to accelerate market entry, navigate regulatory requirements, and leverage established networks.

____________

1        Based on publicly available corporate information, iFlight is a wholly owned subsidiary of DJI Company Limited and, in turn, holds 100% of the equity interests in Shenzhen DJI Innovations Technology Co., Ltd., which is DJI’s principal operating company in mainland China.

•        Phase 2 — Global Content Localization and Standardization.    We aim to adapt and align our AI and STEM programs with international standards and cultural expectations to support future global expansion.

•        Phase 3 — Integration of Third-party Offline Hardware.    We intend to enhance learning experiences by incorporating third-party hardware, though this strategy presents technical and operational challenges.

•        Phase 4 — Business Expansion into Overseas Markets.    We plan to enter selected overseas markets, particularly in Southeast Asia, by forming local partnerships, customizing offerings, and increasing brand visibility.

In addition, we plan to develop an integrated education platform focused on AI and programming that can serve as a central hub for students and educators. This platform will provide access to a wide range of educational resources, including online courses and certification programs, creating a space for continuous learning and professional growth. We believe this digital infrastructure will support continuous learning and long-term user engagement.

Our Challenges

•        Changing Educational Priorities:    Our growth is supported by STEM-focused government initiatives, but shifts in education policy, funding, or curriculum priorities may reduce demand for our offerings and require ongoing adaptation.

•        Rapid Technological Advancements:    We must continuously invest in research & development to keep pace with fast-evolving technology and evolving user expectations.

•        Increasing Customer Expectations:    Rising customer demands may require us to enhance our workforce capabilities and expand service offerings, leading to increased operational costs.

•        Reliance on Key Suppliers and Partners:    Our reliance on key suppliers, such as iFlight and High Great presents a risk, as any disruption could affect our competitiveness and revenue, despite our efforts to diversify through new partnerships.

•        Limited Operating History:    With a relatively short operating history since 2018, we face challenges in forecasting, scaling, and sustaining long-term company growth in a dynamic and competitive industry.

•        Risks Associated with International Expansion:    Our international expansion efforts expose us to regulatory, operational, and market risks, and require substantial investment with uncertain acceptance of our offerings.

The following table sets forth a breakdown of our revenues by geographic area.

	For the year ended June 30,
	2024		2023
	US$	%	US$	%
Hong Kong	4,535,741	99.08%	5,123,511	100.00%
Other countries	42,072	0.92%	—	0.00%
Total	4,577,813	100.00%	5,123,511	100.00%
	For the six months ended December 31,
	2024		2023
	US$	%	US$	%
Hong Kong	1,937,493	97.24%	2,103,956	99.29%
Other countries	55,073	2.76%	14,948	0.71%
Total	1,992,566	100.00%	2,118,904	100.00%

Corporate History and Reorganization

Idea Tech Cayman was incorporated under the laws of the Cayman Islands as a limited company on July 15, 2024 as a holding company, for purposes of effectuating this Offering. Idea Tech Cayman is a holding company and is currently not actively engaging in any business. On the date of its incorporation, Idea Tech Cayman issued and allotted one (1) Ordinary Share to Ogier Global Subscriber (Cayman) Limited.

On August 30, 2024, Ogier Global Subscriber (Cayman) Limited transferred one (1) Ordinary Share to DS Premium Healthcare Limited. On the same date, Idea Tech Cayman issued and allotted a certain number of Ordinary Shares to Ultimate Honour Group Limited, 3all FinTech Holding Limited, Art Plus Technology Limited, DS Premium Healthcare Limited, Yu Fang, Jingxin Feng, Jumbo Will Limited, Hanqi Li, Bohong Liu, Minhua Liu, Saijun Ni, respectively:

•        1,450,000 Ordinary Shares to Ultimate Honour Group Limited for a consideration of US$145.00.

•        465,000 Ordinary Shares to 3all FinTech Holding Limited for a consideration of US$46.50.

•        580,000 Ordinary Shares to Art Plus Technology Limited for a consideration of US$58.00.

•        3,882,999 Ordinary Shares to DS Premium Healthcare Limited for a consideration of US$388.2999.

•        375,000 Ordinary Shares to Yu Fang for a consideration of US$37.50.

•        615,000 Ordinary Shares to Jingxin Feng for a consideration of US$61.50.

•        3,250,000 Ordinary Shares to Jumbo Will Limited for a consideration of US$325.00.

•        253,000 Ordinary Shares to Hanqi Li for a consideration of US$25.30.

•        622,000 Ordinary Shares to Bohong Liu for a consideration of US$62.20.

•        405,000 Ordinary Shares to Minhua Liu for a consideration of US$40.50.

•        602,000 Ordinary Shares to Saijun Ni for a consideration of US$60.20.

Prior to the Reorganization as described below, our Company historically conducted our business through Ask Idea, a company incorporated under the laws of Hong Kong.

Ask Idea was incorporated under the law of Hong Kong on August 14, 2018. Since its inception, Ask Idea has been specializing in offering innovative training programs and high-quality educational products.

In 2022, as part of our business development prior to the Reorganization, Ask Idea was wholly owned by EDU Blockchain Limited, a company incorporated under the laws of Hong Kong (“EDU Blockchain”). EDU Blockchain is not included in the Group (as defined below).

Pursuant to the Reorganization in July 2024, as described below, Idea Tech Cayman became the holding company of Ask Idea through the intermediate holding company, Idea Tech HK. Upon the completion of the Reorganization on September 20, 2024, Idea Tech Cayman became the holding company of its subsidiaries. Idea Tech Cayman and its subsidiaries are collectively referred to as the “Group.”

As of the date of this prospectus, details of Idea Tech Cayman’s subsidiaries are as follows:

Name	Background	Ownership	Principal activities
Idea Tech Limited (“Idea Tech HK”)	— A Hong Kong company — Incorporated on September 12, 2024	Wholly-owned by the Company	Investment holding
ASK Idea (Hong Kong) Limited (“Ask Idea”)	— A Hong Kong company — Incorporated on August 14, 2018	Wholly-owned by Idea Tech HK	Provision of innovative training programs and high-quality educational products

The Reorganization

In this prospectus, we refer to the following events as the “Reorganization.”

As part of the Reorganization, on September 12, 2024, Idea Tech HK was incorporated under the laws of Hong Kong. On the date of its incorporation, one (1) ordinary share was allotted and issued to Idea Tech Cayman, and Idea Tech HK became wholly owned by Idea Tech Cayman.

On September 20, 2024, EDU Blockchain, the sole shareholder of Ask Idea, transferred 10,000 ordinary shares, representing 100% ownership of Ask Idea, to Idea Tech HK for a consideration of HKD1.00, and Ask Idea became wholly owned by Idea Tech HK.

After completing the Reorganization, Ask Idea became indirectly wholly owned by Idea Tech Cayman through the intermediate holding company Idea Tech HK.

Corporate Structure

The following diagram illustrates our corporate legal structure and identifies our subsidiaries as of the date of this prospectus and upon completion of this Offering (assuming no exercise of the over-allotment option).

Holding Company Structure

Idea Tech Cayman is a holding company incorporated in the Cayman Islands with no material operations of its own. We conduct all our operations in Hong Kong through Ask Idea, our sole operating subsidiary as of the date of this prospectus. This is an offering of the Ordinary Shares of Idea Tech Cayman, the holding company in the Cayman Islands, instead of the shares of Ask Idea. Investors in this offering will not directly hold any equity interests in Ask Idea.

As a result of our corporate structure, Idea Tech Cayman’s ability to pay dividends may depend upon dividends paid by Ask Idea. If our existing operating subsidiary Ask Idea or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

Transfers of Cash to and from Our Subsidiaries

For Idea Tech Cayman to transfer cash to its subsidiaries, Idea Tech Cayman is permitted under the laws of the Cayman Islands to provide funding to its subsidiaries incorporated in Hong Kong through loans or capital contributions without restrictions on the amount of the funds. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. Other than the above, we did not adopt or maintain any cash management policies and procedures as of the date of this prospectus.

An annual dividend from Ask Idea for the 12-month ended December 31, 2021 of US$504,752 was declared on August 31, 2022, of which US$51,039 and US$453,713 were paid during the years ended June 30, 2022 and 2023, respectively. An annual dividend from Ask Idea for the 12-month ended December 31, 2022 of US$1,231,842 was declared on May 15, 2023, of which US$127,611 and US$1,104,231 were paid during the years ended June 30, 2023 and 2024, respectively. An annual dividend from Ask Idea for the 12-month ended December 31, 2023 of US$640,344 was declared on June 3, 2024, which was paid between July and October 2024. Other than those mentioned above, as of the date of this prospectus, neither Idea Tech Cayman, Idea Tech HK, nor Ask Idea has declared or made any other dividend or other distribution to its shareholders, including U.S. investors, in the past, nor have any dividends or distributions been made by subsidiaries to our Cayman Islands holding company.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. The laws and regulations of Mainland China do not currently have any material impact on the transfer of cash from Idea Tech Cayman to our subsidiaries or from our subsidiaries to Idea Tech Cayman. There are no restrictions on foreign exchange, and there are no limitations on the abilities of Idea Tech Cayman to transfer cash to or from our subsidiaries or to investors under Hong Kong Law. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on any foreign exchange to transfer cash between Idea Tech Cayman and its subsidiaries, across borders and to U.S. investors, nor there are any restrictions and limitations to distribute earnings from our subsidiaries to Idea Tech Cayman and U.S. investors and amounts owed.

For Idea Tech Cayman to make dividends to its shareholders, subject to the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and our Amended and Restated Memorandum and Articles of Association, our board of directors may authorize and declare a dividend to shareholders from time to time out of the profits from Idea Tech Cayman, realized or unrealized, or out of the share premium account, provided that Idea Tech Cayman will remain solvent, meaning Idea Tech Cayman is able to pay its debts as they come due in the ordinary course of business.

We do not have any present plan to declare or pay dividends on our Ordinary Shares in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects, and other factors the board of directors deems relevant and subject to the restrictions contained in any future financing instruments, in our Amended and Restated Memorandum and Articles of Association and the Companies Act. See “Dividend Policy” on page 63 and “Risk Factors — Risks Related to Our Ordinary Shares — We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our Hong Kong subsidiaries by the PRC government to transfer cash. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Ordinary Shares or cause them to be worthless” on page 52 for more information.

Enforceability of Civil Liabilities

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. All of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons or to enforce judgments obtained in U.S. courts against them or us, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier, our counsel as to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier has informed us that there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Ogier has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign monetary judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final and conclusive, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

All of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect the service of process within the United States upon us or these persons.

Summary of Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more carefully in the section titled “Risk Factors” beginning on page 18 of this prospectus.

Risks Related to Our Business and Industry

Risks and uncertainties relating to our business and industry, beginning on page 18 of this prospectus, include but are not limited to the following:

•        We have a limited operating history. As such, our historical results of operations and financial performance may not be indicative of future performance and we may not accurately forecast our future revenue, results of operations, and growth prospects. See “Risk Factors — Risks Related to Our Business and Industry — We have a limited operating history. As such, our historical results of operations and financial performance may not be indicative of future performance and we may not accurately forecast our future revenue, results of operations, and growth prospects” on page 18.

•        If we are unable to attract new customers in a cost-effective manner, then our business, results of operations and financial condition will be adversely affected. See “Risk Factors — Risks Related to Our Business and Industry — If we are unable to attract new customers in a cost-effective manners then our business, results of operations and financial condition will be adversely affected” on page 20.

•        Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our platform. If our sales and marketing strategies are not successful, our ability to attract new customers may be impaired. See “Risk Factors — Risks Related to Our Business and Industry — Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our platform. If our sales and marketing strategies are not successful, our ability to attract new customers may be impaired” on page 20.

•        Our customer base and brand recognition in Hong Kong rely in part on our commercial relationships with iFlight and High Great, and any disruption in these relationships could adversely affect our business, financial condition, and results of operations. See “Risk Factors — Risks Related to Our Business and Industry — Our customer base and brand recognition in Hong Kong rely in part on our commercial relationships with iFlight and High Great. Any disruption in these relationships could adversely affect our business, financial condition, and results of operations.” on page 20.

•        We collaborate with High Great, as the exclusive authorized distributor, to distribute educational drones in Hong Kong under the HuLa brand. If we fail to maintain or enhance the brand recognition of HuLa, our ability to attract customers and expand our market presence may be negatively impacted, which could adversely affect our financial condition. See “Risk Factors — Risks Related to Our Business and Industry — We collaborate with High Great to distribute educational drones under the HuLa brand. If we fail to maintain or enhance the brand recognition of HuLa, our ability to attract customers and expand our market presence may be negatively impacted, which could adversely affect our financial condition” on page 21.

•        If the market for the STEM educational programs and products in Hong Kong develops more slowly than we expect, our revenue may decline or fail to grow, potentially resulting in operating losses. See “Risk Factors — Risks Related to Our Business and Industry — If the market for the STEM educational programs and products in Hong Kong develops more slowly than we expect, our revenue may decline or fail to grow, potentially resulting in operating losses” on page 21.

Risks Related to Doing Business in Hong Kong

Risks and uncertainties related to doing business in Hong Kong in general, beginning on page 37 of this prospectus, including but not limited to the following:

•        All of our operations are in Hong Kong. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations, which could result in a material change in our operations and/or the value of our Ordinary Shares. Our Operating Subsidiary in Hong Kong may be subject to the laws and regulations of Mainland China, which may impact our ability to operate profitably and result in a material negative impact on our operations and/or the value of our Ordinary Shares. Furthermore, the changes in the policies, laws, regulations, rules, and enforcement of laws of Mainland China may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the Mainland China legal and regulatory system cannot be certain. See “Risk Factors — Risks Related to Doing Business in Hong Kong — All of our operations are in Hong Kong. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations, which could result in a material change in our operations and/or the value of our Ordinary Shares. Our Operating Subsidiary in Hong Kong may be subject to the laws and regulations of Mainland China, which may impact our ability to operate profitably and result in a material negative impact on our operations and/or the value of our Ordinary Shares. Furthermore, the changes in the policies, laws, regulations, rules, and enforcement of laws of Mainland China may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the Mainland China legal and regulatory system cannot be certain” on page 37.

•        There remain significant uncertainties as to whether we will be required to obtain approvals from Chinese authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — There remain significant uncertainties as to whether we will be required to obtain approvals from Chinese authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless” on page 39.

•        Although we and our subsidiaries are not based in Mainland China and we have no operations in Mainland China, the PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like us. It may result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless, which would materially affect the interests of the investors. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Although we and our subsidiaries are not based in Mainland China and we have no operations in Mainland China, the PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like us. It may result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless, which would materially affect the interests of the investors” on page 42.

•        The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiaries. See “Risk Factors — Risks Related to Doing Business in Hong Kong — The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiaries” on page 43.

•        Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any such other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any such other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business.” on page 44.

•        If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.” on page 43.

•        All of our operations are concentrated in Hong Kong. Our business performance is highly influenced by the economic, political, and social conditions of Hong Kong. Unfavorable market and economic conditions and the material deterioration of the political and regulatory environment in Hong Kong, Mainland China, and elsewhere in the world could materially and adversely affect our business, financial condition, prospects, and results of operations. See “Risk Factors — Risks Related to Doing Business in Hong Kong — All of our operations are concentrated in Hong Kong. Our business performance is highly influenced by the economic, political, and social conditions of Hong Kong. Unfavorable market and economic conditions and the material deterioration of the political and regulatory environment in Hong Kong, Mainland China, and elsewhere in the world could materially and adversely affect our business, financial condition, prospects, and results of operations” on page 45.

•        A downturn in Hong Kong, mainland China, the global economy, or a change in China’s economic and political policies could materially and adversely affect our business and financial condition. See “Risk Factors — Risks Related to Doing Business in Hong Kong — A downturn in the Hong Kong, Mainland China, or the global economy, or a change in the economic and political policies of China, could materially and adversely affect our business and financial condition” on page 47.

Risks Related to Our Ordinary Shares and This Offering

Risks and uncertainties related to our Ordinary Shares and this offering, beginning on page 48 of this prospectus, include but are not limited to the following:

•        There has been no public market for our Ordinary Shares prior to this Offering, and you may not be able to resell our Ordinary Shares at or above the price you paid or at all. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — There has been no public market for our Ordinary Shares prior to this Offering, and you may not be able to resell our Ordinary Shares at or above the price you paid or at all” on page 48.

•        Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three” on page 49.

•        We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares” on page 50.

•        The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market, and such market prices may be volatile. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market, and such market prices may be volatile” on page 52.

•        We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other uses outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our Hong Kong subsidiaries by the PRC government to transfer cash. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of Ordinary Shares or cause them to be worthless. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other uses outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our Hong Kong subsidiaries by the PRC government to transfer cash. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of Ordinary Shares or cause them to be worthless” on page 52.

Recent Regulatory Development in the PRC

We are a holding company incorporated in the Cayman Islands, with all the operations conducted by an operating entity in Hong Kong. We and our subsidiaries are not based in Mainland China and do not have operations in Mainland China. Furthermore, none of our customers are located in Mainland China; however, certain of our suppliers are based there. We currently do not have or intend to set up any subsidiary in Mainland China or do not foresee the need to enter any contractual arrangements with a VIE to establish a VIE structure in Mainland China. As of the date of this prospectus, we and our Hong Kong subsidiaries have received all requisite licenses, permissions, or approvals from Hong Kong and the Cayman authorities needed to engage in the businesses currently conducted in Hong Kong and the Cayman Islands, and no permission or approval has been denied. See “Business — Licenses, Certificates and Approvals.”

Hong Kong is a special administrative region of the PRC, and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, which serves as Hong Kong’s constitution. Pursuant to the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC, which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. The basic policies of the PRC regarding Hong Kong as a special administrative region of the PRC are reflected in the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.”

In light of China’s recent expansion of authority in Hong Kong, there are risks and uncertainties which we cannot foresee for the time being, and rules, regulations and the enforcement of laws in China can change quickly with little or no advance notice. If there is a significant change to current political arrangements between Mainland China and Hong Kong, we may be subject to uncertainty about any future actions of the PRC government or authorities in Hong Kong, and it is possible that all the legal and operational risks associated with being based in and having operations in the PRC may also apply to operations in Hong Kong in the future. There is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. The PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like us. Such governmental actions, if and when occur: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or hinder our ability to offer or continue to offer our Ordinary Shares to investors; and (iii) may cause the value of our Ordinary Shares to significantly decline or be worthless.

We are aware that, recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over Mainland China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and a hierarchical protection system for data security. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over Mainland China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China,” or “PRC Personal Information Protection Law,” which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within the territory of Mainland China that is carried out outside of Mainland China where (1) such processing is for the purpose of providing products or services for natural persons within Mainland China, (2) such processing is to analyze or evaluate the behavior of natural persons within Mainland China, or (3) there are any other circumstances stipulated by related laws and administrative regulations.

On December 24, 2021, the CSRC, together with other relevant government authorities in Mainland China, issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (collectively to be referred as the “Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations require that a Mainland China domestic enterprise seeking to issue and list its shares overseas shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing include direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in Mainland China seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant Mainland China domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. On December 28, 2021, the CAC, jointly with the relevant authorities, formally published the Measures for Cybersecurity Review (2021), which took effect on February 15, 2022 and replaced the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. The Measures for Cybersecurity Review (2021) provide that operators of critical information infrastructure purchasing network products and services and online platform operators (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”), which took effect on March 31, 2023. The Trial Administrative Measures further clarified and emphasized that the comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” shall comply with the principle of “substance over form,” and particularly, an issuer will be required to go through the filing procedures under the Trial Administrative Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profits, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year are accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in Mainland China, or its main places of business are located in Mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in Mainland China. Furthermore, the Trial Administrative Measures and its supporting guidelines provide a negative list of types of issuers banned from listing overseas, the issuers’ obligation to comply with national security measures and personal data protection laws, and certain other matters such as the requirements that an issuer (i) file with the CSRC within three business days after it submits an application for initial public offering to the competent overseas regulator and (ii) file subsequent reports with the CSRC on material events, including change of control and voluntary or forced delisting, after its overseas offering and listing.

Idea Tech Cayman is a holding company incorporated in the Cayman Islands with an operating entity solely based in Hong Kong, and it does not have any subsidiary or VIE in Mainland China or intend to acquire any equity interest in any domestic companies within Mainland China, nor is it controlled by any companies or individuals of Mainland China. Further, we are headquartered in Hong Kong with our officers, and all members of the board of directors based in Hong Kong who are not Mainland China citizens and all of our revenues and profits are generated by our Operating Subsidiary in Hong Kong and we have not generated revenues or profits from Mainland China in the most recent accounting year accounts for more than 50% of the corresponding figure in our audited consolidated financial statements for the same period. As such, we do not believe we would be subject to PRC law and regulations or be required to file with the CSRC under the Trial Administrative Measures.

We do not currently expect the Trial Administrative Measures to have an impact on our business, operations or this Offering, nor do we anticipate we or any of our Hong Kong subsidiaries are covered by permission requirements from the CAC that is required to approve our Operating Subsidiary’s operations, as we do not believe that we may be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that are required to file for cybersecurity review before listing in the U.S., because (i) all of our operations are conducted by our Operating Subsidiary which currently solely serve the Hong Kong local market, we currently have no operations in Mainland China; (ii) we do not have or intend to have any subsidiary, nor do we have or intend to establish a VIE structure with any entity in Mainland China, nor we are controlled by any Mainland Chinese company or individual directly or indirectly; (iii) as of the date of this prospectus, Ask Idea did not collect or store any personal information of individual customers of Mainland China; (v) we do not place any reliance on collection and processing of any personal information to maintain our business operation; (vi) data processed in our business should not have a bearing on national security nor affect or may affect national security; (vii) all of the data our Operating Subsidiary have collected is stored in servers located in Hong Kong; and (viii) as of the date of this prospectus, Ask Idea has not been informed by any PRC governmental authority of any requirement that it file for a cybersecurity review. Moreover, pursuant to the Basic Law of the Hong Kong Special Administrative Region, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).

However, there remains uncertainty as to how the Trial Administrative Measures will be interpreted or implemented, and the relevant PRC governmental authority may not take a view that is consistent with our Hong Kong counsel. Also, significant uncertainty exists in relation to the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If we were deemed to be an “operator of critical information infrastructure” or a “data processor” controlling the personal information of no less than one million users under the Measures, or if other regulations promulgated in relation to the Measures are deemed to apply to us, our business operations and the listing of our Ordinary Shares in the U.S. could be subject to cybersecurity review by the Cyberspace Administration of China, or the CAC, in the future.

As confirmed by our Hong Kong counsel, pursuant to the Basic Law of the Hong Kong Special Administrative Region, or the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which shall be confined to laws relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong).Whilst the National People’s Congress of the PRC, or the NPC, has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law, including the PRC Data Security Law, The Measures for Cybersecurity Review (2021 Version) and the Regulations on Network Data Security Protection (Draft for Comments) do not apply to our businesses in Hong Kong.

However, since these laws, regulations and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our Operating Subsidiary’s daily business operation and the listing of our Ordinary Shares on a United States or other foreign exchanges. Since the Trial Measures was newly promulgated, its interpretation, application and enforcement remain unclear and there also remains significant uncertainty as to the enactment, interpretation and implementation of other regulatory requirements related to overseas securities offerings and other capital markets activities. If the Trial Administrative Measures become applicable to us or our Operating Subsidiary in Hong Kong, if our Operating Subsidiary is deemed to be an “Operator,” or if the Measures for Cybersecurity Review (2021) or the PRC Personal Information Protection Law become applicable to the Operating Subsidiary in Hong Kong, the business operation of the Operating Subsidiary and the listing of our Ordinary Shares in the United States could be subject to the CAC’s cybersecurity review or the CSRC Overseas Issuance and Listing review in the future. While we do not believe we are covered by the permission requirements from CSRC or CAC, investors of our company and our business may face potential uncertainty from actions taken by the PRC government affecting our business. If the applicable laws, regulations, or interpretations change and our Operating Subsidiary become subject to the CAC or CSRC review, we cannot assure you that our Operating Subsidiary will be able to comply with the regulatory requirements in all respects and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities.

Moreover, if there is a significant change to the current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and/or if we were required to obtain such permissions or approvals in the future in connection with the listing or continued listing of our securities on a stock exchange outside of the PRC, it is uncertain how long it will take for us to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or a delay in obtaining the necessary permissions from the PRC authorities to conduct offerings or list outside of the PRC may subject us to sanctions imposed by the CSRC, CAC, or other PRC regulatory authorities. It could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest in Mainland China as foreign investments or accept foreign investments, ability to offer or continue to offer Ordinary Shares to investors or list on the U.S. or other overseas exchange may be restricted, and the value of our Ordinary Shares may significantly decline or be worthless, our business, reputation, financial condition, and results of operations may be materially and adversely affected. The CSRC, the CAC, or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Ordinary Shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the CAC, or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities. See “Risk Factors — Risks Related to Doing Business in Hong Kong — If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless” on page 43, and “There remain some uncertainties as to whether we will be required to obtain approvals from the PRC authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless” on page 39.

Recent PCAOB Developments

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report, which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in (i) China, and (ii) Hong Kong.

On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the CSRC and the Ministry of Finance of the PRC. The Protocol provides the PCAOB with (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

On December 15, 2022, the PCAOB issued a new Determination Report which: (1) vacated the December 16, 2021 Determination Report; and (2) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it can no longer inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination.

Our auditor, TAAD LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as a firm headquartered in California and registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards with the last inspection in 2024. As of the date of this prospectus, our auditor is not subject to and not affected by the PCAOB’s December 2021 Determination Report. However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the auditor because of a position taken by an authority in a foreign jurisdiction, such as the PRC authorities, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. Furthermore, as more stringent criteria have been imposed by the SEC and the PCAOB, recently, which would add uncertainties to our offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Related to our Ordinary Shares and this Offering — Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three” on page 49.

Implications of Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

•        may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

•        are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives, and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•        are not required to obtain an attestation and report from our independent registered accounting firm on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•        are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

•        are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•        are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•        will not be required to conduct an evaluation of our internal control over financial reporting for two years.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, herein referred to as the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company.

We will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion; (ii) the last day of the fiscal year during which the fifth anniversary of the date of this Offering occurs; (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1.00 billion in non-convertible debt securities during any three-year period.

Implications of Being a Foreign Private Issuer

Upon completion of this Offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we may no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the rules under the Exchange Act that require U.S. domestic public companies to issue financial statements prepared under U.S. GAAP;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We will file with the SEC, within four months after the end of each fiscal year (or such other reports required by the SEC), an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States, or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain of the more extensive SEC executive compensation disclosure rules. Therefore, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on its home country’s corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that it nevertheless complies with Nasdaq’s notification of non-compliance requirement (Rule 5625), the voting rights requirement (Rule 5640) and that it has an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. Prior to completing this offering, we will not rely on home country practice to be exempted from certain of the corporate governance requirements of the Nasdaq. If we choose to do so in the future, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Corporate Information

Our principal executive office is located at Room 721, 7/F Cyberport One, 100 Cyberport Road, Pokfulam, Hong Kong. Our telephone number at this address is +852 2503 3018. Our registered office in the Cayman Islands is located at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. Our agent for service of process in the United States is 122 East 42nd Street, 18th Floor New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. We do not have a website at the moment but our subsidiary. The information contained on our website is not a part of this prospectus.

Impact of COVID-19

Since late December 2019, the outbreak of COVID-19 has spread rapidly throughout China and later to the rest of the world. On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization declared the outbreak a “Public Health Emergency of International Concern” (“PHEIC”), and later on March 11, 2020, a global pandemic. The COVID-19 outbreak has led governments across the globe to impose a series of measures intended to contain its spread, including border closures, travel bans, quarantine measures, social distancing, and restrictions on business operations and large gatherings. From 2020 to the middle of 2021, COVID-19 vaccination programs were greatly promoted around the globe. However, several types of COVID-19 variants emerged in different parts of the world.

Our business may be adversely affected if concerns relating to COVID-19 continue to restrict travel or result in the Company’s personnel, vendors, and services providers being unavailable to pursue their business objectives free of COVID-19-related restrictions. The extent to which COVID-19 impacts our business in the future will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concerns continue for an extended period of time, our ability to pursue our business objectives may be materially adversely affected. In addition, our ability to raise equity and debt financing, which may be adversely impacted by COVID-19 and other events, including as a result of increased market volatility, decreased market liquidity, and third-party financing became unavailable on terms acceptable to us or at all.

By mid-2023, the global situation had stabilized to some degree, with most countries having lifted the majority of COVID-19 restrictions. However, the pandemic has left an indelible mark, both in terms of the lives lost and the profound economic and social disruption it has caused. Businesses across many industries, including our own, have had to adapt to the challenges posed by lockdowns, supply chain disruptions, changing consumer behavior, and ongoing uncertainty.

Any future impact on our results of operations will depend on, to a large extent, future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by government authorities and other entities to contain the spread or treat its impact, almost all of which are beyond our control. Given the general slowdown in economic conditions globally and volatility in the capital markets, as well as the general negative impact of the COVID-19 outbreak on the apparel industry, we cannot assure you that we will be able to maintain the growth rate we have experienced or projected. We will continue to closely monitor the situation throughout 2024 and beyond. For details regarding risks associated with COVID-19, refer to “Risk Factors — Risks Related to Our Business and Industry — A sustained outbreak of the COVID-19 pandemic could have a material adverse impact on our business, operating results, and financial condition” on page 36 of this prospectus.

THE OFFERING

Issuer:	Idea Tech Holding Limited
Ordinary Shares offered by us	2,000,000 Ordinary Shares (or 2,300,000 Ordinary Shares if the Representative exercises the over-allotment option in full)
Price Range per Ordinary Share	Between US$4.00 and US$5.00 per Ordinary Share
Ordinary Shares issued and outstanding prior to completion of this Offering	12,500,000 Ordinary Shares
Ordinary Shares issued and outstanding immediately after this Offering	14,500,000 Ordinary Shares, assuming the over-allotment option is not exercised (or 14,800,000 Ordinary Shares if the Representative exercises the over-allotment option in full)
Over-allotment Option

We have granted to the Representative an option, exercisable within 45 days from the closing of this Offering, to purchase up to an aggregate of 15% additional Ordinary Shares sold in this offering, excluding Ordinary Shares subject to this option, at the initial public offering price, less underwriting discounts.

Transfer Agent	Vstock Transfer, LLC
Listing

We have applied to list our Ordinary Shares on the Nasdaq Capital Market. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on the Nasdaq Capital Market.

Proposed Nasdaq Capital Market symbol	We have reserved the symbol “IDTL” for purposes of listing our Ordinary Shares on the Nasdaq Capital Market.
Use of Proceeds	We intend to use the proceeds from this Offering for expanding service capacity, marketing and branding, international expansion, and general working capital and corporate purposes.
See “Use of Proceeds” on page 62 for more information.
Lock-up

The Company shall agree in writing that the Company, for a period of 12 months from the closing of the Offering, will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

All officers, directors, and shareholders of more than 5.0% of the Company’s outstanding shares shall agree in writing, in a form satisfactory to the Underwriter, not to sell, transfer or otherwise dispose of any of such securities (or underlying securities) of the Company for a period of 12 months from the closing of the Offering, or any longer period required by FINRA, the U.S. exchanges or any State, without the express written consent of the Representative which consent may be given or withheld in the Representative’s sole discretion.

See “Underwriting” on page 132 for more information.
Risk Factors

The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 18 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment.

Risks Related to Our Business and Industry

We have a limited operating history at the current scale of our business, which makes it difficult to evaluate our current business and future prospects. We may not be able to scale our business for future growth.

We began offering our education products and solutions in 2018, and we have a limited operating history at the current scale of our business. We have encountered, and will likely continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly evolving industries, including challenges related to accurate financial planning and forecasting, increasing competition and expenses as we continue to grow our business, and attracting and retaining customers. You should consider our business and prospects in light of the risks and difficulties that we may encounter as a business with a limited operating history. We may not be successful in addressing these and other challenges we may face in the future, and our business, operating results, and financial condition may be adversely affected if we do not manage these risks successfully. We may not be able to maintain our current rate of growth, which is a risk characteristic often shared by companies with limited operating histories participating in rapidly evolving industries.

We have a limited operating history. As such, our historical results of operations and financial performance may not be indicative of future performance and we may not accurately forecast our future revenue, results of operations, and growth prospects.

Our total revenues decreased by US$126,338 or approximately 5.96% to US$1,992,566 for the six months ended December 31, 2024 from US$2,118,904 for the six months ended December 31, 2023. Our net income for the six months ended December 31, 2024 and 2023, was US$311,902 and US$399,620, respectively. Our total revenues decreased by US$545,698 or approximately 10.65% to US$4,577,813 for the fiscal year ended June 30, 2024 from US$5,123,511 for the fiscal year ended June 30, 2023. Our net income for the fiscal years ended June 30, 2024 and 2023, was US$1,037,826 and US$1,354,467, respectively. However, our relatively limited operating history makes it difficult to evaluate our current business and prospects and plan for our anticipated future growth. As a result of our limited operating history, our ability to accurately forecast our future results of operations is limited and subject to uncertainties. Our revenue is substantially dependent on the sale of software and hardware products for STEM education. As a result, a reduction in revenue from this source, whether due to increased competition, adverse market conditions, or a general reduction in demand for software and hardware products for STEM education or other factors, could adversely affect our operational results, cash flows, and liquidity. We sell these products on a project-by-project or order-by-order basis, with terms and pricing negotiated individually depending on factors including the complexity of the order, customer specifications, and our production capacity. Given the bespoke nature of these projects/orders, revenue from our sales of drones and robots may fluctuate and may not be recurrent. Therefore, revenue generated from each customer or contract differs, and we cannot ensure that future orders and pricing will match those during the six months ended December 31, 2024 and 2023, and the fiscal years ended June 30, 2024 and 2023.

We cannot assure you that we will be able to manage our growth at the same rate as we did in the past or avoid any decline in the future. We may not be successful in executing our growth strategy, and even if we achieve our strategic plan, we may not be able to sustain profitability. In future periods, our revenue could decline or grow more slowly than we expect. Furthermore, our ability to grow and generate incremental revenue for our software and hardware products for STEM education business depends, in part, on our ability to maintain and grow our relationships with existing customers. While the number of customers utilizing our drones and robots has increased recently, we cannot guarantee continued growth in new customer acquisition or retention of existing customers at the same pace. We may also incur significant losses in the future for a number of reasons, including as a result of the materialization of the risks described in this prospectus, and we may encounter unforeseen difficulties, complications, delays and other unknown factors. Looking forward, sustaining our growth and revenue will depend on factors including:

•        Competitive pressures in the STEM education market, including new products from competitors or changes in pricing strategies;

•        Our ability to execute our business strategies effectively;

•        Customer satisfaction levels and their continued use of our products and services;

•        The timeliness and reliability of our product deliveries;

•        The occurrence and impact of product defects or service disruptions;

•        Technological advancements in the industry;

•        Concerns related to actual or perceived security or privacy risks in our products;

•        Economic conditions in Hong Kong, mainland China, and globally, affecting consumer discretionary spending and demand for our products and services;

•        The effectiveness of our marketing and sales strategies; and

•        Market acceptance of our STEM Education solutions.

We cannot be sure that we will be successful in addressing these and other risks and challenges we may face in the future. Any of these occurrences could have a material and adverse impact on our business, results of operations and financial condition. Our customer base may not continue to grow or may decline as a result of such risks. As a result of the foregoing factors, it is difficult for us to forecast our future revenue or revenue growth. If our assumptions are incorrect or change in reaction to changes in our market, or if we are unable to maintain consistent revenue or revenue growth, the price of our Ordinary Shares could be volatile, and it may be difficult to achieve and maintain profitability. You should not rely on our revenue for any prior periods as an indication of our future revenue or revenue growth.

Customer dissatisfaction and non-renewal of service agreements could adversely affect our business and financial performance.

Our business success relies significantly on the strong relationships we build with our customers, allowing us to understand and fulfill their unique needs with customized solutions. If our customers are dissatisfied with the quality of our products or services, we may incur additional costs to rectify issues, negatively impacting the profitability of those sales. Additionally, customer dissatisfaction could damage our reputation, reduce repeat business, and hinder our ability to attract potential customers.

For our ongoing customer support and after-sale consulting services related to our drones and robots, we offer maintenance plans and software updates typically structured as 12-month agreements with renewal options. However, our customers are not obligated to renew these agreements and may terminate them on short notice. If a significant portion of customers choose not to renew or scale back their service agreements, our revenue could decline. A substantial reduction in customer demand for our drones and robots could also require us to invest heavily in sales and marketing to maintain our revenue stream, potentially harming our financial performance.

Furthermore, there is no guarantee that customers who have previously purchased our products will continue to do so, nor can we ensure that we will consistently secure new contracts or orders. Any failure to retain existing customers or acquire new ones could have a material adverse effect on our business, results of operations, and financial condition.

Restrictions on the export of consumer electronics from mainland China to Hong Kong could materially and adversely affect our business and financial condition.

We procure consumer-grade electronic products, including robots, drones, and 3D printers, primarily for sales and delivery to our customers. These products fall under the category of educational equipment and, under current regulations, are not subject to any special licensing or export control requirements in either PRC or Hong Kong. As of the date of this prospectus, neither manufacturers nor traders (whether buyers or sellers) are required to obtain additional permits for the export or import of such products. However, if the PRC government were to impose restrictions or an outright ban on the export of these consumer-grade electronics to Hong Kong, our ability to source products from our PRC suppliers would be significantly impacted. In such scenarios, we may shift our procurement to alternative suppliers in the United States or Switzerland. However, such a transition would materially increase our procurement costs, extend our supply chain timelines, and negatively impact our cash flow efficiency. The increased costs and operational delays could significantly erode our profit margins and result in operational losses. Given the unpredictability of regulatory changes, we cannot guarantee that our supply chain will remain unaffected in the future. Any such export restrictions or regulatory developments could materially and adversely affect our business, financial condition, and results of operations.

If we are unable to attract new customers in a cost-effective manner, then our business, results of operations and financial condition will be adversely affected.

We may be unable to attract new customers in a cost-effective manner. Although we mainly rely on word-of-mouth referrals, we also utilize various marketing channels to promote our products, software, and platform, including social media as well as search engine marketing and optimization. We periodically adjust the mix of our other marketing initiatives, such as customer events and public relations initiatives. If the cost of the marketing channels we use increases dramatically, then we may choose to use alternative and less expensive channels, which may not be as effective as the channels we currently use. As we continue to grow, we may also need to expand into more expensive channels than those we are currently in, which could adversely affect our business, results of operations, and financial condition. We incur marketing expenses before we can recognize any revenue that the related marketing initiatives may generate, and these expenses may not result in increased revenue or brand awareness. We have made in the past and may make in the future, significant expenditures, and investments in new marketing campaigns, and we cannot guarantee that any such investments will lead to the cost-effective acquisition of new customers. If we are unable to maintain effective marketing initiatives, our ability to attract new customers could be materially and adversely affected, our advertising and marketing expenses could increase significantly, and our results of operations may suffer.

Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our platform. If our sales and marketing strategies are not successful, our ability to attract new customers may be impaired.

Our ability to increase our customer base and achieve broader market acceptance of our products and services will depend on our ability to expand our marketing and sales capabilities. We plan to expand our marketing and sales operations, both domestically and internationally. We may not achieve anticipated growth from expanding our sales force and marketing efforts if we are unable to hire, develop, and retain competent sales and marketing personnel or if our new sales and marketing campaigns are unable to achieve desired levels of effectiveness in a reasonable period of time. Our business and operating results may be adversely affected if our sales and marketing efforts do not generate a corresponding increase in revenue.

We plan to dedicate resources to sales and marketing programs, including targeted advertising for our innovative training programs and high-quality educational products, focusing on both B2B and B2C models. Our region- and school-based marketing approach aims to promote our brand and products more effectively in Hong Kong and internationally. As we strive to enhance our brand recognition and awareness, the effectiveness of our marketing efforts may vary due to factors such as competition for targeted audiences, changes in digital advertising platforms, and shifts in user behavior. If the costs associated with promoting our products through digital platforms increase, our business and operating results could be adversely affected. Additionally, competitors may also target similar customer groups, potentially increasing our marketing expenses and affecting our ability to attract and retain customers.

Our customer base and brand recognition in Hong Kong rely in part on our commercial relationships with iFlight and High Great. Any disruption in these relationships could adversely affect our business, financial condition, and results of operations.

A portion of our customer base and brand recognition in Hong Kong is associated with our offering of DJI drones and our exclusive distribution of HuLa drones developed by Shenzhen High Great Innovation Technology Co., Ltd. (“High Great”). We procure DJI drones through iFlight, which, to our understanding, is a wholly owned subsidiary of DJI. Our relationship with iFlight enables us to attract customers interested in drone technology, as we are, to our knowledge, the primary authorized distributor of DJI educational drones in Hong Kong. Our ability to continue offering DJI drones depends on maintaining a stable commercial arrangement with iFlight. If this relationship is disrupted or terminated, we may lose access to DJI products, which could diminish the appeal of our offerings to existing and prospective customers interested in drone-based learning. If our commercial relationships were to end, other competitors may gain similar authorization, potentially diverting customers away from our offerings.

Additionally, we were the exclusive regional distributor in Hong Kong for HuLa products from January 1, 2024 to December 31, 2024, and are currently the exclusive authorized distributor of HG-F09 (HuLa) products from January 1, 2025 to December 31, 2025. This relationship allows us to differentiate our offerings and benefit from High Great’s expertise in drone and intelligent hardware manufacturing. Any disruption or termination of this exclusive partnership could impact the quality or availability of our hardware offerings, potentially resulting in customer dissatisfaction, increased marketing costs, and reduced competitiveness.

In seeking to maintain or expand similar strategic relationships, we may incur additional costs, such as product procurement expenses or increased marketing expenditures to meet sales performance requirements or to support third-party branding. If we are unable to recover these costs through increased sales or customer acquisition, our profitability may be adversely impacted. Moreover, if our competitors secure similar or more favorable arrangements with drone or hardware providers, our market share and customer retention could be affected.

We collaborate with High Great, as the exclusive authorized distributor, to distribute educational drones under the HuLa brand in Hong Kong. If we fail to maintain or enhance the brand recognition of HuLa, our ability to attract customers and expand our market presence may be negatively impacted, which could adversely affect our financial condition.

We collaborate with High Great to distribute educational drones under the “HuLa” brand. We were the exclusive regional distributor in Hong Kong for HuLa products from January 1, 2024 to December 31, 2024, and are currently the exclusive authorized distributor of HG-F09 (HuLa) products from January 1, 2025 to December 31, 2025. If we fail to maintain or enhance brand recognition for HuLa, it could hinder our ability to attract new customers and retain existing ones, potentially impacting our financial performance. As we target other geographic markets with “HuLa” educational drones, sustaining the brand’s visibility amidst growing competition is critical. Success in maintaining HuLa’s brand recognition depends on effective marketing by our partners, product reliability, and differentiation from competing educational drones.

Customer satisfaction and experience also play a significant role in shaping the brand’s reputation. Efforts to promote and strengthen the HuLa brand involve substantial investment, both by us and our partners, and will continue to require resources. If these activities do not lead to sufficient customer awareness or sales growth, or if the costs outweigh the benefits, achieving a positive return on these investments may be challenging. Failure to effectively build, protect, and maintain the HuLa brand could impede our growth and adversely affect our business outcomes.

If the market for the STEM educational programs and products in Hong Kong develops more slowly than we expect, our revenue may decline or fail to grow, potentially resulting in operating losses.

The market for STEM educational programs and products in Hong Kong is less developed compared to traditional educational tools and methods, and it remains uncertain whether our training programs and related products will gain sustained demand and market acceptance. Our growth depends significantly on the willingness of educational institutions and schools to adopt innovative technologies like those used in our STEM educational training programs. Many of these institutions and schools may have already invested substantial resources in conventional educational approaches, making them hesitant to incorporate new technologies into their systems. Additionally, some institutions and schools may have concerns about the complexities, costs, and risks associated with adopting new solutions, such as compliance with evolving regulations or ensuring the safety of technology use in educational settings. If these organizations do not see the added value of integrating STEM-based learning solutions, the market for our products may fail to develop as anticipated or may grow more slowly than expected, potentially affecting our financial performance.

Our industry is highly competitive, and we may be unable to compete effectively. We may lack sufficient financial or other resources to maintain or improve our competitive position, which may harm our ability to add new customers, retain existing customers and grow our business.

The STEM education industry in Hong Kong and beyond is evolving rapidly and is highly competitive, characterized by constant technological advancements, shifting customer needs, evolving educational standards, and the frequent introduction of new programs and products. We face competition from other education providers, ranging from large global educational companies to local firms, as well as from institutions offering in-house training solutions. With new entrants continually emerging in the STEM education market and existing companies introducing new programs, competition is likely to intensify, which could impact our ability to maintain or expand our customer base and sustain pricing.

We specifically face competition from companies offering similar STEM training programs and products, as well as traditional educational tools that are well-established in the market. Some of our competitors may offer their programs at lower prices, making it challenging to maintain our pricing structure without potentially reducing our margins. Additionally, price pressures could require us to offer discounts or alter our pricing model, which could adversely affect our revenue and profitability.

Many of our existing and potential competitors benefit from significant advantages, such as greater brand recognition, longer operating histories, and larger resources for marketing, customer support, and program development. Competitors with extensive product portfolios may also offer a broader range of educational tools and programs, making them more attractive to schools and institutions. Moreover, the rapid pace of technological change, strategic partnerships among competitors, and market consolidation could further increase competition. Larger companies may invest heavily in research and development, resulting in innovative programs that directly compete with ours. Additionally, mergers, acquisitions, or strategic alliances among our competitors could strengthen their market position, leading to increased pricing pressures, reduced market share for us, and potentially limiting our growth opportunities.

If we fail to improve, upgrade, enhance, or innovate our educational products and programs, our ability to meet evolving customer needs and preferences may be compromised, potentially harming our business.

The market for STEM educational programs and products in Hong Kong is characterized by rapid technological changes, evolving educational standards, and shifting customer expectations. To remain competitive, we must continuously adapt our offerings and ensure that our programs and products keep pace with industry trends and new technologies. Our success depends on our ability to identify and anticipate the evolving needs of our customers — particularly schools and training institutions — and to design solutions that align with those needs.

Our ability to attract new customers, retain existing ones, and drive growth relies heavily on our capacity to continually enhance the functionality, performance, and appeal of our educational products, as well as to develop new programs that resonate with customer preferences. However, predicting customer preferences can be challenging, and there is a risk that upgrades to existing products or new program introductions may not be well-received. If we fail to respond effectively to changing technology and customer demands, the demand for our products could diminish, negatively impacting our revenue and growth prospects.

Additionally, investment in developing new educational programs and technology often involves a long return on investment cycle. We have made, and will continue to make, significant investments in program development and product innovation, dedicating considerable resources before knowing whether these efforts will be commercially successful. Delays in customer purchasing decisions, particularly during periods when new products are being evaluated, could further impact our financial performance.

Our educational solutions must also integrate with a variety of third-party technologies, including learning management systems, software platforms, and hardware. As these technologies evolve, we must continually adapt our products to ensure compatibility and performance. Any changes to these third-party platforms that degrade our product functionality or require costly adjustments could negatively impact the adoption and effectiveness of our offerings. If we are unable to adapt to these changes in a timely and cost-effective manner, our products may become less competitive or even obsolete, which could harm our business and financial results.

Defects or disruptions in our educational products, services, and platforms could diminish demand and expose us to significant liability.

Our customers, including educational institutions and schools in Hong Kong, may rely on our products and services as a core part of their teaching and training activities. Any errors, defects, or disruptions in our educational products, services, or platforms could negatively impact their operations, potentially harming our reputation and brand. Real or perceived issues such as product defects, security vulnerabilities, service interruptions, or errors in our educational programs could result in financial losses for our customers, lead to decreased market acceptance, and adversely affect our sales.

Prolonged or frequent interruptions in the availability or functionality of our products and services could cause customers to view our offerings as unreliable, which could materially harm our reputation and business. Customers may delay or withhold payment, make claims for damages, or choose to terminate their contracts with us, particularly if their operations are impacted by such issues. Additionally, negative feedback from a customer regarding defects or disruptions, especially if shared on social media or other public forums, could further damage our reputation and hinder our ability to attract new customers.

While we include provisions in our customer agreements that aim to limit our liability, there is no guarantee that these will be enforceable or sufficient to protect us from all potential claims, and our insurance coverage may not fully compensate us for any losses. Even unfounded claims could result in costly legal defenses and damage to our brand, making it more challenging to retain or acquire customers.

From time to time, we have identified defects or errors in our products and may discover more in the future, potentially leading to issues like data loss, unauthorized access, or other disruptions for our customers. We strive to address such defects through regular maintenance and updates; however, these efforts may not always resolve all issues, and customers may become dissatisfied with the frequency or duration of service disruptions. If customers choose to cancel contracts, delay payments, or demand refunds or credits due to these issues, our financial results could be adversely affected. Additionally, the costs associated with fixing these defects could be significant, impacting our operational results. Such events could also require us to allocate additional resources to resolve issues, further straining our financial position. Ultimately, any significant disruption or defect could damage our reputation, reduce demand for our educational products and services, and harm our overall business and financial performance.

Our business depends on our ability to maintain and scale our hardware and software offerings, as well as our technical infrastructure. Any significant disruption in the performance of our products could harm our reputation, result in potential loss of customers, and adversely impact our business, operating results, and financial condition.

Our reputation and ability to attract, retain, and serve our customers depend heavily on the reliable performance of our educational products and underlying technical infrastructure. This includes both hardware, such as educational drones, AI robotics kits, 3D printing kits, and software used in our training programs. We have experienced, and may in the future experience, interruptions in the performance of our products, whether related to hardware functionality or software support. Our systems and infrastructure may not always be designed with the redundancy and reliability needed to avoid performance delays or disruptions that could negatively affect our business.

If such disruptions occur, customers may be hesitant to purchase additional products or services from us, limiting our ability to expand our customer base or upsell new solutions. As our product offerings grow and evolve, and as we face increasing demand for our STEM education solutions, we will require greater technical infrastructure, including additional network capacity and computing power. If we fail to scale our infrastructure effectively to meet these demands, customer retention and revenue growth could suffer. Expanding our offerings with new hardware and software features could place strain on our infrastructure, and we may be unable to adapt our systems cost-effectively to accommodate these changes.

Moreover, our business may be vulnerable to interruptions, delays, or failures caused by natural disasters, cyber-attacks, geopolitical events, or other catastrophic incidents. Such events could result in service disruptions or outages for our customers, and we may struggle to restore our technical infrastructure and recover customer data in a timely manner. If a major disruption were to impact our operations, it could severely affect our ability to deliver services, thereby harming our financial results. Additionally, while our operations are primarily based in Hong Kong, any significant local or regional event could impact our capacity to continue normal operations.

Our products and services rely on the stable performance of servers, networks, IT infrastructure, and data processing systems, and any disruption to such infrastructure due to internal or external factors could diminish demand for our offerings, harm our business and reputation, and adversely impact our financial results.

We depend significantly on the reliable performance of our servers, networks, IT infrastructure, and data processing systems to deliver our STEM educational training programs and products effectively. Disruptions to these systems can arise from various internal or external factors, such as inadequate maintenance, hardware failures, cyber-attacks, malicious hacks, human errors, or catastrophic events. Such disruptions could result in negative publicity, delays in market acceptance of our programs, a weakened competitive position, decreased customer retention, or claims from customers for losses they may incur. Additionally, disruptions may lead to the loss, destruction, or unauthorized access to data, including personal information, potentially exposing us to liability under relevant data protection laws.

In the event of such incidents, we may need to allocate additional resources to manage the disruption, mitigate related liabilities, notify regulatory bodies and affected individuals, replace compromised systems or assets, address legal claims, and compensate affected customers. Furthermore, we may not have sufficient insurance coverage to compensate for losses arising from these disruptions. As a result, our reputation could suffer, and our business, financial condition, and operating results could be significantly affected.

We may incur significant expenses in technology and content development to launch new products, programs, and develop new platforms, we may not generate sufficient revenue from new offerings to offset our costs.

We invest considerable resources in developing new educational products and programs, including costs related to technology, content creation, and customer acquisition, as well as new online learning platforms. These investments are necessary to attract new customers and remain competitive in the evolving STEM education market in Hong Kong. However, there is a risk that we may not recover these costs through revenue generated from new offerings. Additionally, delays in launching new programs or products could negatively impact our expected revenue and overall financial performance.

The time required to recover our investment in new offerings depends on factors such as customer acquisition costs, customer retention rates, and the level of market acceptance for our products. Due to the long lead time needed to recoup these investments, unforeseen events beyond our control may arise, leading to customers discontinuing or reducing their use of our programs before we can generate significant revenue. Moreover, our collaborations with third-party partners may not always be exclusive or long-term. As a result, these partners might offer similar products, contents, and services to our competitors, limiting the appeal of our products. If a third-party partner terminates our partnership with them, customers using their branded products, or the services and contents provided by them through our learning platforms may choose to leave, which could further reduce our customer base and adoption rates. These factors could prevent us from fully recovering our investments in new offerings and achieving profitability, ultimately impacting our business and operating results.

Our business may be subject to a variety of laws, regulations, and other obligations regarding data protection in Hong Kong data protection, privacy, and information security laws, regulations, rules, standards, policies, and contractual and other legal obligations, and our customers may also be subject to such laws, regulations and obligatory regulations. Any actual or perceived failure of our products to comply with or enable our customers to comply with such applicable laws and regulations would harm our business, results of operations, and financial condition.

The privacy and security of personally identifiable, personal, sensitive, regulated, or confidential information is a major focus in our industry, and we and our customers that use our products are subject to Hong Kong and possibly foreign privacy and data protection-related laws and regulations that impose obligations in connection with the collection, storage, use, processing, disclosure, protection, transmission, retention and disposal of confidential or sensitive information, including personal data. Laws and regulations governing data privacy, data protection, and information security are constantly evolving, and there has been an increasing focus on privacy and data protection issues with the potential to affect our business. The nature of our business exposes us to risks related to compliance with data protection and information security laws and regulations. Any perceived or actual failure to comply with any of these laws and regulations could result in litigation, enforcement actions, damages, fines and penalties and could harm our reputation and impair our ability to attract and retain our customers, any of which could have a material adverse effect on our business, financial condition, results of operations or prospects.

For example, we may be subject to a variety of laws and other obligations regarding data protection in Hong Kong. The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO”) came into force on 20 December 1996. The PDPO states that any person who controls the collection, holding, processing, or use of personal data (the “data user”) shall not do any act, or engage in a practice, that contravenes any of the data protection principles set out in Schedule 1 to the PDPO (the “Data Protection Principles”) unless the act or practice, as the case may be, is required or permitted under the PDPO. Personal data means any data (a) relating directly or indirectly to a living individual; (b) from which it is practicable for the identity of the individual to be directly or indirectly ascertained; and (c) in a form in which access to or processing of the data is practicable. The Data Protection Principles set out that (1) personal data must be collected in a lawful and fair way for a purpose directly related to a function or activity of the data user. Data subjects must be notified of the purpose for which the data is to be used and the classes of persons to whom the data may be transferred. Data collected should be adequate but not excessive; (2) personal data must be accurate and should not be kept for a period longer than necessary for the fulfillment of the purpose for which the data is or is to be used; (3) personal data must be used for the purpose for which the data is collected or for a directly related purpose unless voluntary and explicit consent with a new purpose is obtained from the data subject; (4) a data user shall take practicable steps to safeguard any personal data held against unauthorized or accidental access, processing, erasure, loss or use; (5) a data user shall take practicable steps to ensure that its policies and practices in relation to personal data, the kind of personal data it holds and the main purposes for which the personal data is or is to be used for are made known to the public; and (6) a data shall be entitled to request access to personal data and must be allowed to correct the personal data if it is inaccurate. Moreover, the Personal Data (Privacy) (Amendment) Ordinance 2021 (the “PDPAO”) came into effect on 8 October 2021. It amends the PDPO, particularly to: (i) criminalize doxing, i.e. unconsented disclosure of personal information of targeted individuals and groups; (ii) introduce a cessation notice regime to tackle doxing with extra-territorial reach; and (iii) substantially expand the investigation and enforcement powers of the Privacy Commissioner for Personal Data, in contexts beyond doxing.

Advised by our Hong Kong counsel, Bird & Bird, we are of the view that we are not likely to be in breach of the PDPO and the PDPAO for the following reasons: (i) all of our customers are institutional users who are using our products and services without the need of providing the personal information of individuals, and (ii) we possess minimum amount, if not none of the personal information in our business operations. Nonetheless, we are subject to laws and regulations relating to the collection, storage, use, processing, transmission, retention, security and transfer of personal information and other data. While we strive to comply with all applicable privacy, data protection and information security laws and regulations, as well as our contractual obligations, posted privacy policies and applicable industry standards, such laws, regulations, obligations and standards continue to evolve and are becoming increasingly complex, and sometimes conflict among the various jurisdictions and countries in which we operate, which makes compliance challenging and expensive. The interpretation and application of laws, regulations and standards on data protection and privacy are still uncertain and evolving. We cannot assure you that the governmental authorities will not interpret or implement the laws or regulations in ways that negatively affect us. We may be subject to investigations and inspections by government authorities regarding our compliance with laws and regulations on data privacy, and we cannot assure you that our practices will always fully comply with all applicable rules and regulatory requirements. We also may be bound by contractual obligations relating to our collection, use, processing and disclosure of personal, financial and other data or may find it necessary or desirable to join industry or other self-regulatory bodies or other privacy or data protection-related organizations that require compliance with their rules pertaining to privacy and data protection.

Moreover, existing Hong Kong and foreign privacy and data protection-related laws and regulations are evolving and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current or enact new laws and regulations regarding privacy and data protection-related matters. Additionally, our customers may be subject to differing privacy laws, rules and legislation, which may mean that they require us to be bound by varying contractual requirements applied to certain other jurisdictions. As we expand our services and customer base internationally beyond Hong Kong in the future, because global laws, regulations and industry standards concerning privacy and data security have continued to develop and evolve rapidly, it is possible that we or our products, software or platform may not be, or may not have been, compliant with each such applicable law, regulation and industry standard and compliance with such new laws or to changes to existing laws may impact our business and practices, require us to expend significant resources to adapt to these changes, or to stop offering our products in certain countries. These developments could adversely affect our business, results of operations and financial condition.

Any failure or perceived failure by us, or any third parties with whom we do business, to comply with laws, regulations, policies, industry standards or contractual or other legal obligations relating to privacy, data protection or information security may result in governmental investigations, inquiries, enforcement actions and prosecutions, private litigation, fines and penalties, adverse publicity or potential loss of business. The negative publicity of us or our industry regarding actual or perceived violations of our end users’ privacy-related rights, including fines and enforcement actions against us or other similarly placed businesses, also may impair users’ trust in our privacy practices and make them reluctant to give their consent to share their data with us. Any inability to adequately address data privacy or security-related concerns, complaints, inquiries or allegations when they arise, even if unfounded, or to comply with applicable laws, regulations, standards and other obligations relating to data privacy and security, could result in additional cost and liability to us, harm our reputation and brand, damage our relationships with consumers and have a material and adverse impact on our business, financial condition and results of operations. In addition, due to data privacy or data security concerns, our ability to retain or increase our user base and user engagement may be materially and adversely affected, we may not be able to maintain or grow our revenue as anticipated and our financial results could be materially and adversely affected.

Future restrictions on the collection, use, processing, storage, sharing or disclosure of sensitive or personal information could require us to incur additional costs or modify our platform and could limit our ability to develop new functionality. While we strive to comply with our internal data privacy guidelines as well as all applicable data privacy and security laws and regulations and contractual obligations in respect of personal information, there is no assurance that we are able to comply with these laws, regulations and contractual obligations in all respects. Complying with these requirements and changing our policies and practices may be onerous and costly, and we may not be able to respond quickly or effectively to regulatory, legislative or other developments. Any failure or perceived failure by us, external service providers or business partners to comply may result in proceedings or actions against us, including fines and penalties or enforcement orders (including orders to cease processing activities) being levied on us by government agencies or proceedings or actions against us by our business partners, customers or end-users, including class action privacy litigation in certain jurisdictions, and could damage our reputation and discourage current and future users from using our products and services, which could materially and adversely affect our business, financial condition and results of operations. In addition, compliance with applicable laws on data privacy requires substantial expenditure and resources, including to continually evaluating our policies and processes and adapting to new requirements that are or become applicable to us on a jurisdiction-by-jurisdiction basis, which would impose significant burdens and costs on our operations or may require us to alter our business practices. Concerns about the security of personal information also could lead to a decline in general Internet usage, which could result in a decrease in demand for our products and services and have a material and adverse effect on our business, financial condition and results of operations. Furthermore, if the local government authorities in our target markets require real-name registration for users of our platform, the growth of our customer and end-user bases may slow down, and our business, financial condition, and results of operations may be adversely affected.

Evolving global laws, regulations and standards, including data privacy regulations and data localization requirements, may limit the use and adoption of our services globally, expose us to liability, or otherwise adversely affect our business and international growth.

Various governmental bodies or agencies have in the past adopted, and may in the future adopt, laws and regulations affecting the use of the Internet as a commercial medium. These laws and regulations could impact taxation, internet neutrality, tariffs, content, copyright protection, distribution, electronic contracts and other communications, consumer protection and data privacy, and the characteristics and quality of services we offer. Legislators and regulators may make legal and regulatory changes or apply existing laws in ways that require us to incur substantial costs, expose us to unanticipated civil or criminal liability, or cause us to change our business practices. Because the interpretation and application of laws, regulations, standards and other obligations relating to data privacy and security are still uncertain, it is possible that these laws, regulations, standards and other obligations may be interpreted and applied in a manner that is inconsistent with our data processing practices and policies or the features of our products and services. If so, in addition to the possibility of fines, lawsuits, complaints, inquiries, allegations, regulatory investigations, public censure, other claims and penalties, and significant costs for remediation and damage to our reputation, we could be materially and adversely affected if legislation or regulations are expanded to require changes in our data processing practices and policies or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively impact our business, financial condition and results of operations. Furthermore, the developing requirements relating to clear and prominent privacy notices (including in the context of obtaining informed and specific consent to the collection and processing of personal information, where applicable) may potentially deter end users from consenting to certain uses of their personal information.

As we expand internationally from Hong Kong into new industries and regions, we will likely need to comply with new requirements to compete effectively. The uncertainty and changes in the requirements of multiple jurisdictions may increase the cost of compliance, delay or reduce demand for our services, restrict our ability to offer services in certain locations, impact our customers’ ability to deploy our solutions in certain jurisdictions or subject us to sanctions regulators, all of which could harm our business, financial condition and results of operations. Additionally, although we endeavor to have our products and platform comply with applicable laws and regulations, these and other obligations may be modified, they may be interpreted and applied in an inconsistent manner from one jurisdiction to another, and they may conflict with one another, other regulatory requirements, contractual commitments, or our internal practices.

Our future international expansion may render us susceptible to risks associated with international sales and the use of our platform in various countries.

We currently have most of our customers and operations in Hong Kong. Part of our growth strategy is to further expand our operations and customer base internationally. We plan to adapt and develop strategies to break into new geographic markets, but such efforts may not be successful. Our international expansion and development in new jurisdictions may expose us to risk related to staffing and managing cross-border operations, reduced brand awareness in new markets and lack of acceptance of our products and services, competition with established local competitors and increased costs and difficulty protecting intellectual property and sensitive data, political risks, tariffs and other trade barriers, differing and potentially adverse tax consequences, increased and conflicting regulatory compliance requirements (including with respect to privacy, security and labor), challenges caused by distance, language and cultural differences, exchange rate risk and political instability. Accordingly, our efforts to develop and expand the geographic coverage of our operations may not be successful, which could limit our ability to expand our operation, market shares, and/or business. Furthermore, our sales and the use of our platform in various countries subject us to risks that include, but are not limited to:

•        the difficulty of managing and staffing international operations and the increased operations, travel, infrastructure and legal compliance costs associated with servicing international customers and operating numerous international locations;

•        difficulties in managing systems integrators and technology partners;

•        differing technology standards and development status;

•        our ability to effectively price our products in competitive international markets;

•        new and different sources of competition or other changes to our current competitive landscape;

•        understanding and reconciling different technical standards, data privacy and telecommunications regulations, registration and certification requirements outside of Hong Kong, which could prevent customers from deploying our products or limit their usage;

•        our ability to comply with laws, regulations and industry standards relating to data privacy, data localization and security enacted in countries and other regions in which we operate or do business;

•        potentially greater difficulty collecting trade receivable and longer payment cycles;

•        higher or more variable network service provider fees outside of Hong Kong;

•        the need to adapt and localize our products, services, and platforms for specific countries;

•        the need to offer customer support in various languages;

•        lack of familiarity and burdens and complexity involved with complying with multiple, conflicting and changing foreign laws, standards, regulatory requirements, tariffs, export controls and other barriers;

•        greater difficulty in enforcing contracts, including our universal terms of service and other agreements;

•        differing labor law and regulations;

•        reduced or uncertain protection for intellectual property rights in certain countries, or more limited protection for intellectual property rights in some countries;

•        changes in international trade policies, tariffs and other non-tariff barriers, such as quotas and local content rules;

•        compliance with (1) tax regulations in the countries in which we will operate, including the complexities of foreign value-added tax (or other tax) systems and restrictions on the repatriation of earnings, which may lead to unintended abusive planning, penalties and reputational risk, or being deemed a permanent establishment and (2) payment obligations of tax on digital services in jurisdictions where we do not have a legal presence;

•        currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we chose to do so in the future;

•        restrictions on the transfer of funds;

•        deterioration of political relations between the PRC and other countries; and

•        political or social unrest or economic instability in a specific country or region in which we operate, which could have an adverse impact on our operations in that location.

These factors may cause our international costs of doing business to exceed our comparable domestic costs and may also require significant management attention and financial resources. Our future expansion efforts that we undertake may not be successful. Our failure to manage any of these risks successfully could harm our international operations, and adversely affect our business, results of operations and financial condition. If we invest substantial time and resources to expand our international operations and are unable to do so successfully, our business and operating results will suffer.

If we fail to offer high-quality customer support, our business and reputation could suffer.

Our customers depend on our customer support team to assist them in deploying our products and services effectively, help them resolve post-deployment issues quickly and provide ongoing support. High-quality support is important for the renewal and expansion of our agreements with existing customers. The importance of high-quality customer support will increase as we expand our business and pursue new customers. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to renew our service with the existing customers and to gain new customers could suffer and our reputation with existing or potential customers could be harmed.

As we grow our customer base, we will need to further invest in and expand our customer support teams, which could strain our resources and reduce profit margins. If we do not devote sufficient resources or otherwise do not help our customers adopt our products and services, quickly resolve any post-implementation matters, and provide effective ongoing support and training, our ability to expand sales to existing and future developers and customers and our reputation would be adversely affected. Our support teams may also face additional challenges associated with our contemplated international expansion operations, including those associated with delivering support and documentation in multiple languages. Increased demand for the developer and customer support, without corresponding revenue, could increase costs and adversely affect our business, operating results and financial condition. Any failure to maintain high-quality developer and customer support, or a market perception that we do not maintain high-quality developer and customer support, could adversely affect our reputation, business, operating results and financial condition.

We are exposed to the concentration risk of reliance on our largest supplier, and any shortage of, or delay in, the supply may significantly impact on our business and results of operation.

We purchase drones and drone parts and accessories as well as robotics products from our suppliers. For the six months ended December 31, 2024, we purchased from iFlight, Shenzhen High Great Innovation Technology Development Co., Ltd., and X-Mind (Shenzhen) Technology Co., Ltd, which represented 15.67%, 21.09% and 11.54% of our total cost of revenues, respectively. For the six months ended December 31, 2023, we purchased from iFlight and X-Mind (Shenzhen) Technology Co., Ltd, which represented 58.26% and 4.42% of our total cost of revenues, respectively.

For the year ended June 30, 2024, we purchased from iFlight, Shenzhen High Great Innovation Technology Development Co., Ltd., and Next Education Limited, which represented 43.98%, 12.71%, and 7.88% of our total cost of revenues, respectively. For the fiscal year ended June 30, 2023, we purchased from iFlight, Next Education Limited, and Feiyang Meta Technology Limited, which represented 38.15%, 19.18%, and 17.92% of our total cost of revenues, respectively. Notably, one of our major suppliers during FY2024 and FY2023, Next Education Limited, was a related party. For more details, please see “Related Party Transactions” on page 112 of this prospectus.

We believe we have a solid relationship with our suppliers. We do not expect the prices of the drone and robotics products to vary greatly over time. Nonetheless, our business, financial condition and operating results depend on the continuous supply of products from our major suppliers and our continuous supplier-customer relationship. Therefore, our heavy reliance on our largest supplier for the supply of our products will have a significant impact on our business and results of operation in the event of any shortage of, or delay in the supply. For more details, see “Business — Our Suppliers” on page 94 of this prospectus and “Note 2. Summary of Significant Accounting Policies — Concentration of Risk” of our consolidated financial statements on page F-13.

We have not entered into long-term sales agreements with our customers and rely on demands from our major customers and our sales may fluctuate subject to our customers’ demands.

Our operating subsidiary, Ask Idea, does not enter into any long-term (more than one year) agreements with our customers, and their purchases are made on an order-by-order basis. Our business with our customers has been, and we expect it will continue to be, conducted based on the actual orders received from time to time. Accordingly, the number of purchase orders we receive from our customers may fluctuate from time to time, making it difficult for us to project future purchase orders. Our success depends on receiving continuous purchase orders from our customers. If, for any reason (including product quality or product price), our customers no longer place purchase orders with us at the same level or on similar terms which they have historically done so, or at all, in the future (for example, in the event of a decrease in customers’ end products due to economic downturn), or purchasers remove us from their list of nominated suppliers to their manufacturers which can no longer purchase our products. If we are unable to obtain purchase orders in substitution or develop new customers, our business may be materially and adversely affected.

We face fierce competition from other players in the STEM education market in Hong Kong.

The market for STEM education in Hong Kong is highly fragmented and competitive, with numerous small to medium-sized providers offering similar educational products and services. While we maintain a competitive edge through our specialized offerings, we still face strong competition from both local and international players in the STEM education market. This competitive environment may require us to adjust our pricing strategies and profit margins to retain our market position. If we are unable to effectively differentiate our products and programs from those of our competitors, we may struggle to maintain our customer base and market share. In such a case, our business, financial condition, and operating results could be adversely affected.

If we are unable to hire, retain and motivate qualified personnel, our business will suffer.

Our success depends, in part, on our ability to continue to attract and retain highly skilled personnel. The inability to attract or retain qualified personnel or delays in hiring required personnel may seriously harm our business, financial condition and operating results. Our ability to continue to attract and retain highly skilled personnel, specifically employees with software development, and technical, information technology engineering skills and employees with high levels of experience in designing and developing software and internet-related services, will be critical to our future success. Competition for highly skilled personnel in Hong Kong (or for the countries in which we operate in the future) can be intense due in part to the more limited pool of qualified personnel, and we have experienced difficulties hiring employees from foreign jurisdictions. As our operations expand and experience growth, we will require additional employees to sustain the increased use of our platform and services. We may not be successful in attracting and retaining qualified personnel. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business, and future growth prospects could be severely harmed.

We are dependent on the continued services and performance of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results and financial condition.

Our success depends substantially upon the continued services of our executive officers and other key members of management, particularly our Chief Executive Officer and other key employees, to execute our business plan and to identify and pursue new opportunities and product innovations. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives. Such changes in our executive management team may be disruptive to our business. The loss of one or more of our executive officers or key employees could have a serious adverse effect on our business, causing significant delays or preventing the achievement of our strategic objectives.

We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period; therefore, they could terminate their employment with us at any time. In addition, some of the members of our current senior management team have only been working together for a short period of time, which could adversely impact our ability to achieve our goals. From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives, which could disrupt our business. The loss of the services of one or more of our senior management or other key employees for any reason could adversely affect our business, financial condition and operating results and require significant amounts of time, training and resources to find suitable replacements and integrate them within our business and could affect our corporate culture. If we fail to attract new personnel or fail to retain and motivate our current personnel, it could adversely affect our business and future growth prospects.

There are risks for which our insurance policies may not adequately cover or for which we have no insurance coverage. Insufficient insurance coverage or the materialization of such uninsured risks could adversely affect us.

Our insurance policies may not adequately cover all risks to which we are exposed. We do not maintain any business interruption or key person life insurance. In addition, we cannot guarantee that we will be able to maintain our insurance policies in the future or that we will be able to renew them at reasonable prices or on acceptable terms, which may adversely affect our business and the trading price of our Ordinary Shares. Moreover, we are subject to risks for which we are uninsured, such as war, acts of God, including hurricanes, other force majeure events and breaches of the security of our systems by hackers. If certain damaging events occur and we are not adequately insured against them, they may, individually or together, adversely affect our results of operations and require us to commit significant cash resources to cover such losses. See “Business — Insurance.”

We may be subject to various legal proceedings which could adversely affect our business, financial condition or results of operations.

We may be involved in various legal proceedings, investigations and similar matters from time to time arising from tax, civil and labor claims, amongst others. Such matters can be time-consuming, divert management’s attention and resources and cause us to incur significant expenses. Any insurance or indemnities that we may have may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. If we are unsuccessful in our defense in these legal proceedings, we may be forced to pay damages or fines, enter into consent decrees or change our business practices, any of which could adversely affect our business, financial condition or results of operations. In addition, certain legal proceedings may result in negative publicity or affect our reputation. As of the date of this prospectus, we are not involved in any legal proceedings.

In addition, media coverage and public statements that insinuate improper actions by us or our subsidiaries, regardless of their factual accuracy or truthfulness, may result in negative publicity or legal proceedings. Addressing negative publicity and any resulting legal proceeding may distract management, increase costs and divert resources. Negative publicity may have an adverse impact on our reputation or the morale of our employees, which could adversely affect our business, financial condition and results of operations.

If we are unable to properly manage our growth, our results may be adversely affected.

We may fail to correctly estimate, qualitatively or quantitatively, the costs and risks associated with our expansion, and can offer no assurance that our systems, procedures, business processes and management controls are sufficient to support the expected rapid expansion of our operations, including expansion to new markets and verticals. We cannot assure you that our current and planned systems, procedures and controls, personnel and third-party relationships will be adequate to support our future operations. In addition, we have entered and may enter into new lines of business that may involve complexities associated with the new products, services and regulations, which could place a strain on our management and operational and financial resources in the future. If we fail to successfully manage growth, our results of operations may be adversely affected.

We may experience difficulties in achieving our acquisition strategy, which could divert management’s attention, result in operating difficulties and dilution to our shareholders and otherwise disrupt our operations and adversely affect our business, operating results or financial position.

We may, from time to time, acquire businesses, products, services and technologies. Any transactions we enter into could be material to our financial condition and the results of operations. The success of an acquisition or investment will depend on our ability to make accurate assumptions regarding the valuation, operations, growth potential, integration and other factors related to that business. Our acquisitions or investments may not produce the results that we expect at the time we enter into, or complete a given transaction, or may create unforeseen operating difficulties and expenditures.

We may also experience difficulties integrating the personnel of the acquired company into our business and culture. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for the development of our existing business. Key personnel of the acquired companies may choose not to work for us, their software may not be easily adapted to work with ours, or we may have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise. The anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown risks or liabilities, such as:

•        use of resources that are needed in other areas of our business;

•        the acquisition may not promote our business strategy as we expected, we may not be successful in integrating an acquired business or technology as successfully as expected, such integration may require spending more resources or we may not receive the expected return on our investments;

•        the difficulty incorporating acquired technologies or products with our existing product lines, as well as maintaining uniform standards, architecture, controls, procedures and policies;

•        in the case of an acquisition, coordination of product, software engineering, and selling and marketing functions, including difficulties and additional expenses associated with supporting legacy services and products of the acquired company and difficulty converting the customers of the acquired company onto our platform and contract terms, including disparities in the revenues, licensing, support or professional services model of the acquired company;

•        in the case of an acquisition, retention and integration of employees from the acquired company;

•        unforeseen costs or liabilities;

•        adverse effects to our existing business relationships with partners and customers as a result of the acquisition or investment; we may have cost overruns resulting from the continued support and development of acquired products, from general and administrative functions that support new business models or from associated regulations that prove to be more complicated than originally expected;

•        the possibility of adverse tax consequences;

•        litigation or other claims arising in connection with the acquired company or investment; and

•        in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries.

We may spend time and capital on acquisitions that do not increase our revenue. To the extent we pay the purchase price of any acquisition in cash, any such purchase would reduce our cash reserves, and to the extent the purchase price is paid with any of our shares, it could be dilutive to our shareholders. To the extent we pay the purchase price with proceeds from the incurrence of debt, any such purchase would increase our level of indebtedness and could negatively affect our liquidity, restrict our operations and materially adversely affect our results of operations. Our competitors may be willing or able to pay more than us for acquisitions, which may cause us to be unable to take advantage of certain acquisition opportunities.

The occurrence of any of these events could materially adversely affect our business, operational results, financial condition or cash flow, especially with respect to a large acquisition or several concurrent acquisitions.

We may not be able to identify acquisition or investment opportunities that meet our strategic objectives, or to the extent such opportunities are identified, we may not be able to negotiate terms with respect to the acquisition or investment that are acceptable to us. At this time, we have made no commitments or agreements with respect to any such transaction.

We may be unable to implement our future business plans and objectives successfully.

Our future business plans may be hindered by factors beyond our control, such as competition within the industry we operate; our ability to cope with high exposure to financial risk, operational risk, market risk, and credit risk as our business and customer base expands; and our ability to provide, maintain, and improve the level of human and other resources in servicing our customers. As such, we cannot assure that our future business plans will materialize, that our objectives will be accomplished fully or partially, or that our business strategies will generate the intended benefits to us as initially contemplated. If we fail to implement our business development strategies successfully, our business performance could be materially and adversely affected.

We may, in the future, pursue acquisitions and joint ventures as part of our growth strategy. Any future acquisition or joint venture may result in exposure to potential liabilities of the acquired companies and significant transaction costs, and it may also present new risks associated with entering additional markets or offering new products or services and integrating the acquired companies or newly established joint ventures. Moreover, we may not have sufficient management, financial, and other resources to integrate companies we acquire or to successfully operate joint ventures, and we may be unable to profitably operate our expanded company structure. Additionally, any new business that we may acquire or joint ventures we may form, once integrated with our existing operations, may not produce the expected or intended results.

We may require additional financing to support our future capital requirements. Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Our failure to raise capital when needed could harm our business, operating results and financial condition. Debt or equity issued to raise additional capital may reduce the value of our Ordinary Shares.

We have funded our operations since inception primarily through equity and debt financings and payments by our customers for the use of our platform and related services. We cannot be certain when or if our operations will generate sufficient cash to fund our ongoing operations or the growth of our business.

We intend to continue to make investments to support our business and may require additional funds. In particular, we may seek additional funds to develop new products and enhance our platform and existing products, expand our operations, including our sales and marketing organizations and our presence outside of Hong Kong, improve our infrastructure or acquire complementary businesses, technologies, services, products and other assets. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition. If we incur additional debt, the debt holders could have rights senior to holders of Ordinary Shares to make claims on our assets. If we raise additional funds through future issuances of equity or convertible debt securities, our shareholders may experience dilution, and the new equity securities could have rights senior to those of our Ordinary Shares. Because our decision to issue securities in the future offering will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, our shareholders bear the risk of future issuances of debt or equity securities reducing the value of our Ordinary Shares and diluting their interest.

We could incur substantial costs in maintaining, enforcing, protecting or defending our intellectual property and proprietary rights. Failure to adequately obtain, maintain, enforce and protect our intellectual property and proprietary rights could impair our competitive position and cause us to lose valuable assets, experience reduced revenue and incur costly litigation.

Our success depends, in part, on our ability to protect our brand, trade secrets, trademarks, patents, domain names, copyrights and proprietary methods and technologies, whether registered or not, that we develop under patent and other intellectual property laws of Hong Kong and other jurisdictions, so that we can prevent others from using our inventions and proprietary information. We rely on a combination of trade secrets, trademarks, copyrights, patents laws, contractual provisions with our employees, consultants, suppliers, third-party contractors and third parties with whom we have relationships, trademarks, service marks and copyrights in an effort to establish and protect our intellectual property and proprietary rights. However, the steps we take to protect our intellectual property and intellectual property laws may be inadequate, breached, may offer only limited protection, and may not adequately permit us to gain or keep any competitive advantage. Third parties may misappropriate, disclose, obtain, copy or use our intellectual property or other proprietary rights or technology without our authorization, or otherwise violate our intellectual property and proprietary rights and we may be required to spend significant resources to monitor, protect and enforce our intellectual property rights. Policing unauthorized use of our technologies, trade secrets and intellectual property is difficult, expensive and time-consuming. If we fail to meaningfully protect our intellectual property and proprietary rights, our business, operating results and financial condition could be adversely affected. Despite our efforts to protect our intellectual property and proprietary rights, there can be no guarantee that such rights will be sufficient to protect against others offering products or services that are substantially similar to ours, independently developing similar products, duplicating any of our products, other adopting trade names similar to ours, competing with our business or attempting to copy aspects of our technology and using information that we consider proprietary, thereby impeding our ability to promote our platform and possibly leading to customer confusion.

In addition to registered intellectual property rights, we rely on non-registered proprietary information and technology. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection and the approach we select may ultimately prove to be inadequate. In order to protect our proprietary information and technology, we rely in part on confidentiality agreements with our employees, consultants, third-party developers, partners, and other parties who create intellectual property on our behalf and enter into confidentiality agreements with our employees, consultants, strategic and business partners and other parties who have access to our confidential information. However, these agreements may not be effective in controlling access to and distribution of our proprietary information and intellectual property, may not be self-executing, sufficient in scope or enforceable, and these agreements do not prevent our competitors or partners from independently developing technologies that are equivalent or superior to our platform. We also cannot guarantee that we have entered into such agreements with all parties who may have or have had access to our proprietary and confidential information or otherwise developed intellectual property for us or that the agreements we have entered into will not be breached. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources in connection with intellectual property-related disputes, could delay further sales or the implementation of our platform, impair the functionality of our platform, delay introductions of new functionality to our platform, resulting in the substitution of inferior or more costly technologies into our platform, or injure our reputation.

If we elect to file patent applications in the future, we may be unable to obtain patent protection for the technology covered in our patent applications or obtain the coverage originally sought. In addition, any patents issued in the future may not provide us with competitive advantages or may be successfully challenged by third parties, which could result in them being narrowed in scope or declared invalid or unenforceable. It is also possible that third parties, including our competitors, may obtain patents relating to technologies that overlap or compete with our technology. If third parties obtain patent protection with respect to such technologies, they may assert that our technology infringes their patents and seek to charge us a licensing fee or otherwise preclude the use of our technology or file a suit against us. Any of our patents, trademarks or other intellectual property rights may lapse, be abandoned, be challenged, or circumvented by others or be invalidated through administrative process or litigation.

We also may be unable to obtain trademark protection for our products and brands, and our trademarks that are currently in the process of registration, and any trademarks that may be used in the future, may not provide us with competitive advantages or distinguish our products and services from those of our competitors. In addition, our trademarks may be contested or found unenforceable, weak or invalid, and we may not be able to prevent third parties from infringing or otherwise violating them.

Currently, all of our operations and customers are based in Hong Kong. If we expand our international presence, our exposure to unauthorized copying and use of our platform and proprietary information may increase. Moreover, effective trademark, copyright, patent and trade secret protection may not be available or commercially feasible in every country in which we conduct business, as the laws of certain foreign countries may not protect intellectual property rights and technology to the same extent as the laws of the United States or Hong Kong. Further, intellectual property law, including statutory and case law, is constantly developing and changes in, or unexpected interpretations of, intellectual property laws could make it harder for us to enforce our rights. Third parties may also legitimately and independently develop products, services and technology similar to or duplicative of our products and solutions.

We may be subject to claims by third parties that we have infringed, misappropriated, or otherwise violated their intellectual property. Such litigation could result in the impairment or loss of portions of our intellectual property and require us to, among other things, redesign or stop providing our products, pay substantial amounts to satisfy judgments or settle claims or lawsuits, pay substantial royalty or licensing fees, or satisfy indemnification obligations that we have with certain parties with whom we have commercial relationships. We may be required to change, in whole or in part, certain of our products that have allegedly infringed upon the intellectual property rights of third parties. Any changes to our products or to revenue attributable to any of our products that are in violation of others’ intellectual property rights may materially adversely affect our results of operations, reputation and the demand for our products. In addition, such changes may require attention from our management, cause us to incur additional legal expenses, or in some cases, require us to create reserves, all of which may materially adversely affect us. Furthermore, litigation may be necessary to enforce our intellectual property rights and protect our trade secrets. Litigation brought to defend, protect, or enforce our intellectual property rights could be costly, time-consuming and distracting to management, regardless of the outcome. Enforcement of our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property. Many companies may have the capability to dedicate greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. In addition, because of the substantial discovery required in connection with intellectual property litigation, our confidential or sensitive information could be compromised by disclosure in such litigation. There could also be public announcements regarding the results of such litigation and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Ordinary Shares.

We expect to incur research and development costs to develop new products, which could significantly reduce our profitability and may never result in revenue.

Our future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products and solutions that achieve market acceptance. We have incurred, and plan to continue to incur, significant research and development costs in the future as part of our efforts to design, develop, manufacture and introduce new products and enhance existing products. Our research and development efforts may not produce successful results, and our new products may not achieve market acceptance, create additional revenue or become profitable.

We may incur losses or experience disruption of our operations as a result of act of God, unforeseen or catastrophic events, including pandemics, terrorist attacks, or natural disasters.

Our business could be materially and adversely affected by catastrophic events or other business continuity problems, such as natural or man-made disasters, pandemics such as COVID-19, Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, political unrest, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or Internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to operate, including communicating with customers and the relevant listing authorities. For example, epidemics threaten people’s lives and may adversely affect their livelihood as well as their living and consumption patterns. The occurrence of an epidemic is beyond our control, and we cannot assure you that the outbreak of coronavirus (including COVID-19), severe acute respiratory syndrome, the H5N1 strain of avian influenza, the H1N1 strain of swine flu, the Zika virus or any other epidemics or pandemics will not happen. Any epidemic or pandemic occurring, such as the most recent outbreak of COVID-19, in the PRC, Hong Kong, Taiwan and Macau, or even in areas outside of the PRC, Hong Kong, Taiwan and Macau, may severely affect and restrict the level of economic activity as the government may impose regulatory administrative measures quarantining affected areas or other measures to control the outbreak of the disease, which in turn may adversely affect our business, financial condition and results of operations.

Our headquarter is located in Hong Kong, where our directors and management and all of our employees currently reside. Consequently, we are highly susceptible to factors adversely affecting Hong Kong. A disaster or a disruption in the infrastructure that supports our businesses, a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or a disruption that directly affects our headquarter, could have a material adverse impact on our ability to continue to operate our business without interruption. Our business could also be adversely affected if our employees are affected by pandemics. In addition, our results of operations could be adversely affected to the extent that any pandemic harms the Chinese or Hong Kong economy in general. The incidence and severity of disasters or other business continuity problems are unpredictable, and our inability to timely and successfully recover could materially disrupt our businesses and cause material financial loss, regulatory actions, reputational harm, or legal liability.

Inflation, especially the increases in labor costs, may adversely affect our business and results of operations.

The economy in Hong Kong and globally has experienced general increases in inflation and labor costs in recent years. As a result, average wages in Hong Kong and certain other regions are expected to continue to increase. In addition, we are required by Hong Kong laws and regulations to pay various statutory employee benefits, including mandatory provident funds for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to fines and other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increasing labor costs, our financial condition and results of operations may be adversely affected.

Our costs and expenses may remain constant or increase even if our revenues decline.

A significant portion of our operating costs, including salary and rent, is fixed. Accordingly, a decrease in our revenues could result in a disproportionately higher decrease in our earnings because our operating costs and expenses may not decrease proportionately. In addition, our staff costs and rent may increase over time. However, we cannot assure you that we have the ability to pass increased costs on to our customers through service fee increases as it depends on a variety of factors beyond our control, such as the global economic environment and stock market conditions. Therefore, our costs and expenses may remain constant or increase even if our revenues decline, which would adversely affect our net margins and results of operations.

Our management team lacks experience in managing a U.S. public company and complying with laws applicable to such a company, the failure of which may adversely affect our business, financial condition and results of operations.

Our current management team lacks experience in managing a U.S. publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to U.S. public companies. Prior to the completion of this Offering, we were a private company operating our businesses in Hong Kong. As a result of this Offering, our company will become subject to significant regulatory oversight and reporting obligations under the federal securities laws and the scrutiny of securities analysts and investors, and our management currently has no experience in complying with such laws, regulations and obligations. Our management team may not successfully or efficiently manage our transition to becoming a U.S. public company. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

Our executive officers and directors hold or may have served certain management positions and directorships of other companies, including related parties, which may result in potential conflicts of interest and divert their time and attention from our business. This could have a negative impact on our ability to implement our plan of operation.

Our executive officers and directors currently serve, have previously held or may, from time to time, serve in positions as officers or directors of other companies, for which they may be entitled to substantial compensation, which may result in a conflict of interest in allocating their time between our operations and their other businesses. Pursuant to their employment agreement, they are employed with the Company on a full-time basis, but shall be permitted to participate in certain limited business activities. Subject to our Board’s prior approval, they may serve as an officer, stakeholder, or member of the board of directors or advisory board (or the equivalent in the case of a non-corporate entity) of non-competing for-profit businesses and charitable organizations, provided, however, that such activities do not materially interfere, individually or in the aggregate, with the performance of their duties and responsibilities to the Company.

For example, EDU Blockchain, which is a related party as disclosed in “Related Party Transactions” beginning on page 112 of this prospectus, is an entity outside of our Group in which certain of our directors and officers hold or previously held positions. Our Chief Financial Officer previously served as the chief financial officer at EDU Blockchain but has since resigned from that role. He has received compensation from EDU Blockchain for his role as the chief financial officer from March 2024 to March 2025. Our Chief Executive Officer has served as a director of EDU Blockchain since January 2024, but has not received any compensation from EDU Blockchain. Our Chairman of the Board also serves as the chairman of EDU Blockchain, and has received compensation from EDU Blockchain. Our Chief Operating Officer has served as the director of EDU Blockchain since September 2022, but he has never received any compensation from EDU Blockchain. Following the Reorganization of the Group in preparation for the initial public offering, EDU Blockchain ceased to have any substantive operations or material assets. As a result, we believe that EDU Blockchain presents minimal risk of conflicts of interest or diversion of management attention.

As of the date of this prospectus, except for the directorships held by our Chairman of the Board, Chief Executive Officer, and Chief Operating Officer at EDU Blockchain, none of our executive officers serve in board or management positions at entities identified as related parties under the “Related Party Transactions” section. For details on the entity(ies) that have a member of key management in common with the Company, please see “Related Party Transactions” on page 112 of this prospectus, including the table on page 112 identifying major related parties and their respective relationships with the Company.

The existing external commitments and any future commitments of our executive officers to other companies may potentially divert their significant time and attention away from the strategic and operational needs of our company. Their divided focus could lead to delays in decision-making, hinder effective communication within our Company, give rise to potential conflicts of interest, and introduce a divergence in priorities, consequently impacting the overall efficacy of leadership. Additionally, the potential for conflicting interests arising from commitments to multiple entities may pose challenges in aligning the officer’s priorities with the long-term goals and interests of our company, thereby introducing an element of uncertainty and potential disruption to our operations. We do not believe that any such potential conflicts would materially affect our ability to conduct our operations. It is essential to acknowledge and address these complexities to ensure that our executive officers can effectively balance their responsibilities and fulfill their commitments to our company while maintaining transparency and integrity in their various roles. Failure to do so may adversely affect our business, financial conditions, and results of operations.

An economic downturn may adversely affect consumer discretionary spending and demand for our products and services.

Our products and services may be considered discretionary purchases for consumers. Factors affecting the level of consumer spending for such discretionary items include general economic conditions and other factors, such as consumer confidence in future economic conditions, consumer sentiment, the availability and cost of consumer credit, levels of unemployment, and tax rates. Unfavorable economic conditions may lead consumers to delay or reduce purchases of our products and services, and the demand for our products and services may not grow as we expect. Our sensitivity to economic cycles and any related fluctuation in consumer demand for our products and services may have an adverse effect on our results of operations and financial condition.

A sustained outbreak of the COVID-19 pandemic could have a material adverse impact on our business, operating results, and financial condition.

Since late December 2019, the outbreak of the COVID-19 pandemic has spread rapidly throughout China and later to the rest of the world. On March 11, 2020, the World Health Organization declared the novel coronavirus (COVID-19) outbreak a global pandemic. The COVID-19 pandemic has led governments across the globe to impose a series of measures intended to contain its spread, including border closures, travel bans, quarantine measures, social distancing, and restrictions on business operations and large gatherings. From late 2020 to mid-2021, COVID-19 vaccination programs were widely rolled out across the globe; however, during the same period, multiple COVID-19 variants emerged in different parts of the world. Supply chain disruptions have posed significant challenges to the global economy since the onset of the COVID-19 pandemic. For instance, China’s extended COVID-19 lockdown in Shanghai, a major port and business hub, led to significant logistical disruptions, which have severely slowed the severely slowing the transport of goods. Lockdowns in various countries, labor shortages, increased demand for tradable goods, disruptions in logistics networks, and capacity constraints have collectively contributed to rising freight costs and longer delivery times. For the six months ended December 31, 2024 and 2023, and the fiscal years ended June 30, 2023 and 2024, the COVID-19 pandemic has had no impact on our operations. However, we are vulnerable to ongoing supply chain challenges and potential future disruptions for the products sourced from our suppliers in the People’s Republic of China (PRC). Furthermore, our business may continue to be adversely affected if concerns related to COVID-19 or other public health crises result in restrictions on travel, workforce availability, or supply chain operations. The long-term effects of COVID-19 remain uncertain and could impact our personnel, vendors, and service providers. While most countries lifted COVID-19 restrictions by mid-2023, the pandemic had lasting economic and social consequences, forcing businesses — including ours — to adapt to evolving consumer behavior, supply chain disruptions, and market volatility.

Looking ahead, while vaccination efforts and new treatments have mitigated some risks, the potential emergence of new COVID-19 variants or other unforeseen global health crises could cause renewed disruptions. If such events occur, our ability to achieve our business objectives, secure financing, or sustain our projected growth rate may be materially and adversely affected. Additionally, economic slowdowns, capital market volatility, and potential disruptions in the apparel industry could further impact our financial performance. We will continue to monitor these risks closely.

Events such as natural disasters, adverse weather conditions, political unrest and terrorist attacks could have a material adverse impact on our business, operating results, and financial condition.

Our operations are subject to uncertainties and contingencies beyond our control that could result in material disruptions in our operations and adversely affect our business. We are vulnerable to natural disasters and other calamities. Our office is presently located on a leased premise. We cannot assure you that such property will have adequate measures to protect itself from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, or similar events. If our Operating Subsidiary cannot take remedial actions in a timely manner, our business, financial condition and results of operations may be materially and adversely affected. Moreover, our business operations could be disrupted due to a negative impact on investor confidence and risk appetites, the fund-raising activities of issuers and proposed listing applicants, the macroeconomic conditions as well as the financial conditions in Hong Kong. Our business operations, financial condition as well as our fundraising activities as contemplated by this prospectus may be materially and adversely affected as a result.

Risks Related to Doing Business in Hong Kong

All of our operations are in Hong Kong. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations, which could result in a material change in our operations and/or the value of our Ordinary Shares. Our Operating Subsidiary in Hong Kong may be subject to the laws and regulations of Mainland China, which may impact our ability to operate profitably and result in a material negative impact on our operations and/or the value of our Ordinary Shares. Furthermore, the changes in the policies, laws, regulations, rules, and enforcement of laws of Mainland China may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the Mainland China legal and regulatory system cannot be certain.

Idea Tech Cayman is a holding company, and we conduct our operations in Hong Kong through Ask Idea, our wholly owned Operating Subsidiary, formed in Hong Kong. All of our operations are located in Hong Kong and none of our customers are located in Mainland China; however, certain of our suppliers are based there. Our Operating Subsidiary does not have operations in Mainland China or is not regulated by any regulator in Mainland China. Pursuant to the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (“Basic Law”), national laws of Mainland China do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws and regulations relating to data protection, cybersecurity and anti-monopoly have not been listed in Annex III and therefore, do not apply directly to Hong Kong.

However, due to long-arm provisions under the current PRC laws and regulations, there remains regulatory and legal uncertainty with respect to the implementation of laws and regulations of Mainland China to Hong Kong. As a result, there is no guarantee that the PRC government may not choose to implement the laws of Mainland China to Hong Kong and exercise significant direct influence and discretion over the operation of our Operating Subsidiary in the future, and it will not have a material adverse impact on our business, financial condition and results of operations, due to changes in laws, political arrangement, or other unforeseeable reasons.

In the event that our Hong Kong Operating Subsidiary is to become subject to the laws and regulations of Mainland China, the legal and operational risks associated with Mainland China may also apply to our operations in Hong Kong, and we face the risks and uncertainties associated with the legal system in the Mainland China, complex and evolving PRC laws and regulation, and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to companies like our Operating Subsidiary and us, given the substantial operations of our Operating Subsidiary in Hong Kong and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong.

The laws and regulations in Mainland China are evolving, and their enactment timetable, interpretation, enforcement, and implementation involve significant uncertainties and may change quickly with little advance notice, along with the risk that the PRC government may intervene or influence our Operating Subsidiary’s operations at any time could result in a material change in our operations and/or the value of our securities. Moreover, there may be substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations related to our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The laws, regulations, and other government directives in Mainland China may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

•        delay or impede our development;

•        result in negative publicity or increase our operating costs;

•        require significant management time and attention;

•        cause a devaluation of our securities or delisting; and,

•        subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business operations.

We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over Mainland China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. We have no operations in Mainland China. Our Operating Subsidiary is located and operates in Hong Kong, a special administrative region of the PRC. As advised by Bird & Bird, our counsel as to the laws of Hong Kong, pursuant to the Basic Law of Hong Kong, or the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which shall be confined to laws relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong). Whilst the National People’s Congress of the PRC, or the NPC, has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law, including rules and regulations established by the CSRC do not apply to our businesses in Hong Kong. Therefore, we are not currently required to obtain permission from the PRC government to list on a U.S. securities exchange and consummate this Offering. However, there is no guarantee that this will continue to be the case in the future in relation to the continued listing of our securities on a securities exchange outside of the PRC, or even when such permission is obtained, it will not be subsequently denied or rescinded.

The PRC government may intervene or influence our operations or may exert control over offerings conducted overseas and foreign investment in Hong Kong-based issuers, which may result in a material change in our operations and/or the value of our Ordinary Shares. For example, there is currently no restriction or limitation under the laws of Hong Kong on the conversion of HK dollar into foreign currencies and the transfer of currencies out of Hong Kong and the laws and regulations of the PRC on currency conversion control do not currently have any material impact on the transfer of cash between the ultimate holding company and the Operating Subsidiary in Hong Kong. However, the Chinese government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our Operating Subsidiary in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measured could materially decrease the value of our Ordinary Shares, potentially rendering it worthless.

There remain significant uncertainties as to whether we will be required to obtain approvals from Chinese authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland-China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over mainland-China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China,” or “PRC Personal Information Protection Law,” or the “PIPL,” which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within the territory of China that is carried out outside of China where (1) such processing is for the purpose of providing products or services for natural persons within China, (2) such processing is to analyze or evaluate the behavior of natural persons within China, or (3) there are any other circumstances stipulated by related laws and administrative regulations. Pursuant to the PIPL, personal data processors (“data processors”) shall meet one of the conditions in order to transmit personal information overseas for their business operations: (i) passing the security evaluation organized by the Cyberspace Administration of China (the “CAC”); (ii) acquiring personal information protection certification from the professional organizations regulated by the CAC; (iii) adopting the standard contract forms stipulated by the CAC when entering into contracts with overseas information receivers, setting forth the rights and obligations of the parties; and (iv) other conditions regulated by laws, regulations and the CAC. Prior to the cross-border provision of personal information of the natural persons, personal information processors shall obtain the approval of the corresponding natural persons and advise them of the overseas receiver’s name, contact information, processing purpose and methods, classification of personal information and information reception procedures, etc.

On December 28, 2021, the CAC, jointly with the relevant authorities, formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replaced the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. Measures for Cybersecurity Review (2021) stipulates that in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or transferred outside the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. CAC has said that under the proposed rules, companies holding data on more than one million users must apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also investigate the potential national security risks from overseas IPOs. Due to the lack of further interpretations, the exact scope of what constitutes an “operator of critical information infrastructure” remains unclear. Further, the PRC government authorities may have wide discretion in the interpretation and enforcement of these laws. In addition, the Measures for Cybersecurity Review (2021) stipulates that any online platform operators holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. As of the date of this prospectus, we have not received any notice from any authorities identifying us as an “operator of critical information infrastructure” or “data processor” or requiring us to undertake a cybersecurity review by the CAC. Further, as of the date of this prospectus, we have not been subject to any penalties, fines, suspensions, or investigations from any competent authorities for violation of the regulations or policies that have been issued by the CAC.

As advised by our Hong Kong counsel, Bird & Bird, pursuant to the Basic Law, or the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which shall be confined to laws relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong).Whilst the National People’s Congress of the PRC, or the NPC, has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law, including the Measures for Cybersecurity Review (2021), PIPL, or other relevant Mainland China data privacy, cybersecurity laws and other regulations do not apply to our businesses in Hong Kong.

On December 24, 2021, the CSRC, together with other relevant government authorities in China, issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”), which took effect on March 31, 2023. Compared to the Draft Overseas Listing Regulations, the Trial Administrative Measures further clarified and emphasized that the comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” shall comply with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Administrative Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profits, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year are accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in Mainland China, or its main places of business are located in Mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in Mainland China. On the same day, the CSRC held a press conference for the release of the Trial Administrative Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, provided the exemption from immediate filings for issuers that a) have been listed or have been registered but not yet listed in foreign securities markets, including U.S. markets, prior to the effective date of the Trial Administrative Measures, b) are not required to re-perform the regulatory procedures with the relevant overseas regulatory authority or the overseas stock exchange, and c) will complete the overseas securities offering and listing before September 30, 2023. Nonetheless, such issuers shall carry out the filing procedures as required if they subsequently conduct refinancing or are involved in other circumstances that require filings with the CSRC. Furthermore, the Trial Administrative Measures and its supporting guidelines provide a negative list of types of issuers banned from listing overseas, the issuers’ obligation to comply with national security measures and personal data protection laws, and certain other matters such as the requirements that an issuer (i) file with the CSRC within three business days after it submits an application for initial public offering to the competent overseas regulator and (ii) file subsequent reports with the CSRC on material events, including change of control and voluntary or forced delisting, after its overseas offering and listing.

As the Trial Administrative Measures are newly issued, there remains uncertainty as to how it will be interpreted or implemented. Therefore, we cannot assure you when or whether we will be subject to such filing requirements or whether we will be able to get clearance from the CSRC in a timely manner or at all, even though we believe that none of the situations that would clearly prohibit overseas listing and offering applies to us. We are not required to obtain regulatory approval from the CSRC or go through the filing procedures under the Trial Administrative Measures before our Ordinary Shares can be listed or offered in the U.S. because pursuant to the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).

However, given the uncertainties regarding the interpretation and enforcement of the PRC laws and regulations and the significant authority of the PRC government to intervene or influence the offshore holding company headquartered in Hong Kong, there remains significant uncertainty in the interpretation and enforcement of the Trial Administrative Measures, PIPL, relevant Mainland China data privacy, cybersecurity laws and other regulations. It is highly uncertain how soon the legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our Operating Subsidiary and the listing of our Ordinary Shares on the U.S. or other foreign exchanges. As the Trial Administrative Measures are newly issued, there remains uncertainty as to how it will be interpreted or implemented. Therefore, we cannot assure you that when and whether we will be subject to such filing requirements or will be able to get clearance from the CSRC in a timely manner, or at all, even though we believe that none of the situations that would clearly prohibit overseas listing and offering applies to us.

Since these proposed rules, statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause the Ordinary Shares to significantly decline in value or become worthless.

Although we are currently not required to obtain approvals from the PRC authorities to operate our business or list on the U.S. exchanges and offer securities, specifically, we are currently not required to obtain any permission or approval from the CSRC, the CAC or any other PRC governmental authority to operate our business or to list our securities on a U.S. securities exchange or issue securities to foreign investors. We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we face uncertainty as to whether any clearance or other required actions can be completed in a timely fashion or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties which could materially and adversely affect our business, financial condition, and results of operations.

Furthermore, if the Trial Administrative Measures, Measures for Cybersecurity Review (2021), the PIPL, become applicable to us or our Operating Subsidiary in Hong Kong, our operation and the listing of our Ordinary Shares in the United States could be subject to the CAC’s cybersecurity review or the CSRC review in the future. If the applicable laws, regulations, or interpretations change and our Operating Subsidiary become subject to the CAC or CSRC review, we cannot assure you that our Operating Subsidiary will be able to comply with the regulatory requirements in all respects and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. Compliance with these laws and regulations could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future. If there is a significant change to the current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and/or if we were required to obtain such permissions or approvals in the future in connection with the listing or continued listing of our securities on a stock exchange outside of the PRC, it is uncertain how long it will take for us to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or a delay in obtaining the necessary permissions from the PRC authorities to conduct offerings or list outside of the PRC may subject us to sanctions imposed by the CSRC, CAC, or other PRC regulatory authorities. It could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest in Mainland China as foreign investments or accept foreign investments, ability to offer or continue to offer Ordinary Shares to investors or list on the U.S. or other overseas exchange may be restricted, and the value of our Ordinary Shares may significantly decline or be worthless, our business, reputation, financial condition, and results of operations may be materially and adversely affected. The CSRC, the CAC, or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Ordinary Shares. In addition, if the CSRC, the CAC, or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities.

Although we and our subsidiaries are not based in Mainland China and we have no operations in Mainland China, the PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like us. It may result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless, which would materially affect the interests of the investors.

As one of the conditions for the handover of the sovereignty of Hong Kong to China, China accepted conditions such as Hong Kong’s Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong. The Basic Law ensured Hong Kong would retain its own currency (the Hong Kong Dollar), legal system, parliamentary system and people’s rights and freedom for fifty years from 1997. This agreement has given Hong Kong the freedom to function with a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its own domestic affairs, including but not limited to the judiciary and courts of last resort, immigration and customs, public finance, currencies and extradition. Hong Kong continues using the English common law system. Furthermore, pursuant to the Basic Law, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC, which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. The basic policies of the PRC regarding Hong Kong as a special administrative region of the PRC are reflected in the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.”

We and our subsidiaries are not based in Mainland China and do not have operations in Mainland China. Furthermore, none of our customers are located in Mainland China, with certain of our suppliers are based in Mainland China. We currently do not have any subsidiary in Mainland China, or do not foresee the need to enter into any contractual arrangements with a VIE to establish a VIE structure in Mainland China. However, in light of the PRC government’s recent expansion of authority in Hong Kong, we may be subject to uncertainty about any future actions of the PRC government or authorities in Hong Kong, and it is possible that all the legal and operational risks associated with being based in and having operations in the Mainland China may also apply to operations in Hong Kong in the future.

There is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong. The PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like us. Such governmental actions, if and when they occur: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or hinder our ability to offer or continue to offer our Ordinary Shares to investors; and (iii) may cause the value of our Ordinary Shares to significantly decline or become worthless.

Furthermore, if the PRC attempts to alter its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn, bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our Operating Subsidiary’s business and operations. The uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our Operating Subsidiary’s operations at any time could result in a material change in our Operating Subsidiary’s operations and/or the value of the securities we are registering. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including the ability to enforce agreements with the customers.

If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

Recent statements, laws and regulations by the PRC government, including the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law and the Trial Administrative Measures published by CSRC on February 17, 2023, which took effect on March 31, 2023, also have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in Mainland China-based issuers. It remains uncertain as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offering and other capital markets activities and due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

It remains uncertain whether the PRC government will adopt additional requirements or extend the existing requirements to apply to our Operating Subsidiary located in Hong Kong. It is also uncertain whether the Hong Kong government will be mandated by the PRC government, despite the constitutional constraints of the Basic Law, to control offerings conducted overseas and/or foreign investment of entities in Hong Kong, including our Operating Subsidiary. Any actions by the PRC government to exert more oversight and control over offerings (including of businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. If there is a significant change to current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and, in such event, if we are required to obtain such approvals in the future, and we do not receive or maintain the approvals or is denied permission from Mainland China or Hong Kong authorities, we will not be able to list our Ordinary Shares on a U.S. exchange, or continue to offer securities to investors, which would materially affect the interests of the investors and cause significant the value of our Ordinary Shares significantly decline or be worthless.

The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiaries.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offenses — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, former U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020 the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including former HKSAR chief executive Carrie Lam and current chief executive John Lee. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If any of our Hong Kong subsidiaries is determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

On March 23, 2024, the Hong Kong government enacted the Safeguarding National Security Ordinance (“SNSO”), which is a domestic security legislation under Article 23 of the Basic Law, to prohibit four types of offenses, including secession, subversion, terrorist activities and collusion with a foreign country or with external elements to endanger national security, as well as other offences relating to the endangering of national security, which has been considered as having further significantly undermined the autonomy of Hong Kong. It is difficult for us to predict the degree of adverse impact of the legislation of the SNSO on Hong Kong or our business operations in Hong Kong. However, in any event, since all of our operations are based in Hong Kong, any change in the political arrangements between Hong Kong and the PRC may pose an adverse impact on the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any such other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business.

Although we are not subject to cybersecurity review by the CAC or CSRC nor any other PRC authorities for this Offering or required to obtain regulatory approval regarding the data privacy and personal information requirements from the CAC nor any other PRC authorities for ours and our Operating Subsidiary’s operations in Hong Kong, we are subject to a variety of laws and other obligations regarding data privacy and protection in Hong Kong.

In particular, the Personal Data (Privacy) Ordinance (Chapter 486 of the laws of Hong Kong) (“PDPO”) imposes a duty on any data user who, either alone or jointly with other persons, controls the collection, holding, processing or use of any personal data which relates directly or indirectly to a living individual and can be used to identify that individual. Under the PDPO, data users shall take all practicable steps to protect the personal data they hold from any unauthorized or accidental access, processing, erasure, loss, or use. Once collected, such personal data should not be kept longer than necessary for the fulfillment of the purpose for which it is or is to be used and shall be erased if it is no longer required, unless erasure is prohibited by law or is not in the public interest. The PDPO also confers on the Privacy Commissioner for Personal Data (“Privacy Commissioner”) power to conduct investigations and institute prosecutions. The data protection principles (collectively, the “DPP”), which are contained in Schedule 1 to the PDPO, outline how data users should collect, handle, and use personal data, complemented by other provisions imposing further compliance requirements. The collective objective of DPPs is to ensure that personal data is collected on a fully informed basis and in a fair manner, with due consideration towards minimizing the amount of personal data collected. Once collected, the personal data should be processed in a secure manner and should only be kept for as long as necessary for the fulfillment of the purposes of using the data. Use of the data should be limited to or related to the original collection purpose. Data subjects are given certain rights, inter alia: (a) the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject; (b) if the data user holds such data, to be supplied with a copy of such data; and (c) the right to request correction of any data they consider to be inaccurate. The Commissioner may carry out criminal investigations and institute prosecution for certain offenses. Depending on the severity of the cases, the Privacy Commissioner will decide whether to prosecute or refer cases to the Department of Justice of Hong Kong. Victims may also seek compensation by civil action from data users for damage caused by a contravention of the PDPO. The Commissioner may provide legal assistance to the aggrieved data subjects if the Commissioner deems fit to do so. See “Regulation” on page 98.

We believe that we have been in compliance with the data privacy and personal information requirements of the PDPO. Moreover, we do not expect to be subject to any cybersecurity review by Hong Kong and PRC government authorities for this Offering. However, if we or our Operating Subsidiary conducting business operations in Hong Kong is found to be in violation of certain provisions of the PDPO, we could face significant civil penalties and/or criminal prosecution, which could adversely affect our business, financial condition, and results of operations.

There are some political risks associated with conducting business in Hong Kong.

Our operations are based in Hong Kong. Accordingly, the political and legal developments in Hong Kong will affect our Operating Subsidiary’s business operations and financial conditions. During the period covered by the financial information incorporated by reference into and included in this prospectus, we derive all of our revenue from operations in Hong Kong. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may affect the market and may adversely affect the business operations of Ask Idea, our Operating Subsidiary. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.” However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Since all of our Operating Subsidiary’s operations are based in Hong Kong, any change of such political arrangements may pose an immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions.

Under the Basic Law, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. Based on certain recent development, including the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region issued by the Standing Committee of the PRC National People’s Congress in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and President Trump signed an executive order and Hong Kong Autonomy Act, or HKAA, to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from Mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S., China and Hong Kong, which could potentially harm our business.

Our revenue is susceptible to ongoing incidents or factors which affect the stability of the social, economic and political conditions in Hong Kong. Any drastic events may adversely affect our Operating Subsidiary’s business operations. Such adverse events may include changes in economic conditions and regulatory environment, social and/or political conditions, civil disturbance, or disobedience, as well as significant natural disasters. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our Operating Subsidiary’s business operations, which could in turn, adversely and materially affect our business, results of operations and financial condition. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our Ordinary Shares could be adversely affected.

All of our operations are concentrated in Hong Kong. Our business performance is highly influenced by the economic, political, and social conditions of Hong Kong. Unfavorable market and economic conditions and the material deterioration of the political and regulatory environment in Hong Kong, Mainland China, and elsewhere in the world could materially and adversely affect our business, financial condition, prospects, and results of operations.

All our business operations were carried out in Hong Kong and substantially all of our customers are companies based in Hong Kong. Accordingly, our prospects, financial condition and results of operations are substantially dependent on economic conditions in Hong Kong and are highly susceptible to any development of change in government policies, as well as economic, social, political and legal development in Hong Kong. Any change in the Hong Kong local economic, social and political environment, all of which are beyond our control, may lead to a prolonged period of sluggish market activities, which would in turn, have a material adverse impact on our business.

The economic conditions in general of Hong Kong are highly sensitive to conditions of the political, social and economic conditions in Mainland China and globally. When there are unfavorable changes to the global or local market conditions, the economy in Hong Kong may experience negative fluctuations in its performance. Any prolonged slowdown in the global, Hong Kong or Chinese economy may affect the confidence of our existing and prospective customers, who are substantially SMBs that is sensitive to economic and market fluctuation, in the economy as a whole and have a negative impact on our business, the demand for our services, our pricing strategies, the level of our business activities and consequently our revenue derived therefrom. This may materially and adversely affect our financial condition and the results of operations.

Hong Kong and other key international economies have experienced in the past a downturn in which economic activity was impacted by falling demand for a variety of goods and services, restricted credit, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies, and overall uncertainty with respect to the economy. These conditions affect the rate of information technology spending and could adversely affect our customers’ ability or willingness to purchase our cloud CRM and ERP solutions and services, delay prospective customers’ purchasing decisions, reduce the value or duration of their subscription contracts, or affect renewal rates, all of which could adversely affect our operating results.

The current heightened tensions in international economic relations, such as the one between the United States and China, may also give rise to uncertainties in global economic conditions and adversely affect the economy of Hong Kong. Amid these tensions, the U.S. government has imposed and may impose additional measures on entities in China, including sanctions. The U.S. government has imposed and has continued to propose to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Unfavorable trading, market and economic conditions in Hong Kong, Mainland China, and elsewhere in the world, and the escalations of the tensions that affect trade relations may lead to slower growth in the Hong Kong economy in general, which could negatively affect our customers’ business and materially reduce demand for our services solutions and increase price competition, and thus could materially and adversely affect our business, financial condition, and results of operations. In addition, our profitability could be adversely affected due to our fixed costs and the possibility that we would be unable to reduce our variable costs without reducing revenues or within a timeframe sufficient to offset any decreases in revenues relating to changes in the market and economic conditions.

Given the close ties between Hong Kong and Mainland China, the stability of the Hong Kong economy and the domestic market is susceptible to the general economic, political, and regulatory environment in Mainland China. Any material adverse changes in the economic performance, political situations, and regulations in Mainland China may adversely affect the general economic condition in Hong Kong. The economy of Mainland China differs from the economies of most developed countries in a number of aspects, such as the extent of government intervention, growth rate, and control of foreign exchange. In particular, the PRC government exerts substantial control over the growth of the domestic economy by means of, among others, resource allocation as well as setting policy on foreign exchange.

Furthermore, the ongoing armed conflicts between Russia and Ukraine in Europe and among Israel, Hamas and other militant groups in the Middle East, have caused and could continue to cause significant market disruptions and volatility within the markets in Russia, Europe, the Middle East and the United States. The hostilities and sanctions resulting from those hostilities have adversely affected and could continue to adversely affect global financial markets and thus, could affect our and our customers’ business, even though we do not have any direct exposure to Russia, Israel, or the adjoining geographic regions. However, we cannot predict the progress or outcome of the situation in Ukraine, or Israel, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest, intensified military activities, or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could in turn, have a material adverse effect on the operations, results of operations, financial condition, liquidity and business outlook of our business.

Additionally, continued turbulence in the international financial markets may adversely affect our ability to access the capital markets to meet liquidity needs. Financial markets and economic conditions could be negatively impacted by many factors, both economically and politically, beyond our control, such as the inability to access capital markets, control of the foreign exchange, changes in exchange rates, rising interest rates or inflation, slowing or negative growth rate, government involvement in the allocation of resources, inability to meet financial commitments in a timely manner, terrorism, pandemics such as the COVID-19 pandemic, political uncertainty, Russo — Ukraine war, the outcome of the Sino — US trade dispute, Israel — Hamas conflict, civil unrest, fiscal or other economic policy of Hong Kong or other governments, and the timing and nature of any regulatory reform.

We may be affected by the currency peg system in Hong Kong.

Since 1983, Hong Kong dollars have been pegged to U.S. dollars at the rate of approximately HK$7.80 to US$1.00. We cannot assure you that this policy will not be changed in the future. If the pegging system collapses and Hong Kong dollars suffer devaluation, the Hong Kong dollar cost of our expenditures denominated in foreign currency may increase. This would in turn, adversely affect the operations and profitability of our business.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in this prospectus based on Hong Kong laws.

Currently, all of our operations are conducted in Hong Kong outside the United States, and all of our assets are located outside the United States. A majority of our directors and officers are Hong Kong nationals or residents and a substantial portion of their assets are located in Hong Kong outside the United States. You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the United States can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the United States in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to the public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. For more information regarding the relevant laws of the Cayman Islands and Hong Kong, see “Enforceability of Civil Liabilities.”

A downturn in Hong Kong, mainland China, the global economy, or a change in China’s economic and political policies could materially and adversely affect our business and financial condition.

Our business may be influenced to a significant degree by political, economic, and social conditions in Hong Kong and Mainland China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but they may have a negative effect on us.

Economic conditions in Hong Kong and Mainland China are sensitive to global economic conditions. Any prolonged slowdown in the global or Chinese economy may affect potential customers’ confidence in the financial market as a whole and have a negative impact on our business, results of operations, and financial condition. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

If we become subject to the recent scrutiny, criticism, and negative publicity involving U.S.-listed China-based companies, we may have to expend significant resources to investigate and/or defend the matter, which could harm our business operations, this offering, and our reputation and could result in a loss of your investment in our Ordinary Shares, in particular, if such matter cannot be addressed and resolved favorably.

During the last several years, U.S.-listed companies that have substantially all of their operations in China have been the subject of intense scrutiny by investors, financial commentators, and regulatory agencies. Much of the scrutiny has centered on financial and accounting irregularities and mistakes, lack of effective internal controls over financial reporting, and, in many cases, allegations of fraud. As a result of the scrutiny, the stocks of many U.S.-listed Chinese companies that have been the subject of such scrutiny have sharply decreased in value. Many of these companies are now subject to shareholder lawsuits and/or SEC enforcement actions that are conducting internal and/or external investigations into the allegations.

If we become the subject of any such scrutiny, whether any allegations are true or not, we may have to expend significant resources to investigate such allegations and/or defend the Company. Such investigations or allegations would be costly and time-consuming and likely would distract our management from our normal business and could result in our reputation being harmed. Our stock price could decline because of such allegations, even if the allegations are false.

It may be difficult for overseas and/or regulators to conduct investigations or collect evidence within the territory of China, including Hong Kong.

Shareholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing the information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of a mutual and practicable cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within Mainland China. While the detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability of an overseas securities regulator to directly conduct investigations or evidence collection activities within Mainland China may further increase the difficulties faced by you in protecting your interests.

In the event that U.S. regulators carry out an investigation on us and there is a need to conduct such investigation or collect evidence in Mainland China, U.S. regulators may not be able to carry out such investigation or evidence collection directly in Mainland China under the PRC laws. U.S. regulators may, in the future, consider cross-border cooperation with a securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanisms established with the securities regulatory authority of the PRC.

All our operations are currently conducted in Hong Kong. Hong Kong has a legal system separate from Mainland China. Our Hong Kong counsel Bird & Bird advised that the Securities and Futures Commission of Hong Kong (“SFC”) is a signatory to the International Organisation of Securities Commissions Multilateral Memorandum of Understanding (“MMOU”), which provides for mutual investigatory and other assistance and exchange of information between securities regulators around the world, including the SEC. This is also reflected in section 186 of the Securities and Futures Ordinance (“SFO”), which empowers the SFC to exercise its investigatory powers to obtain information and documents requested by non-Hong Kong regulators, and section 378 of the SFO, which allows the SFC to share confidential information and documents in its possession with such regulators. However, there is no assurance that such cooperation will materialize, or if it does, whether it will adequately address any efforts to investigate or collect evidence to the extent that that U.S. regulators may seek.

Risks Related to Our Ordinary Shares and This Offering

There has been no public market for our Ordinary Shares prior to this Offering, and you may not be able to resell our Ordinary Shares at or above the price you paid or at all.

Prior to this Offering, there has been no public market for our Ordinary Shares. Although we have applied to list our Ordinary Shares on the Nasdaq Capital Market, we cannot assure you that a liquid public market for our Ordinary Shares will develop. If an active public market for our Ordinary Shares does not develop following the completion of this Offering, the market price of our Ordinary Shares may decline, and the liquidity of our Ordinary Shares may decrease significantly.

The initial public offering price for our Ordinary Shares will be determined by negotiation between us and the underwriters and may vary from the market price of our Ordinary Shares following our initial public offering. We cannot assure you that the price at which the Ordinary Shares are traded after this Offering will not decline below the initial public offering price. If you purchase our Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. As a result, investors in our Ordinary Shares may experience a significant decrease in the value of their Ordinary Shares due to insufficient or a lack of market liquidity of our Ordinary Shares.

Our Ordinary Shares are expected to initially trade under $5.00 per share and thus would be known as a “penny stock.” Trading in penny stocks has certain restrictions, and these restrictions could negatively affect the price and liquidity of our Ordinary Shares.

Our Ordinary Shares are expected to initially trade below $5.00 per share. As a result, our Ordinary Shares would be known as a “penny stock,” which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The SEC has adopted regulations that generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our Ordinary Shares could be considered to be “penny stock.” A penny stock is subject to rules that impose additional sales practice requirements on brokers/dealers who sell these securities to persons other than established Members and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, a broker/dealer must receive the purchaser’s written consent to the transaction prior to the purchase and must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of brokers/dealers to sell our Shares, and they may negatively affect the ability of holders of our Shares to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks generally do not have a very high trading volume. Consequently, the price of the stock is often volatile, and you may not be able to buy or sell the stock at any time.

Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report, which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in (i) China and (ii) Hong Kong.

On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the CSRC and the Ministry of Finance of the PRC. The Protocol provides the PCAOB with (1) sole discretion to select the firms, audit engagements, and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

On December 15, 2022, the PCAOB issued a new Determination Report which: (1) vacated the December 16, 2021 Determination Report; and (2) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it can no longer inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination.

Our auditor, TAAD LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as a firm headquartered in California and registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards with the last inspection in 2024, and as of the date of this prospectus, our auditor is not subject to and not affected by to the PCAOB’s December 2021 Determination Report. However, in the event it is later determined that the PCAOB is unable to inspect or investigate the auditor completely because of a position taken by an authority in a foreign jurisdiction, such as the PRC authorities, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCAA. However, some of the recommendations were more stringent than the HFCAA. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022. The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCAA and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCAA are uncertain. Such uncertainty could cause the market price of our Ordinary Shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on the national securities exchange earlier than would be required by the HFCAA. If our Ordinary Shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Ordinary Shares.

Further, new laws and regulations or changes in laws and regulations in both the United States and the PRC could affect our ability to list our Ordinary Shares, which could materially impair the market for and market price of our Ordinary Shares.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities may meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including, but not limited to (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities, and Nasdaq had concerns that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small. We estimate that there should be about 13.79% of the total issued capital in public hands after the listing, and the insiders of our Company will still hold a large portion of the Company’s listed securities following the consummation of the Offering, assuming the underwriter does not exercise its over-allotment option and the initial public offering price is $4.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. Therefore, we may be subject to the additional and more stringent criteria of Nasdaq for our initial and continued listing, which might cause delay or even denial of our listing application.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

The trading prices of our Ordinary Shares are likely to be highly volatile and could fluctuate widely due to factors beyond our control. This may happen due to broad market and industry factors, such as performance and fluctuation in the market prices or underperformance or deteriorating financial results of other listed companies based in Hong Kong and China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Hong Kong and Chinese companies’ securities after their offerings may affect the attitudes of investors towards Hong Kong-based U.S.–listed companies, which consequently may affect the trading performance of our Ordinary Shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Hong Kong and Mainland Chinese companies may also negatively affect the attitudes of investors towards Hong Kong and Mainland Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may, from time-to-time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material and adverse effect on the trading price of our Ordinary Shares.

In addition to the above factors, the price and trading volume of our Ordinary Shares may be highly volatile due to multiple factors, including the following:

•        regulatory developments affecting us or our industry;

•        variations in our revenues, profit, and cash flow;

•        the general market reactions and financial market fluctuation due to the continuous Russo-Ukraine conflicts;

•        new product and service introductions by our competitors;

•        technical difficulties, defects, or interruptions in our service;

•        general economic, political, and social conditions in Hong Kong that may adversely affect either our existing customers’ ability or willingness to renew their subscription, purchase additional subscriptions or upgrade their service, delay a prospective customer’s purchasing decision, or reduce the value of new subscription;

•        actual or anticipated fluctuations in our results of operations and changes or revisions of our expected results;

•        fluctuations of exchange rates among Hong Kong dollar, Renminbi, and the U.S. dollar;

•        changes in financial estimates by securities research analysts;

•        detrimental negative publicity about us, our services, our officers, directors, controlling shareholder, other beneficial owners, professional parties we partner with, or our industry;

•        announcements by us or our competitors of new service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

•        additions to or departures of our senior management;

•        litigation or regulatory proceedings involving us, our officers, directors, or controlling shareholder;

•        release or expiry of lock-up or other transfer restrictions on our outstanding Ordinary Shares; and

•        sales or perceived potential sales of additional Ordinary Shares.

Many of these factors are outside of our control, and any of these factors may result in large and sudden changes in the volume and price at which our Ordinary Shares will trade.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a small-capitalization company with a small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

In addition, if the trading volumes of our Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Ordinary Shares. This low volume of trades could also cause the price of our Ordinary Shares to fluctuate greatly, with large percentage changes in prices occurring in any trading day session. Holders of our Ordinary Shares may also have difficult liquidating their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. A decline in the market price of our Ordinary Shares also could adversely affect our ability to issue additional shares of Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Ordinary Shares may be unable to readily sell the shares they hold or sell their shares at all.

Volatility in our Ordinary Shares price may subject us to securities litigation.

The market for our Ordinary Shares may have, when compared to seasoned issuers, significant price volatility and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market, and such market prices may be volatile.

The initial public offering price does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other uses outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our Hong Kong subsidiaries by the PRC government to transfer cash. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of Ordinary Shares or cause them to be worthless.

Idea Tech Cayman is a holding company, and we rely on dividends and other distributions on equity paid by our Hong Kong subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and to service any debt we may incur. We do not expect to pay cash dividends in the foreseeable future. We anticipate that we will retain any earnings to support operations and finance the growth and development of our business. If any of our subsidiaries incur debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. See “Dividend Policy” for more information.

According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect to dividends paid by us. The PRC laws and regulations do not currently have any material impact on transfers of cash from Idea Tech Cayman to Ask Idea or from Ask Idea to Idea Tech Cayman, our shareholders and U.S. investors. However, the Chinese government may, in the future, impose restrictions or limitations on our ability to transfer money out of Hong Kong, to distribute earnings and pay dividends to and from the other entities within our organization, or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our operating subsidiary in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition, and results of operations could be adversely affected, and such measures could materially decrease the value of our Ordinary Shares, potentially rendering them worthless. Further, any limitation on the ability of our subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares purchased.

The Offering Price of our Ordinary Shares is substantially higher than the (pro forma) net tangible book value per share of our Ordinary Shares. Consequently, when you purchase our Ordinary Shares in the Offering and upon completion of the Offering, you will incur immediate dilution of $3.20 per share, assuming an Offering Price of US$4.50, which is the midpoint of the price range as set forth on the cover page of this prospectus, assuming the underwriter does not exercise its over-allotment option and the initial public offering price is $4.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. See “Dilution.” In addition, you may experience further dilution to the extent that additional Ordinary Shares are issued upon the exercise of outstanding options we may grant from time to time.

Substantial future sales of our Ordinary Shares or the anticipation of future sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.

Sales of substantial amounts of our Ordinary Shares in the public market after this Offering, or the perception that these sales could occur, could cause the market price of our Ordinary Shares to decline. An aggregate of 12,500,000 Ordinary Shares are issued and outstanding before the consummation of this Offering, and 14,500,000 Ordinary Shares will be issued and outstanding immediately after the consummation of this Offering, assuming the Representative’s over-allotment option is not exercised. Sales of these shares into the market could cause the market price of our Ordinary Shares to decline.

Because the amount, timing, and whether or not we distribute dividends at all is entirely at the discretion of our board of directors, you must rely on the price appreciation of our Ordinary Shares for returns on your investment.

Our board of directors has complete discretion as to whether to distribute dividends. In addition, our shareholders may, by ordinary resolution, declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under the Cayman Islands law, namely, the Company may only pay dividends if we are solvent immediately after the dividend payment in the sense that the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due.

We currently intend to retain all remaining funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any further dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant and will be subject to the restrictions contained in any future financing instruments.

Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. We cannot assure you that our Ordinary Shares will appreciate in value after this Offering or even maintain the price at which you purchased the Ordinary Shares. You may not realize a return on your investment in our Ordinary Shares, and you may even lose your entire investment in our Ordinary Shares. See “Dividend Policy” section for more information.

If securities or industry analysts do not publish or publish inaccurate or unfavorable research about our business, or if they adversely change their recommendations regarding our Ordinary Shares, the market price for our Ordinary Shares and trading volume could decline.

The trading market for our Ordinary Shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more analysts who cover us downgrade our Ordinary Shares or publish inaccurate or unfavorable research about our business, the market price for our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of the Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our Ordinary Shares to decline.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such, we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a semi-annual basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq rules that allow us to follow our home country law for certain governance matters. Certain corporate governance practices in our home country, the Cayman Islands, may differ significantly from corporate governance listing standards. Currently, we do not plan to rely on home country practices with respect to our corporate governance before we complete this Offering. However, if we chose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such an extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make the comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our Ordinary Shares less attractive to investors.

For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares, and our Ordinary Share price may be more volatile.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon consummation of this Offering, we will incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this Offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we may be required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We may invest in obtaining director and officer liability insurance. In addition, we may incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of the Nasdaq Capital Market, although we are exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our Ordinary Shares may not be listed or may be delisted, which could negatively impact the price of our Ordinary Shares and your ability to sell them.

We will seek to have our Ordinary Shares approved for listing on the Nasdaq Capital Market upon consummation of this Offering. However, we cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our Ordinary Shares are listed on the Nasdaq Capital Market, we cannot assure you that our Ordinary Shares will continue to be listed on the Nasdaq Capital Market.

In addition, following this Offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of the Nasdaq Capital Market, including those regarding minimum shareholders’ equity, minimum share price and certain corporate governance requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our Ordinary Shares could be subject to delisting.

If the Nasdaq Capital Market delists our Ordinary Shares from trading, we could face significant consequences, including:

•        a limited availability for market quotations for our Ordinary Shares;

•        reduced liquidity with respect to our Ordinary Shares;

•        a determination that our Ordinary Share is a “penny stock,” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Because our business is conducted in Hong Kong dollars and the price of our Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Our business is conducted in Hong Kong, our books and records are maintained in Hong Kong dollars, which is the currency of Hong Kong, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the Hong Kong dollar and U.S. dollar affect the value of our assets and the results of our operations in United States dollars. The value of the Hong Kong dollar against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in Hong Kong’s political and economic conditions and perceived changes in the economy of Hong Kong and the United States. Any significant revaluation of the Hong Kong dollar may materially and adversely affect our cash flows, revenue and financial condition. Further, as our Ordinary Shares offered by this prospectus are denominated in United States dollars, we will need to convert the net proceeds we receive into Hong Kong dollar in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the Hong Kong dollar will affect the amount of proceeds we will have available for our business.

We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this Offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon the closing of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We will design our disclosure controls and procedures to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Additionally, controls can be circumvented by the individual acts of a person, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if the market price of our Ordinary Shares increases. Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution, declare a dividend, but no dividend may exceed the amount recommended by our directors.

Our existing shareholders that are not included in this registration statement will be able to sell their Ordinary Shares after completion of this Offering subject to restrictions under the Rule 144.

Our existing shareholders may be able to sell their Ordinary Shares under Rule 144 after completion of this Offering. Because these shareholders have paid a lower price per Ordinary Share than participants in this Offering, when they are able to sell their pre-offering shares under Rule 144, they may be more willing to accept a lower sales price than the Offering price. This fact could impact the trading price of our Ordinary Shares following the completion of the Offering, to the detriment of participants in this Offering. Under rule 144, before our existing shareholders can sell their Ordinary Shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of such Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this Offering.

There can be no assurance that we will not be deemed a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ordinary shares.

A non-U.S. corporation will be a PFIC for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of “passive” income; or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this Offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion or that the IRS would not successfully challenge our position. Fluctuations in the market price of our Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our Ordinary Shares. The composition of our income and assets may also be affected by how and how quickly we use our liquid assets and the cash raised in this Offering. If we were to be or become a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder and such U.S. Holder may be subject to additional reporting requirements. For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Taxation — Passive Foreign Investment Company (“PFIC”).”

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Ordinary Share.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, we were a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. Our independent registered public accounting firm did not conduct an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of June 30, 2024 and 2023, we and our independent registered public accounting firm identified a few material weaknesses in our internal control over financial reporting PCAOB of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified related to (1) our lack of sufficient full-time personnel with appropriate levels of accounting knowledge and experience to monitor the daily recording of transactions, address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP; (2) our lack of a functional internal audit department or personnel that monitors the consistencies of the preventive internal control procedures as well as adequate policies and procedures in internal audit function to ensure that our policies and procedures have been carried out as planned; (3) our lack of proper procedures developed and implemented for system security and access as well as segregation of duties in relation to the system; (4) our lack of proper procedures developed for system development, program change management policies and critical change management control processes and procedures; and (5) our lack of proper procedures developed and implemented for IT policy and procedure as well as operating system security management control.

We intend to implement measures designed to improve our internal control over financial reporting to address the underlying causes of these material weaknesses, including i) hiring more qualified staff to fill up the key roles in the operations; ii) setting up a financial and system control framework with formal documentation of policies and controls in place; and iii) appointing independent directors, establishing an audit committee and strengthening corporate governance.

We will be subject to the requirement that we maintain internal controls and that management perform periodic evaluations of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. Before this Offering, we were a private company with limited resources. As a result, we may not discover any problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our Ordinary Shares and may make it more difficult for us to raise funds in debt or equity financing.

Additional material weaknesses or significant deficiencies may be identified in the future. If we identify such issues or if we are unable to produce accurate and timely financial statements, our Ordinary Share price may decline, and we may be unable to maintain compliance with the Nasdaq Listing Rules.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our Ordinary Share price or trading volume to decline.

If a trading market for our shares develops, the trading market will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a new public company, we may be slow to attract research coverage and the analysts who publish information about our Ordinary Shares will have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our share price, our share price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our share price or trading volume to decline and result in the loss of all or a part of your investment in us.

It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within the territory of China, including Hong Kong.

Shareholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing the information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of a mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of Mainland China. While the detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability of an overseas securities regulator to directly conduct investigations or evidence collection activities within Mainland China may further increase difficulties faced by you in protecting your interests.

Our principal business operation is conducted in Hong Kong. In the event that the U.S. regulators carry out an investigation on us and there is a need to conduct such investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may, in the future, consider cross-border cooperation with a securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanisms established with the securities regulatory authority of the PRC. Additionally, our Hong Kong counsel Bird & Bird advised that the Securities and Futures Commission of Hong Kong (“SFC”) is a signatory to the International Organization of Securities Commissions Multilateral Memorandum of Understanding (“MMOU”), which provides for mutual investigatory and other assistance and exchange of information between securities regulators around the world, including the SEC. This is also reflected in section 186 of the Securities and Futures Ordinance (“SFO”), which empowers the SFC to exercise its investigatory powers to obtain information and documents requested by non-Hong Kong regulators, and section 378 of the SFO, which allows the SFC to share confidential information and documents in its possession with such regulators. However, there is no assurance that such cooperation will materialize, or if it does, whether it will adequately address any efforts to investigate or collect evidence to the extent that may be sought by U.S. regulators.

The enforcement of foreign civil liabilities in the Cayman Islands and Hong Kong is subject to certain conditions. Therefore, certain judgments obtained against us by our shareholders may be difficult to enforce in such jurisdictions.

We are an exempted company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, all of our directors and officers are Hong Kong nationals or residents and a substantial portion of their assets are located in Hong Kong outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Hong Kong, or other relevant jurisdictions may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Ogier, our counsel as to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Ogier has informed us that there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Ogier has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign monetary judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final and conclusive, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Bird & Bird, our counsel with respect to Hong Kong law, has advised us that judgment of United States courts cannot be directly enforced in Hong Kong in accordance with the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap. 319) (the “Ordinance”), as the application of the Ordinance is limited to judgments entered in designated jurisdictions, which currently include: Australia, Austria, Belgium, Bermuda, Brunei, France, Germany, India, Israel, Italy, Malaysia, The Netherlands, New Zealand, Singapore and Sri Lanka. The common law permits an action to be brought upon a foreign judgment, but it is subject to various conditions including, but not limited to, that the foreign judgement must (1) be for a definite sum of money; (2) be final and conclusive; and (3) have been entered by a court with competent jurisdiction over the defendant. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are a company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association (as amended from time to time), the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under the Cayman Islands laws are, to a large extent, governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under the Cayman Islands laws are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, the Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands companies like us have no general rights under the Cayman Islands laws to inspect corporate records, other than the memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies. Our directors have discretion under our Amended and Restated Memorandum and Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. Certain corporate governance practices in the Cayman Islands, where our holding company was incorporated, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. Currently, we do not plan to rely on home country practice with respect to our corporate governance after we complete this offering. However, if we choose to follow the Cayman Islands’ practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors, or our controlling shareholder than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “goal,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•        future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

•        our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our growth strategies;

•        current and future economic and political conditions;

•        expected changes in our revenues, costs or expenditures;

•        our expectations regarding demand for and market acceptance of our services;

•        our expectations regarding our customer base;

•        our ability to obtain, maintain or procure all necessary government certifications, approvals, and/or licenses to conduct our business, and in the relevant jurisdictions in which we operate;

•        competition in our industry;

•        relevant government policies and regulations relating to our industry;

•        our capital requirements and our ability to raise any additional financing which we may require;

•        our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•        overall industry, economic and market performance;

•        the spread of the COVID-19 virus and its new variants, the impact it may have on our operations, the demand for our services, and economic activity in general; and

•        other assumptions described in this prospectus underlying or relating to any forward-looking statements.

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

After deducting the estimated underwriting discounts, non-accountable expense allowance and other expenses relating to this offering payable by us, we expect to receive net proceeds of approximately $7,560,000 from this offering, based on an assumed public offering price of $4.50 per Ordinary Share, assuming the Representative does not exercise its over-allotment option.

We estimate that the net proceeds of this offering together with the funds we will receive from the sale will be used as set forth in the following table.

Description of Use	Estimated Amount of Net Proceeds (assuming the underwriters do not exercise their over- allotment option) (US$)	Approximate Percentage
Expanding service capacity(1)	$3,477,600	46%
Marketing and branding(2)	$756,000	10%
International expansion(3)	$1,360,800	18%
General working capital and corporate purposes(4)	$1,965,600	26%
Total	$7,560,000	100%

(1)    Expanding Service Capacity

After going public, we aim to upgrade our current technologies and expanding into new hardware solutions such as drones and robots. This includes incorporating third-party hardware to enhance the learning experience by blending online and offline models.

(2)    Marking and Branding

We will allocate a portion of the proceeds to broadening our customer base through targeted marketing campaigns that reach both businesses and individual consumers, parents and students in particular. This will include organizing and participating in international competitions to increase market visibility on a global level.

(3)    International Expansion

A portion of net proceeds will be reserved for introducing our AI education solutions to customers in Southeast Asia and eventually the global markets by incorporating third-party tools and authoritative learning content on AI.

(4)    General working capital

A portion of net proceeds will be reserved for general working capital needs and use as daily operation ensuring we can manage liquidity and maintain smooth operations while expanding both nationally and internationally. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this Offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus.

Pending any use described above, we plan to invest the net proceeds from the sale of Ordinary Shares in demand deposits, interest-bearing debt instruments or other financial products, for cash management purposes.

DIVIDEND POLICY

An annual dividend from Ask Idea for the 12-month ended December 31, 2021 of US$504,752 was declared on August 31, 2022, of which US$51,039 and US$453,713 were paid during the years ended June 30, 2022 and 2023, respectively. An annual dividend from Ask Idea for the 12-month ended December 31, 2022 of US$1,231,842 was declared on May 15, 2023, of which US$127,611 and US$1,104,231 were paid during the years ended June 30, 2023 and 2024, respectively. An annual dividend from Ask Idea for the 12-month ended December 31, 2023 of US$640,344 was declared on June 3, 2024, which was paid between July and October 2024. We have never declared or paid any other cash dividends on our Ordinary Shares other than those mentioned above. We anticipate that we will retain any future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future.

Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. In addition, our shareholders may by ordinary resolution declare a dividend. Under Cayman Islands law, a Cayman Islands company may pay a dividend either out of profit or share premium account, provided that in no circumstances may a dividend be paid if the dividend payment would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the board of directors may deem relevant.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. See “Regulations — Regulations related to Hong Kong taxation.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2024:

•        on an actual basis;

•        on an adjusted basis, giving effect to the issuance and sale of the Ordinary Shares by us in this Offering at the assumed initial public offering price of US$4.50 per Ordinary Share, after deducting the estimated underwriting discounts to the underwriters (assuming that all of the investors in this offering are introduced by the underwriters) and the estimated offering expenses payable by us and assuming no exercise of the Representative of its over-allotment option; and

•        on an adjusted basis, giving effect to the issuance and sale of the Ordinary Shares by us in this Offering at the assumed initial public offering price of US$4.50 per Ordinary Share, after deducting the estimated underwriting discounts to the underwriters (assuming that all of the investors in this offering are introduced by the underwriters) and the estimated offering expenses payable by us and assuming the Representative exercises its over-allotment option in full.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	December 31, 2024
	Actual	As Adjusted (Over-allotment option not exercised)	As Adjusted (Over-allotment option exercised)
	US$	US$	US$
Shareholders’ equity:
Ordinary shares, $0.0001 par value, 500,000,000 Ordinary Shares authorized, 12,500,000 Ordinary Shares issued and outstanding as of December 31, 2024	1,250	1,450	1,480
Receivable from shareholders	—	—	—
Additional paid-in capital(1)	191,151	7,750,951	8,992,921
Retained earnings	740,869	740,869	740,869
Accumulated other comprehensive income	8,237	8,237	8,237
Total shareholders’ equity	941,507	8,501,507	9,743,507
Indebtedness	—	—	—
Bank borrowings	—	—	—
Total capitalization	941,507	8,501,507	9,743,507

____________

(1)      Reflects the sale of Ordinary Shares in this offering at an assumed initial public offering price of $4.50 per share and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us. We estimate that such net proceeds without full exercise of over-allotment option will be approximately $7,560,000, and net proceeds with full exercise of over-allotment option will be approximately $8,802,000.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this Offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently issued and outstanding Ordinary Shares.

Our net tangible benefit as of December 31, 2024 was $787,134 or $0.06 per Ordinary Share. Net tangible benefit represents the amount of our total consolidated tangible assets (excluding intangible assets, net, and right-of-use assets as of December 31, 2024), less the amount of our total consolidated liabilities. Dilution is determined by subtracting the as adjusted net tangible book value per Ordinary Share from the initial public offering price per Ordinary Share and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

After giving further effect to our sale of Ordinary Shares in this Offering at the initial public offering price of $4.50 per Ordinary Share, and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2024 would have been $8,347,135, or approximately $0.58 per Ordinary Share (assuming no exercise of the over-allotment option). This represents an immediate increase in as adjusted net tangible book value per Ordinary Share of $0.52 to our existing shareholders and an immediate dilution in as adjusted net tangible book value per Ordinary Share of approximately $3.20 to new investors purchasing Ordinary Shares in this Offering. If the over-allotment is exercised in full, the as adjusted net tangible book value as of December 31, 2024 would have been $9,589,135, or approximately $0.65 per Ordinary Share. This represents an immediate increase in as adjusted net tangible book value per Ordinary Share of $0.59 to our existing shareholders and an immediate dilution in as adjusted net tangible book value per Ordinary Share of approximately $3.18 to new investors purchasing Ordinary Shares in this Offering.

The following table illustrates this dilution on a per Ordinary Share basis.

	Offering without over-allotment	Offering with over-allotment
Assumed initial public offering price per ordinary share	$4.50	$4.50
Net tangible book value per Ordinary Share as of December 31, 2024	$0.06	$0.06
Increase in pro forma as adjusted net tangible book value per Ordinary Share attributable to new investors purchasing Ordinary Shares in this Offering	$3.78	$3.83
Pro forma as adjusted net tangible book value per Ordinary Share after this Offering	$0.58	$0.65
Dilution per Ordinary Share to new investors in this Offering	$3.20	$3.18

An increase (decrease) in the assumed initial public offering price of our Ordinary Shares would increase (decrease) our net tangible book value after giving effect to the Offering assuming no change to the number of our Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting estimated expenses payable by us.

To the extent that we issue additional Ordinary Shares in the future, there will be further dilution to new investors participating in this Offering.

The following table summarizes, on an as adjusted basis as of December 31, 2024, the differences between existing shareholders and the new investors, the total consideration paid and the average price per Ordinary Share before deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

Over-allotment option not exercised	Ordinary Shares purchased		Total consideration		Average price per ordinary share
	Number	Percent	Amount	Percent
Existing shareholders	12,500,000	86.21%	$192,401	2.09%	$0.02
New investors	2,000,000	13.79%	$9,000,000	97.91%	$4.50
Total	14,500,000	100.00%	$9,192,401	100.00%	$0.63
Over-allotment exercised in full	Ordinary Shares purchased		Total consideration		Average price per ordinary share
	Number	Percent	Amount	Percent
Existing shareholders	12,500,000	84.46%	$192,401	1.83%	$0.02
New investors	2,300,000	15.54%	$10,350,000	98.17%	$4.50
Total	14,800,000	100.00%	$10,542,401	100.00%	$0.71

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Business Overview

We focus on partnering with schools and local/regional organizations in Hong Kong, offering a range of technology educational products and services. This includes the sale of cutting-edge products like robotics and drones for educational purposes, offering of online and offline technology education courses, organizing events, competitions and study tours, as well as providing paid services on our online platform.

We offer the following products and services: (1) software and hardware products tailored for STEM education; (2) STEM education training courses; (3) hosting technology-focused competitions and events; (4) organizing technology-themed study tours; (5) repair and maintenance for software and hardware products.

Key Factors that Affect Results of Operations

We believe the key factors affecting the Company’s financial condition and results of operations include the following:

Continued growth of the market for the STEM educational programs and products in Hong Kong

As Hong Kong’s strategic positioning in the field of technological innovation becomes more defined, the demand for high-tech skills is projected to experience substantial growth, thereby presenting novel development opportunities for STEM educational programs and products. Over the next few years, increased investment from the government, schools, and enterprises in innovative education — particularly in robotics programming — is anticipated. These technological advancements and policy initiatives will provide a robust foundation for the market’s future growth.

We have a dedicated and efficient management team with extensive industry experience in various aspects of school management, administration, and on-the-ground teaching. The management’s in-depth understanding of the educational technology sector allows us to effectively identify and respond to market needs while implementing innovative strategies that drive growth and operational excellence.

Over the fiscal years ended June 30, 2023 and 2024, and the six months ended December 31, 2024, we have maintained continued partnerships with over 400 primary and secondary schools. We have achieved relatively stable income during this period. We are committed to continuously exploring new demands from our existing customers for STEM educational programs and products, as well as continuously developing new customers, to achieve sustained growth in the future.

Retention of our existing customers and acquisition of new customers

Our ability to offer high-quality customer support

Our business success relies significantly on the strong relationships we build with our customers, allowing us to understand and fulfill their unique needs with customized solutions. Our customers depend on our customer support team to assist them in deploying our products and services effectively, help them resolve post-deployment issues quickly and provide ongoing support. High-quality support is important for the renewal and expansion of our agreements with existing customers. The importance of high-quality customer support will increase as we expand our business and pursue new customers. We offer one-of-a-kind education solutions, meeting customers’ needs for innovation, advanced technology, and high-quality education. Our proprietary products, such as the robot and drone, have been adopted by 35% of primary and secondary schools in Hong Kong, showcasing their effectiveness in enhancing learning outcomes. For our ongoing customer support and after-sale consulting services related to our drones and robots, we offer maintenance plans typically structured as 12-month agreements.

Our ability to improve, upgrade, enhance, or innovate our educational products and programs

The market for STEM educational programs and products in Hong Kong is characterized by rapid technological changes, evolving educational standards, and shifting customer expectations. To remain competitive, we must continuously adapt our offerings and ensure that our programs and products keep pace with industry trends and new technologies. Our success depends on our ability to identify and anticipate the evolving needs of our customers — particularly schools and training institutions — and to design solutions that align with those needs. Our ability to attract new customers, retain existing ones, and drive growth relies heavily on our capacity to continually enhance the functionality, performance, and appeal of our educational products, as well as to develop new programs that resonate with customer preferences. Our educational solutions must also integrate with a variety of third-party technologies, including learning management systems, software platforms, and hardware. As these technologies evolve, we must continually adapt our products to ensure compatibility and performance. We have made, and will continue to make, significant investments in program development and product innovation, dedicating considerable resources to be commercially successful.

Our ability to expand our marketing and sales capabilities

Our ability to increase our customer base and achieve broader market acceptance of our products and services will also depend on our ability to expand our marketing and sales capabilities. We plan to expand our marketing and sales operations, both domestically and internationally. We plan to dedicate resources to sales and marketing programs, including targeted advertising for our innovative training programs and high-quality educational products, focusing on both B2B and B2C models. Our region-and school-based marketing approach aims to promote our brand and products more effectively in Hong Kong and internationally.

Stable business relationships with subcontractors and suppliers

Our strong working relationships with subcontractors enable us to deliver high-quality products and services efficiently, contributing to our reliable supply chain and operational stability. This network of trusted partners and customers is a cornerstone of our business, supporting sustained growth and consistent performance in the market.

We are an authorized distributor of DJI drones and related products under a distribution agreement with iFlight, a wholly owned subsidiary of DJI. While our agreement is not directly with DJI or Shenzhen DJI and does not provide for formal exclusivity, to our knowledge, we are a leading provider of DJI drone-based educational solutions in Hong Kong. This unique combination of cutting-edge technology and tailored educational content positions us as a leader in the educational technology market in Hong Kong. We also collaborate with High Great to distribute educational drones under the “HuLa” brand, which enables us to deliver high-quality educational programs, benefiting from their expertise as a leading manufacturer of drones and intelligent hardware solutions. Any disruption or termination of this partnership could impact the quality of our programs, potentially resulting in customer dissatisfaction and loss.

Results of Operations

Comparison of Results of Operations for the Six Months Ended December 31, 2023 and 2024

The following table sets forth a summary of our consolidated results of operations for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this filing. The results of operations in any period are not necessarily indicative of our future trends.

(Amounts expressed in U.S. dollars, except share data and per share data, or otherwise noted)

	For the Six Months Ended December 31,		Variance in
	2024	2023	Amount	%
Revenues	1,992,566	2,118,904	(126,338)	-5.96%
Cost of Revenues	(928,057)	(1,201,235)	273,178	-22.74%
Gross profit	$1,064,509	$917,669	$146,840	16.00%
Selling and marketing expenses	(58,296)	(33,971)	(24,325)	71.61%
General and administrative expenses	(657,299)	(435,137)	(222,162)	51.06%
Income from operations	$348,914	$448,561	$(99,647)	-22.21%
Other income/(expense), net	1,369	4,591	(3,222)	-70.18%
Income before income taxes	$350,283	$453,152	$(102,869)	-22.70%
Income tax expenses	(38,381)	(53,532)	15,151	28.30%
Net income	$311,902	$399,620	$(87,718)	-21.95%

Comparison of Results of Operations for Fiscal Years Ended June 30, 2023 and 2024

The following table sets forth a summary of our consolidated results of operations for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this filing. The results of operations in any period are not necessarily indicative of our future trends.

(Amounts expressed in U.S. dollars, except share data and per share data, or otherwise noted)

	For the year Ended June 30,		Variance in
	2024	2023	Amount	%
Revenues	4,577,813	5,123,511	(545,698)	-10.65%
Cost of Revenues	(2,395,481)	(2,659,253)	263,772	-9.92%
Gross profit	$2,182,332	$2,464,258	$(281,926)	-11.44%
Selling and marketing expenses	(101,840)	(98,710)	(3,130)	3.17%
General and administrative expenses	(891,267)	(819,724)	(71,543)	8.73%
Income from operations	$1,189,225	$1,545,824	$(356,599)	-23.07%
Other income/(expense), net	28,414	50,910	(22,496)	-44.19%
Income before income taxes	$1,217,639	$1,596,734	$(379,095)	-23.74%
Income tax expenses	(179,813)	(242,267)	62,454	-25.78%
Net income	$1,037,826	$1,354,467	$(316,641)	-23.38%

Revenues

Our revenues mainly represent revenues from sales of software and hardware products, training courses, and other services.

The following table sets forth the revenues of our different types of businesses:

	For the Six Months Ended December 31,		Variance in
	2024	2023	Amount	%
Revenue
Software and hardware products	1,063,958	1,341,059	(277,101)	-20.66%
Training courses	585,494	709,712	(124,218)	-17.50%
Other services	343,114	68,133	274,981	403.59%
Total revenues	$1,992,566	$2,118,904	$(126,338)	-5.96%

For the six months ended December 31, 2023 and 2024, our total revenues were US$2,118,904 and US$1,992,566, respectively. Revenues generated from sales of software and hardware products accounted for 63.29% and 53.40% of the total revenue for the six months ended December 31, 2023 and 2024, respectively. Revenues generated from STEM education training courses accounted for 33.49% and 29.38% of the total revenue for the six months ended December 31, 2023 and 2024, respectively. Revenues generated from other services, including hosting technology-focused competitions and events, organizing technology-themed study tours, and repair and maintenance services for software and hardware products, totally accounted for 3.22% and 17.22% of the total revenue for the six months ended December 31, 2023 and 2024, respectively.

Our total revenues decreased by US$126,338 or approximately 5.96% to US$1,992,566 for the six months ended December 31, 2024 from US$2,118,904 for the six months ended December 31, 2023. Our revenues from sales of software and hardware products decreased by US$277,101 or approximately 20.66% to US$1,063,958 for the six months ended December 31, 2024 from US$1,341,059 for the six months ended December 31, 2023. Our revenues from STEM education training courses decreased by US$124,218 or approximately 17.50% to US$585,494 for the six months ended December 31, 2024 from US$709,712 for the six months ended December 31, 2023. Our revenues from other services, including hosting technology-focused competitions and events, organizing technology-themed study tours, and repair and maintenance services for software and hardware products, increased by US$274,981 or approximately 403.59% to US$343,114 for the six months ended December 31, 2024 from US$68,133 for the six months ended December 31, 2023.

Due to our proactive optimization of the customer portfolio and reduction in sales of low-priced and low-margin products and services as well as an increased focus on hosting higher-margin events and study tours, our total revenue for the six months ended December 31, 2024, slightly decreased compared to the same period in 2023. However, this does not indicate a decline in our overall operating performance during the period.

The following table sets forth the revenues of our different types of businesses:

	For the year Ended June 30,		Variance in
	2024	2023	Amount	%
Revenue
Software and hardware products	2,664,915	2,925,459	(260,544)	-8.91%
Training courses	1,660,785	1,856,097	(195,312)	-10.52%
Other services	252,113	341,955	(89,842)	-26.27%
Total revenues	$4,577,813	$5,123,511	$(545,698)	-10.65%

For the years ended June 30, 2023 and 2024, our total revenues were US$5,123,511 and US$4,577,813, respectively.

Revenues generated from sales of software and hardware products accounted for 57.1% and 58.21% of the total revenue for the years ended June 30, 2023 and 2024, respectively. Revenues generated from STEM education training courses accounted for 36.23% and 36.28% of the total revenue for the years ended June 30, 2023 and 2024, respectively. Revenues generated from other services, including hosting technology-focused competitions and events, organizing technology-themed study tours, and repair and maintenance services for software and hardware products, totally accounted for 6.67% and 5.51% of the total revenue for the years ended June 30, 2023 and 2024, respectively.

Our total revenues decreased by US$545,698 or approximately 10.65% to US$4,577,813 for the year ended June 30, 2024 from US$5,123,511 for the year ended June 30, 2023. Our revenues from sales of software and hardware products decreased by US$260,544 or approximately 8.91% to US$2,664,915 for the year ended June 30, 2024 from US$2,925,459 for the year ended June 30, 2023. Our revenues from STEM education training courses decreased by US$195,312 or approximately 10.52% to US$1,660,785 for the year ended June 30, 2024 from US$1,856,097 for the year ended June 30, 2023. Our revenues from other services, including hosting technology-focused competitions and events, organizing technology-themed study tours, and repair and maintenance services for software and hardware products, decreased by US$89,842 or approximately 26.27% to US$252,113 for the year ended June 30, 2024 from US$341,955 for the year ended June 30, 2023.

Due to the impact of the COVID-19 pandemic, some software and hardware product, training course, as well as other service orders that we had originally planned to make or complete during the fiscal year ended June 30, 2022, were postponed. Almost all of these postponed orders were completed in the fiscal year ended June 30, 2023, resulting in the revenue exceeding our normal levels for that fiscal year. Although our revenue for the fiscal year ended June 30, 2024 appeared to have decreased compared to the fiscal year ended June 30, 2023, we believe that the revenue level for the fiscal year ended June 30, 2024 represents our normal revenue scale.

Cost of revenues

The following table sets forth the cost of revenues of our different types of businesses:

	For the Six Months Ended December 31,		Variance in
	2024	2023	Amount	%
Cost of revenues
Software and hardware products	(647,011)	(926,221)	279,210	-30.15%
Training courses	(177,315)	(214,702)	37,387	-17.41%
Other services	(103,731)	(60,312)	(43,419)	71.99%
Total cost of revenues	$(928,057)	$(1,201,235)	$273,178	-22.74%

For the six months ended December 31, 2023 and 2024, our total cost of revenues were US$1,201,235 and US$928,057, respectively.

The cost of revenues of sales of software and hardware products mainly consists of direct goods, shipping and logistic costs, and charges to write down the carrying value of inventory when it exceeds its estimated net realizable value and to provide for obsolete inventory. Our cost of revenues of sales of software and hardware products decreased by 30.15% from US$926,221 for the six months ended December 31, 2023 to US$647,011 for the six months ended December 31, 2024, which was mainly due to the decreasing sales volume of our software and hardware products.

The cost of revenues of STEM education training courses mainly consists of fees paid to tutors. Our cost of revenues of STEM education training courses decreased by 17.41% from US$214,702 for the six months ended December 31, 2023 to US$177,315 for the six months ended December 31, 2024, which was mainly due to the decreasing services volume of our STEM education training courses.

The cost of revenues of other services, including hosting technology-focused competitions and events, organizing technology-themed study tours, and repair and maintenance services for software and hardware products, mainly consists of venue and support costs, trip expenses, and outsourced repair and maintenance costs. Although our revenues from other services for the six months ended December 31, 2024 increased by 403.59% compared to the same period of 2023, the cost of revenues from other services increased by 71.99% from US$60,312 for the six months ended December 31, 2023 to US$103,731 for the same period of 2024. The disparity between the growth rates of cost and revenue was mainly due to the significant differences in the cost structure among various service projects.

The following table sets forth the cost of revenues of our different types of businesses:

	For the year Ended June 30,		Variance in
	2024	2023	Amount	%
Cost of revenues
Software and hardware products	(1,739,585)	(1,852,351)	112,766	-6.09%
Training courses	(530,041)	(769,110)	239,069	-31.08%
Other services	(125,855)	(37,792)	(88,063)	233.02%
Total cost of revenues	$(2,395,481)	$(2,659,253)	$263,772	-9.92%

For the years ended June 30, 2023 and 2024, our total cost of revenues were US$2,659,253 and US$2,395,481, respectively.

The cost of revenues of sales of software and hardware products mainly consists of direct goods, shipping and logistic costs, and charges to write down the carrying value of inventory when it exceeds its estimated net realizable value and to provide for obsolete inventory. Our cost of revenues of sales of software and hardware products decreased by 6.09% from US$1,852,351 for the year ended June 30, 2023 to US$1,739,585 for the year ended June 30, 2024, which was mainly due to the decreasing sales volume of our software and hardware products.

The cost of revenues of STEM education training courses mainly consists of fees paid to tutors. Our cost of revenues of STEM education training courses decreased by 31.08% from US$769,110 for the year ended June 30, 2023 to US$530,041 for the year ended June 30, 2024, which was mainly due to the decreasing services volume of our STEM education training courses, as well as the cost reductions resulting from our centralized procurement of labor services of the tutors.

The cost of revenues of other services, including hosting technology-focused competitions and events, organizing technology-themed study tours, and repair and maintenance services for software and hardware products, mainly consists of venue and support costs, trip expenses, and outsourced repair and maintenance costs. Although our revenues from other services for the fiscal year ended June 30, 2024 decreased by 26.27% compared to the fiscal year ended June 30, 2023, our cost of revenues of other services increased by 233.02% from US$37,792 for the year ended June 30, 2023 to US$125,855 for the year ended June 30, 2024, which was mainly due to the significant differences in the cost structure of these different services projects.

Gross profit and gross profit margin

Gross profit represents our net revenues less cost of revenues. Our gross profit margin represents our gross profit as a percentage of our net revenues.

The following table sets forth the gross profit and gross profit margin of our different types of businesses:

	For the Six Months Ended December 31,		Variance in
	2024	2023	Amount	%
Gross profit
Software and hardware products	416,947	414,838	2,109	0.51%
Training courses	408,179	495,010	(86,831)	-17.54%
Other services	239,383	7,821	231,562	2,960.77%
Total gross profit	$1,064,509	$917,669	$146,840	16.00%

Gross profit margin
Software and hardware products	39.19%	30.93%	8.25%	26.67%
Training courses	69.72%	69.75%	-0.03%	-0.04%
Other services	69.77%	11.48%	58.29%	507.75%
Overall gross profit margin	53.42%	43.31%	10.12%	23.37%

For the six months ended December 31, 2023 and 2024, our total gross profit were US$917,669 and US$1,064,509, respectively, and our overall gross profit margin were43.31% and 53.42%, respectively.

Our gross profit of sales of software and hardware products increased by US$2,109 or approximately 0.5% to US$416,947 for the six months ended December 31, 2024 from US$414,838 for the same period in 2023. This increase was primarily due to the reduction in sales of low-priced and low-margin products, as well as an improvement of purchasing bargaining power, which also resulted in a significant increase in gross profit margin of software and hardware products to 39.19% for the six months ended December 31, 2024, compared to 30.93% for the same period in 2023.

Our gross profit of STEM education training courses decreased by US$86,831 or approximately 18% to US$408,179 for the six months ended December 31, 2024 from US$495,010 for the same period in 2023. The decline was mainly attributable to a decrease in service volume of service provided under our STEM education training course. The gross profit margin of STEM education training courses for the six months ended December 31, 2024 remained stable compared to the corresponding period in the previous year.

Our gross profit of other services, including hosting technology-focused competitions and events, organizing technology-themed study tours, and repair and maintenance services for software and hardware products, increased by US$231,562 or approximately 2,961% to US$239,383 for the six months ended December 31, 2024 from US$7,821 for the same period in 2023. The gross profit margin of other services for the year ended December 31, 2024 increased by 507.79% compared to the corresponding period in the previous year, which was mainly due to significant differences in the cost structure among various service projects.

The following table sets forth the gross profit and gross profit margin of our different types of businesses:

	For the year Ended June 30,		Variance in
	2024	2023	Amount	%
Gross profit
Software and hardware products	925,330	1,073,108	(147,778)	-13.77%
Training courses	1,130,744	1,086,987	43,757	4.03%
Other services	126,258	304,163	(177,905)	-58.49%
Total gross profit	$2,182,332	$2,464,258	$(281,926)	-11.44%

Gross profit margin
Software and hardware products	34.72%	36.68%	-1.96%	-5.34%
Training courses	68.08%	58.56%	9.52%	16.26%
Other services	50.08%	88.95%	-38.87%	-43.70%
Overall gross profit margin	47.67%	48.10%	-0.43%	-0.88%

For the years ended June 30, 2023 and 2024, our total gross profit were US$2,464,258 and US$2,182,332, respectively, and our overall gross profit margin were 48.10% and 47.62%, respectively.

Our gross profit of sales of software and hardware products decreased by US$147,778 or approximately 13.77% to US$925,330 for the year ended June 30, 2024 from US$1,073,108 for the year ended June 30, 2023, which was mainly due to the decreasing sales volume of our software and hardware products. The gross profit margin of sales of software and hardware products for the year ended June 30, 2024 remained relatively stable with a slight decrease of 1.96% compared to the corresponding period in the previous year.

Our gross profit of STEM education training courses increased by US$43,757 or approximately 4.03% to US$1,130,744 for the year ended June 30, 2024 from US$1,086,987 for the year ended June 30, 2023. The gross profit margin of STEM education training courses for the year ended June 30, 2024 increased by 9.52% compared to the corresponding period in the previous year, mainly due to the cost reductions resulting from our centralized procurement of labor services of the tutors.

Our gross profit of other services, including hosting technology-focused competitions and events, organizing technology-themed study tours, and repair and maintenance services for software and hardware products, decreased by US$177,905 or approximately 58.49% to US$126,258 for the year ended June 30, 2024 from US$304,163 for the year ended June 30, 2023. The gross profit margin of other services for the year ended June 30, 2024 decreased by 38.87% compared to the corresponding period in the previous year, mainly due to the significant differences in the cost structure of these different services projects.

Selling and marketing expenses

Selling and marketing expenses primarily consist of (i) rental fees for product and service display stores, and (ii) cost of consumables used for product promotion.

The selling and marketing expenses increased by US$24,325 or approximately 71.60%, to US$58,296 for the six months ended December 31, 2024 from US$33,971 for the same period in 2023, which was primarily attributable to an increase of US$18,945 in marketing related to the promotion of events and study tours, as well as an increase of US$5,380 in rental fees for product and service display stores.

The selling and marketing expenses increased by US$3,130 or approximately 3.17%, to US$101,840 for the year ended June 30, 2024 from US$98,710 for the year ended June 30, 2023, which was due to an increase of US$6,824 in rental fees for product and service display stores, and a decrease of US$3,694 in cost of consumables used for product promotion.

General and administrative expenses

General and administrative expenses primarily consist of (i) salaries and benefits for administrative personnel, (ii) professional service fees, (iii) office expenses, (iv) travel and transportation expenses, and (v) other expenses, including depreciation expenses, insurance expenses, bank charges, tax expenses, bad debt expenses, etc.

The general and administrative expenses increased by US$222,162 or approximately 51.06%, to US$657,299 for the six months ended December 31, 2024 from US$435,137 for the same period in 2023, which was primarily attributable to an increase of US$21,696 in salaries and benefits for administrative personal due to an increase of employee headcounts resulting from our business development, and an increase of US$ 127,421 in professional service fees due to an increase of audit fees, an increase of US$26,379 in bad debt expense, and an increase of US$46,666 in the miscellaneous expenses.

The general and administrative expenses increased by US$71,543 or approximately 8.73%, to US$891,267 for the year ended June 30, 2024 from US$819,724 for the year ended June 30, 2023, which was primarily attributable to an increase of US$72,978 in salaries and benefits for administrative personnel due to an increase of employee headcounts resulting from our business growth.

Income from operations

As a result of the foregoing, our income from operations remained relatively stable and decreased by US$99,647 or approximately 22.21%, to US$348,914 for the six months ended December 31, 2024 from US$448,561 for the same period in 2023, primarily due to the impact of an increase in audit fees of US$ 131,326 for our initial public offering.

As a result of the foregoing, our income from operations decreased by US$356,599 or approximately 23.07%, to US$1,189,225 for the year ended June 30, 2024 from US$1,545,824 for the year ended June 30, 2023, mainly due to the decreasing sales volume of our software and hardware products, training courses and other services, as well as the increase of the selling and marketing expenses, and the general and administrative expenses.

Other income/(expenses), net

Other income, net mainly includes (i) interest income, (ii) foreign currency exchange gains and losses, and (iii) government grant and reward from bank.

Other income/(expenses), net decreased by US$3,222, or approximately 70.19%, to US$1,369 for the six months ended December 31, 2024 from US$4,591 for the same period in 2023, which was primarily attributable to a decrease of US$3,634 in interest income.

Other income/(expenses), net decreased by US$22,496, or approximately 44.19%, to US$28,414 for the year ended June 30, 2024 from US$50,910 for the year ended June 30, 2023, which was primarily attributable to a decrease of US$26,570 in government subsidies.

Profit before income tax

As a result of the foregoing, our profit before income tax decreased by US$102,869, or approximately 22.70%, to US$350,283 for the six months ended December 31, 2024 from US$453,152 for the same period in 2023, which also primarily due to the impact of an increase in audit fees of US$ 131,326 for our initial public offering.

As a result of the foregoing, our profit before income tax decreased by US$379,095, or approximately 23.74%, to US$1,217,639 for the year ended June 30, 2024 from US$1,596,734 for the year ended June 30, 2023.

Income tax expenses

The income tax expenses decreased by US$15,151, or approximately 28.30%, to US$38,381 for the six months ended December 31, 2024 from US$53,532 for the six months ended December 31, 2023. The increase was in line with the increase of taxable income for the six months ended December 31, 2024.

The income tax expenses decreased by US$62,454, or approximately 25.78%, to US$179,813 for the year ended June 30, 2024 from US$242,267 for the year ended June 30, 2023. The decrease was in line with the decrease of taxable income for the year ended June 30, 2024.

Net income

As a result of the foregoing, our net income decreased by US$87,718, or approximately 21.95%, to US$311,902 for the six months ended December 31, 2024 from US$399,620 for the same period in 2023, which also primarily due to the impact of an increase in audit fees of US$ 131,326 for our initial public offering.

As a result of the foregoing, our net income decreased by US$316,641, or approximately 23.38%, to US$1,037,826 for the year ended June 30, 2024 from US$1,354,467 for the year ended June 30, 2023.

Liquidity and Capital Resources

Primary Sources of Liquidity

Our primary sources of liquidity consist of existing cash and cash equivalents, and cash flows from our operating activities. Our ability to generate sufficient cash flows from our operational activities is primarily dependent on the sales of our products, as well as the provision of training courses and other services to our customers, at margins that are adequate to cover both fixed and variable expenses.

As of December 31, 2024, we had cash and cash equivalents of US$676,433, positive working capital of US$677,728 and total equity of US$941,507. In assessing our liquidity, management monitors and analyzes our cash on-hand, the ability to generate sufficient revenue in the future, our operating and capital expenditure commitments, and our ability to raise funds through certain financing measures such as bank borrowing.

As of June 30, 2024, we had cash and cash equivalents of US$456,020, positive working capital of US$392,587 and total equity of US$623,225. In assessing our liquidity, management monitors and analyzes our cash on-hand, the ability to generate sufficient revenue in the future, our operating and capital expenditure commitments, and our ability to raise funds through certain financing measures such as bank borrowing.

We do not have any amounts committed to be provided by our related parties. We are not dependent upon this offering to meet our liquidity needs for the next twelve months. However, we plan to expand our business by upgrading our current technologies and expanding into new STEM education solutions, broadening our customer base through targeted marketing campaigns, and introducing our AI education solutions to customers. We will need to raise more capital through financing, including our initial public offering and bank borrowing, to implement these growth strategies and strengthen our position in the market.

Based on current operating plan, our management believes that the above-mentioned measures collectively will provide sufficient liquidity for us to meet our future liquidity and capital requirement for at least next twelve months from the date of this prospectus.

Cash Flows

Cash Flows for the Six Months Ended December 31, 2024, compared to the Six Months Ended December 31, 2023

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Six Months Ended December 31,		Variance in
	2024	2023	Amount	%
Net cash provided by operating activities	859,309	539,002	320,307	59.43%
Net cash used in investing activities	—	—	—	—
Net cash used in financing activities	(642,777)	(638,798)	(3,979)	0.62%
Effect of exchange rate changes	3,881	2,063	1,818	88.12%
Net change in cash and cash equivalents	$220,413	$(97,733)	$318,146	-325.53%
Cash and cash equivalents, beginning of the year	456,020	602,398	(146,378)	-24.30%
Cash and cash equivalents, end of the year	$676,433	$504,665	$171,768	34.04%

Cash Flows for the Year Ended June 30, 2024, compared to the Year Ended June 30, 2023

The following table sets forth a summary of our cash flows for the periods indicated:

	For the year Ended June 30,		Variance in
	2024	2023	Amount	%
Net cash provided by operating activities	960,436	989,451	(29,015)	-2.93%
Net cash used in investing activities	(2,579)	—	(2,579)	—
Net cash used in financing activities	(1,104,231)	(581,324)	(522,907)	89.95%
Effect of exchange rate changes	(4)	443	(447)	-100.90%
Net change in cash and cash equivalents	$(146,378)	$408,570	$(554,948)	-135.83%
Cash and cash equivalents, beginning of the year	602,398	193,828	408,570	210.79%
Cash and cash equivalents, end of the year	$456,020	$602,398	$(146,378)	-24.3%

Operating Activities

For the six months ended December 31, 2024, our net cash provided by operating activities was US$859,309, which was primarily attributable to (i) our net income of US$311,902, (ii) an adjustment of deducted non-cash items of a positive net amount of US$68,157, mainly inclusive of depreciation, non-cash lease expense, allowance for doubtful accounts, and deferred income taxes, (iii) changes in working capital that positively affected the cash flow from operating activities, primarily including: (a) a decrease of US$593,834 in accounts receivable mainly due to the differences in the numbers and the amount of unsettled orders at the end of the period; (b) an decrease of US$89,159 in inventories mainly due to the differences in the numbers and the amount of undelivered orders at the end of the period; (c) an total increase of US$247,736 in prepayments and other current assets mainly due to the increase in prepayments to related parties; (d) an increase of US$ 238,661 in deferred offering costs; (e) an increase of US$25 in accounts payable mainly due to the differences in the numbers and the amount of purchase orders based on our demand for sales orders at the end of the period; (f) an decrease of US$253,781 in deferred revenue, mainly due to the differences in the service life of the Company’s training courses and other services revenue; and (g) a total increase of US$558,545 in accrued expenses and other liabilities mainly due to the increase in income tax payable, and related party payables.

For the six months ended December 31, 2023, our net cash provided by operating activities was US$539,002, which was primarily attributable to (i) our net income of US$399,620, (ii) an adjustment of deducted non-cash items of a positive net amount of US$12,364, mainly inclusive of depreciation, non-cash lease expense, allowance for doubtful accounts, and deferred income taxes, (iii) changes in working capital that positively affected the cash flow from operating activities, primarily including: (a) an decrease of US$950,051 in accounts receivable mainly due to our sales orders had significantly increased compared to the previous fiscal year, (b) an increase of US$121,668 in inventories mainly due to the differences in the numbers and the amount of undelivered orders at the end of the period; (c) a total increase of US$143,590 in prepayments and other current assets mainly due to the increase in the prepayments to suppliers; (d) an decrease of US$110,074 in accounts payable mainly due to the differences in the numbers and the amount of purchase orders based on our demand for sales orders at the end of the period; (e) an increase of US$91,111 in deferred revenue, mainly due to the differences in the service life of the Company’s training courses and other services revenue; and (f) a total decrease of US$510,007 in accrued expenses and other liabilities mainly due to the decrease in income tax payable, and related party payables.

For the year ended June 30, 2024, our net cash provided by operating activities was US$960,436, which was primarily attributable to (i) our net income of US$1,037,826, (ii) an adjustment of deducted non-cash items of a positive net amount of US$33,115, mainly inclusive of depreciation, non-cash lease expense, allowance for doubtful accounts, and deferred income taxes, (iii) changes in working capital that negatively affected the cash flow from operating activities, primarily including: (a) a decrease of US$375,855 in accounts receivable mainly due to the differences in the numbers and the amount of unsettled orders at the end of the period; (b) an increase of US$56,675 in inventories mainly due to the differences in the numbers and the amount of undelivered orders at the end of the period; (c) an total increase of US$56,280 in prepayments and other current assets mainly due to the increase in prepayments to suppliers; (d) a decrease of US$181,831 in accounts payable mainly due to the differences in the numbers and the amount of purchase orders based on our demand for sales orders at the end of the period; (e) an increase of US$171,918 in deferred revenue, mainly due to the differences in the service life of the Company’s training courses and other services revenue; and (f) a total decrease of US$354,749 in accrued expenses and other liabilities mainly due to the decrease in income tax payable, and related party payables.

For the year ended June 30, 2023, our net cash provided by operating activities was US$989,451, which was primarily attributable to (i) our net income of US$1,354,467, (ii) an adjustment of deducted non-cash items of a negative net amount of US$117,414, mainly inclusive of depreciation, non-cash lease expense, allowance for doubtful accounts, and deferred income taxes, (iii) changes in working capital that negatively affected the cash flow from operating activities, primarily including: (a) an increase of US$1,209,374 in accounts receivable mainly due to our sales orders had significantly increased compared to the previous fiscal year, (b) a decrease of US$120,748 in inventories mainly due to the differences in the numbers and the amount of undelivered orders at the end of the period; (c) a total increase of US$58,279 in prepayments and other current assets mainly due to the increase in the prepayments to suppliers; (d) an increase of US$84,095 in accounts payable mainly due to the differences in the numbers and the amount of purchase orders based on our demand for sales orders at the end of the period; (e) an increase of US$346,323 in deferred revenue, mainly due to the differences in the service life of the Company’s training courses and other services revenue; and (f) a total increase of US$474,598 in accrued expenses and other liabilities mainly due to the increase in income tax payable, and related party payables.

Investing Activities

For the six months ended December 31, 2024, we did not generate any cash flows from investment activities. For the six months ended December 31, 2023, we did not generate any cash flows from investment activities.

For the year ended June 30, 2024, our net cash used in investing activities was US$2,579 which was entirely attributable to the expenditure for the purchase of property and equipment. For the year ended June 30, 2023, we did not generate any cash flows from investment activities.

Financing Activities

For the six months ended December 31, 2024, our net cash used in financing activities was US$642,777, which was entirely attributable to the payment of the dividends to shareholders. For the six months ended December 31, 2023, our net cash used in financing activities was US$638,798, which was entirely attributable to the payment of the dividends to shareholders.

For the year ended June 30, 2024, our net cash used in financing activities was US$1,104,231, which was entirely attributable to the payment of the dividends to shareholders.

For the year ended June 30, 2023, our net cash used in financing activities was US$581,324, which was entirely attributable to the payment of the dividends to shareholders.

Contingencies

From time to time, we may become involved in litigation relating to claims arising in the ordinary course of the business. However, there are no claims or acts pending or threatened against us that, if adversely determined, would, in our judgment, have a material adverse effect on us.

Capital Expenditures

Our capital expenditures consist primarily of expenditures for the purchase of property and equipment for our business expansion. No capital expenditures were incurred for the six months ended December 31, 2023 and 2024, respectively. Our capital expenditures amounted to nil and US$2,579 for the years ended June 30, 2023 and 2024, respectively.

We plan to fund our future capital expenditures with our existing cash and cash equivalents balance and proceeds from this offering. We will continue to make capital expenditures to meet the expected growth of our business.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2024:

	Payment Due by Period
	Total	Less than 1 year	1-3 years	More than 3 years
Operating lease commitments	256,082	53,138	191,936	11,008
Total	$256,082	$53,138	$191,936	$11,008

Other than those shown above, we did not have any significant capital and other commitments as of December 31, 2024.

The following table sets forth our contractual obligations as of June 30, 2024:

	Payment Due by Period
	Total	Less than 1 year	1-3 years	More than 3 years
Operating lease commitments	222,763	85,448	126,752	10,563
Total	$222,763	$85,448	$126,752	$10,563

Other than those shown above, we did not have any significant capital and other commitments as of June 30, 2024.

Off-balance Sheet Commitments and Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Critical Accounting Policies and Estimates

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, the reported amounts of revenue and expenses during the reporting period, and the related disclosures in the consolidated financial statements and accompanying footnotes. Out of our significant accounting policies, which are described in “Note 2 — Summary of Significant Accounting Policies” of our consolidated financial statements for the reporting period, included elsewhere in this registration statement, certain accounting policies are deemed “critical,” as they require management’s highest degree of judgment, estimates and assumptions, including (i) Accounts receivables, net, (ii) Inventories, (iii) Revenue recognition, and (iv) Income taxes. While we believe our judgments, estimates and assumptions are reasonable, we are based on information presently available and actual results may differ significantly from those estimates under different assumptions and conditions. We believe that the following critical accounting estimates involve the most significant judgments used in the preparation of our financial statements.

Also, we qualify as an “emerging growth company”, or EGC, pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, the Company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. The Company will adopt the standards based on the extended transition period provided to private companies.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date, and revenues and expenses in the consolidated financial statements and accompanying notes.

The estimates used for, but not limited to, determining sales return reserves, income taxes, the collectability of accounts and other receivables, inventory valuation, warranties, fair value of long-lived assets. We have assessed the impact and are not aware of any specific events or circumstances that required an update to our estimates and assumptions or materially affected the carrying value of our assets or liabilities as of the date of issuance of this report. These estimates may change as new events occur and additional information is obtained. Actual results could differ materially from these estimates under different assumptions or conditions.

Accounts receivables, net

Accounts receivable represent the amounts that the Company has an unconditional right to consideration. Accounts receivable are recorded at net realizable value, consisting of the carrying amount less an allowance for credit losses, as necessary. We maintain an allowance for doubtful accounts to reserve for potentially uncollectible receivable amounts which is estimated using the approach based on expected losses. The estimation of allowance for doubtful accounts considers factors such as historical credit loss experience, age of receivable balances, current market conditions, reasonable and supportable forecasts of future economic conditions, as well as an assessment of receivables due from specific identifiable counterparties to determine whether these receivables are considered at risk or uncollectible.

Inventories

Inventories mainly consist of merchandise available for sale. They are accounted for using the weighted average cost method and stated at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Revenue recognition

Revenue is principally generated from sales of goods, training courses and hosting events. Revenue represents the amount of consideration the Company is entitled to upon the transfer of promised goods or services in the ordinary course of the Company’s activities. Consistent with the criteria of ASC 606 “Revenue from Contracts with Customers”, the Company recognizes revenue when performance obligations are satisfied by transferring control of a promised good or service to a customer. For performance obligations that are satisfied at a point in time, the Company also considers the following indicators to assess whether control of a promised good or service is transferred to the customer: (i) right to payment, (ii) legal title, (iii) physical possession, (iv) significant risks and rewards of ownership and (v) acceptance of the good or service. For performance obligations satisfied over time, the Company recognizes revenue over time by measuring the progress toward complete satisfaction of a performance obligation.

For revenue arrangements with multiple distinct performance obligations, each distinct performance obligation is separately accounted for and the total consideration is allocated to each performance obligation based on the relative standalone selling price at contract inception.

The Company evaluates if it is a principal or an agent in a transaction to determine whether revenue should be recorded on a gross or net basis. The Company is acting as the principal if it obtains control over the goods and services before they are transferred to customers. Generally, when the Company is primarily obligated in a transaction, is subject to inventory risk, has latitude in establishing prices, or has several but not all of these indicators, the Company acts as the principal and revenue is recorded on a gross basis. Generally, when the Company is not primarily obligated in a transaction, does not bear the inventory risk and does not have the ability to establish the price, the Company acts as the agent and revenue is recorded on a net basis.

Sales of software and hardware products and training courses

We earn revenues of sales of software and hardware products and training courses mainly from the delivery of programmable drones and accessories and the delivery of related training courses to Hong Kong schools. The sales of products and training services and their respective prices are separately identifiable in the context of the contracts with customers, and the customers can benefit from each service on its own, therefore we determined they are two separate performance obligations.

We recognize revenues on sales of software and hardware products upon delivery to the customers, which is when the control of the products transfers. Invoices are typically issued at the point control transfers and fees are received within several months. We also recognize a sales return reserve based on historical experience.

We offer e-learning courses to Hong Kong schools. The e-learning courses are operated by our suppliers, and we are acting as an agent in these transactions. The commissions and any related fulfillment fees we earn from these arrangements are recognized when the services are rendered, which generally occurs upon activation of the e-learning users to the customers.

The revenues received for training courses are recognized proportionately as the courses are delivered and are reported net of tuition refunds. Tuition paid in advance is recorded as deferred revenue.

Other services

Other services include hosting technology-focused competitions and events, organizing technology-themed study tours, and repair and maintenance services for software and hardware products.

Revenues related to hosting technology-focused competitions and events, organizing technology-themed study tours, are recognized upon completion of the competitions, events and tours.

Revenues related to repair and maintenance are recognized over time as services are provided. Payments are received together with the goods sales and recorded in deferred revenue, which is recognized as revenue ratably over the respective customer contract term. The contract terms are generally a 12-month period.

Income taxes

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. We account for income taxes under the asset and liability method in accordance with ASC 740, Income Tax.

Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive income in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that the amount of the deferred tax assets will not be realized.

We adopted ASC 740 “Income Tax”, which provides guidance for recognizing and measuring uncertain tax positions, it prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognizing, classification and disclosure of these uncertain tax positions. The Group’s policy on classification of all interest and penalties related to unrecognized income tax positions, if any, is to present them as a component of income tax expenses.

INDUSTRY

All the information and data presented in this section have been derived from Frost & Sullivan industry report commissioned by us in May 2025. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

Overview of STEM and Robotics Programming Education Market

STEM education promotes the integration and development of scientific and technical subjects within a unified interdisciplinary framework. It advocates for a teaching approach that ensures the interconnectedness of the learning process across disciplines considered essential for the comprehensive development of individuals in both local and global contexts, including Science, Technology, Engineering, and Mathematics. The pedagogical approach of STEM education fosters critical thinking, creativity, innovation, collaboration, and teamwork. This approach helps develop a student profile that is adaptable, determined, and motivated, enabling students to apply their learning to new situations and real-world contexts. Active methodologies equip students with the skills needed to apply the knowledge and tools gained in class to their everyday lives. These approaches encourage students to reflect on their learning through an interactive and multidirectional process.

Classification of STEM Education Market

•        Scientific Literacy.    Understanding of scientific knowledge, the process and methods of scientific research and the impact of science and technology on society and the individual.

•        Robot Programing.    Using blocks, robots, etc. as core instructional equipment to highlight hands-on skills, and possibly equipped with some software programming capabilities, focusing on engineering literacy.

•        Software Programing.    Robot Programing. Using blocks, robots, etc. as core instructional equipment to highlight hands-on skills, and possibly equipped with some software programming capabilities, focusing on engineering literacy.

Value Chain of STEM Education Market

Upstream
Midstream
Downstream
Suppliers of Hardware and Software
STEM Education Enterprise or Schools
Users
Teaching Software
Hardware Equipment
Experi-mental Equipment
Training Institu-tions
To C
To B
Schools
Students

*Source: Frost & Sullivan*

Market Size of Robotics Programming Education Market

The total revenue of the Robotics Programming Education Market in Hong Kong increased from 689.7 million in 2020 to HKD 1,157.2 million in 2024, representing a CAGR of 13.8%. It is expected to reach HKD 2,584.2 million by 2029, reflecting a CAGR of 17.4% from 2024 to 2029. The robotics programming education market in Hong Kong has experienced slow growth over the past five years, primarily due to the underdeveloped state of technical infrastructure and market demand. Robotics programming remains relatively new to Hong Kong, with many schools still in the early stages of exploring curricula and gradually fostering parental and market awareness of its educational value. Looking ahead, as Hong Kong’s strategic positioning in the field of technological innovation becomes more defined, the demand for high-tech skills is expected to grow significantly, presenting new development opportunities for robotics programming education. Over the next few years, increased investment from the government, schools, and enterprises in innovative education — particularly in robotics programming — is anticipated. These technological advancements and policy initiatives will provide a robust foundation for the market’s future growth.

Source: Frost & Sullivan

Drivers of STEM and Robotics Programming Education Market in Hong Kong

Workplace Requirements

The World Economic Forum’s Future of Jobs report underscores a shift in essential job skills toward analytical thinking, innovation, technology design, and programming. To prepare for this evolving landscape, Hong Kong’s secondary and university students must strengthen both soft and technical skills while fostering an entrepreneurial spirit. This demand has driven schools to continuously enhance STEM education curricula, aiming to nurture future tech professionals and innovative talent equipped with the adaptability and creativity needed for tomorrow’s job market.

Technological Advancement

The integration of technologies like Virtual Reality (VR), Augmented Reality (AR), and Gamification offers students immersive learning experiences, enabling them to grasp complex concepts and skills more intuitively. At the same time, advancements in intelligent robotics are progressing toward deep intelligence and multi-sensory interactions. These innovations not only enhance the diversity of STEM education but also align curricula more closely with the demands of modern industries.

Policy Support

To achieve Hong Kong’s vision of becoming a global hub for innovation and technology, drive new productivity, and foster sustainable economic growth, it is essential to cultivate a strong pool of innovation and technology talent. Government policy support plays a crucial role in advancing STEM education. For instance, the Education Bureau (EDB) actively promotes STEM education in primary and secondary schools to nurture students’ innovative thinking and capabilities.

Crossover Cooperation

The Education Bureau collaborates with professional organizations and technology companies to strengthen STEM education in Hong Kong. By working with partners such as Cyberport and the Hong Kong Institution of Engineers, the EDB enhances teacher training and offers students a range of STEM activities, supporting the city’s growth as an innovation-driven hub.

Development Trends of STEM and Robotics Programming Education Market in Hong Kong

Popularization of STEM Education

Hong Kong aims to promote the widespread adoption of STEM education by integrating it into the curriculum, enhancing students’ ability to apply knowledge and skills across mathematics, science, and technology in an integrated way. Over the next three years, the government targets having 35% of UGC-funded students enrolled in STEM-related subjects, with 60% studying fields that align with Hong Kong’s development as one of the “eight centres/hubs” outlined in the 14th National Development Plan.

Increasing Focus On Digital Literacy and Coding

As technology continues to evolve, digital literacy has become increasingly essential. Coding, computational thinking, and the use of digital tools are now integrated into the curriculum from an early age. To meet this demand, more resources are being allocated to coding education, robotics, and digital tools, both in schools and through extracurricular programs. This ensures that students develop the critical digital skills needed to succeed in the global market.

Collaborations Between Private Sector and Education

Enhanced collaboration between schools, universities, and the private sector will offer students valuable hands-on experience and insight into the real-world applications of STEM knowledge. Internship programs, mentorship opportunities, and partnerships with technology companies will become more prevalent, enabling students to better grasp the skills required in the workforce. These initiatives will also contribute to developing a strong talent pipeline for the technology sector.

Diversification In STEM-related Fields

The emphasis on diversification in STEM-related fields is growing as schools and universities expand their curricula to include areas such as artificial intelligence, biotechnology, data science, and green technology. This approach broadens students’ skill sets and knowledge base, aligning their education with high-growth industries and preparing them for a competitive job market. By incorporating emerging disciplines, educational institutions equip students with both core STEM skills and specialized expertise, fostering the adaptability and innovation needed to meet future industry demands.

Competitive Landscape of Hong Kong’s STEM and Robotics Programming Education Market

Overview

The STEM and Robotics Programming Education market in Hong Kong is highly fragmented, predominantly made up of startup companies. These companies are often marked by their innovation and flexibility, allowing them to quickly adapt to evolving market trends and educational demands. In this competitive landscape, startups must consistently innovate and enhance their service quality to differentiate themselves and stay ahead.

Ranking of Robotics Programming Education Companies in Hong Kong

In 2024, as the major segment of STEM education in Hong Kong robotics programming education market experienced substantial growth, with the market size reaching HKD1,157.2 million. This growth highlights the growing adoption and importance of robotics programming education in Hong Kong’s educational landscape. Among the many companies in the robotics programming education sector, the top ten enterprises held 25.0% of the market share, indicating a relatively low level of market concentration. The Company ranked second with a market share of 2.9% in 2024.

Figure: Ranking of Robotics Programming Education Companies (by sales revenue), Hong Kong, 2024

| Rank | Company Name | Revenue (HKD Million) | Market Share |
|---|---|---|---|
| 1 | Trumptech | 118.9 | 10.3% |
| **2** | **The Company** | **33.6** | **2.9%** |
| 3 | AGM Technology | 33.0 | 2.9% |
| 4 | InspireLab | 29.2 | 2.5% |
| 5 | CocoRobo | 21.3 | 1.8% |
| 6 | BTL | 20.8 | 1.8% |
| 7 | Bigbang | 13.6 | 1.2% |
| 8 | STEM HONG KONG | 10.1 | 0.9% |
| 9 | Koding Kingdom | 5.6 | 0.5% |
| 10 | Blueinno | 3.7 | 0.3% |
| | Others | 867.5 | 75.0% |
| | **Total** | **1,157.2** | **100.0%** |

Source: Frost & Sullivan

Entry Barriers of STEM and Robotics Programming Education Market in Hong Kong

Customer Resources

From the B2B perspective — providing products and services to schools and educational institutions — established STEM education companies in Hong Kong have built strong, long-term partnerships with a wide network of schools, creating a stable service ecosystem and a solid reputation. For new entrants to break into this space, they must offer highly competitive courses and services that stand out from the offerings of established players. From the B2C perspective — offering products and services directly to students — new entrants face the challenge of building brand recognition and attracting customers. This requires a significant investment in marketing, time, and resources to promote their brand and establish credibility, all while capturing the attention of potential customers in a competitive market.

Qualified Educators

A major barrier to entry in the STEM and robotics programming education market is the shortage of qualified educators with specialized expertise in these fields. Even when suitable candidates are identified, companies face the challenge of investing significant time and resources to train them to meet the organization’s specific educational standards and curriculum. Moreover, the high turnover rate within the education sector can further complicate this issue, leading to potential disruptions in teaching quality and operational consistency.

Curriculum Content

Developing effective STEM and robotics programming courses that strike the right balance between educational rigor and student engagement is a significant challenge. Companies must possess deep technical expertise as well as educational insights to create compelling, high-quality programs. Additionally, localization adds complexity to this process, as adapting content to align with local educational standards and policies requires considerable resources. Furthermore, the fast-paced evolution of robotics and programming technologies means that companies must constantly update their curriculum to ensure it remains relevant, competitive, and aligned with industry trends.

Funding

The initial investment required to develop curricula, build platforms, hire qualified staff, and implement marketing strategies is significant. Combined with the typically long path to profitability in the education sector, this creates substantial pressure on cash flow. Additionally, securing external financing can be challenging, as investors may be reluctant to support new entrants without a proven business model or established track record. This makes it difficult for new companies to secure the necessary capital to scale their operations effectively.

BUSINESS

Our Mission

Our mission is to become a globally recognized provider of STEM and technological innovation education solutions. We hope to inspire learners to enjoy learning about advanced technologies, create a more engaged learning experience, focus on helping learners master technological knowledge with our products and services, and enable learners to acquire practical skills.

Overview

We are a leading provider of STEM and technological innovation education solutions. Idea Tech Holding Limited is a Cayman Islands holding company with no operation of its own. We conduct all our operations in Hong Kong through the Operating Subsidiary, Ask Idea. Our core business focuses on providing innovative training programs and high-quality educational products to meet the specific needs of our customers in Hong Kong.

The Company is an authorized distributor of drones and related products supplied under a distribution agreement with iFlight, a wholly owned subsidiary of DJI and, in turn, holds 100% of the equity interests in Shenzhen DJI, which is DJI’s principal operating company in mainland China. While our agreement is not directly with DJI or Shenzhen DJI and does not provide for formal exclusivity, to our knowledge, we are a leading provider of DJI drone-based educational solutions in Hong Kong.

In addition, we are the exclusive authorized distributor of educational drones under the HuLa brand in Hong Kong under an agreement with High Great, and we also distribute to other geographic markets, including Malaysia, Taiwan, South Korea, and Thailand, on a non-exclusive basis. We were the exclusive regional distributor in Hong Kong for all HuLa products from January 1, 2024 to December 31, 2024, and are currently the exclusive authorized distributor of HG-F09 (HuLa) products from January 1, 2025 to December 31, 2025. We are also the exclusive authorized distributor in Hong Kong of BattleAce educational and competitive combat robots. Additionally, we offer training in AI robotics, emphasizing key learning points in machine learning and AI.

Our offerings extend beyond products and training. We organize competitions that combine competitive practice with technological concepts and problem-solving skills. Our competition events, such as the Artificial Intelligence Robotics Competition and the RoboMaster Youth Challenge, attract thousands of participants each year, showcasing our commitment to fostering a dynamic learning environment. In addition, we also regularly organize tech-themed study tours for students in mainland China, Hong Kong, and other countries. These tours expose participants to cutting-edge technologies, encourage cross-cultural exchanges among participants from different countries and regions, expand their global perspectives, and enhance their overall skill sets.

Through our diverse offerings, we aim to provide a comprehensive educational experience that nurtures innovation, critical thinking, and practical skills, equipping students for future success in an increasingly technology-driven world.

Milestones and Achievements

•	2018

Ask Idea was established in Hong Kong and became an authorized distributor of DJI drones for educational purposes manufactured by DJI, one of the world’s largest consumer drone manufacturers, in Hong Kong. It also became the exclusive educational partner of High Great in Hong Kong. Ask Idea launched its first series of educational programs, focusing on drone technology and coding courses.

•	2019

Ask Idea partnered with the Hong Kong Education Bureau to provide teacher training programs, benefiting over 300 schools. Ask Idea co-hosted Hong Kong’s first drone competition with the Hong Kong Science Park, Open University, and DJI, marking a significant step in integrating drone technology into local education. Ask Idea signed a collaboration agreement with ARKLAB, a Taiwanese startup, to introduce the MAKER series of drone courses, expanding our curriculum offerings. Additionally, Ask Idea successfully entered the kindergarten market by introducing electronic building blocks.

•	2020

Ask Idea was invited by Cyberport Hong Kong, a government-owned digital technology hub that fosters innovation and entrepreneurship, to become a partner for its ESports Industry Facilitation Scheme and Esports Internship Scheme, further expanding our presence in the tech-education market.

Ask Idea also collaborated with the Alibaba Entrepreneurs Fund to co-host the RoboMaster 2020 Youth Challenge, establishing ourselves as the official education partner of Alibaba Entrepreneurs Fund in Hong Kong.

•	2021

Ask Idea pioneered an artificial intelligence robotics competition system in Hong Kong, which has since become an annual event involving over 300 schools. It also launched science and technology-themed study tours, providing participants with exposure to cutting-edge technology and fostering international exchange. Ask Idea partnered with the Singapore Science Centre and organized an international robotics competition, attracting participants from eight countries, including Singapore, Taiwan, and Australia.

•	2022

This year, Ask Idea launched 3D printing robots in Hong Kong, drawing interest from the Education University of Hong Kong and the Hong Kong Productivity Council. These robots aim to teach machinery construction and material application, nurturing future leaders in engineering and construction fields. In addition, the Operating Subsidiary successfully organized another international robotics competition, welcoming participants from eight countries, including South Korea, Australia, and Singapore. The Operating Subsidiary also collaborated with local Hong Kong organizations such as Hong Kong Police, Civil Affairs Department, and various banks to expand its community engagement efforts.

In 2022, Ask Idea was merged with EDU Blockchain, a company incorporated under the law of Hong Kong as part of our business expansion. Through Ask Idea, we offer drone programming education and are authorized to sell DJI drones in Hong Kong. We have also collaborated with High Great in distributing educational drones under the HuLa brand, targeting the Hong Kong market and other geographic markets, including Malaysia, Taiwan, South Korea, and Thailand. Additionally, we also offer AI robotics, which emphasizes key learning points in machine learning and AI. Later in 2022, we launched 3D printing robots in Hong Kong, garnering attention from the Hong Kong Productivity Council (HKPC) and displayed the 3D printing robot at the HKPC TechEd Playground in 2023. Our 3D printing robots focus on teaching machinery construction and material application and nurturing future leaders with engineering and construction skills.

While we have built a solid customer base with our offering of products and training, which allows us to gain recognition and trust within the market, we have continued to develop and offer more solutions beyond just products and training. We also host competitions of different geographical scopes with thousands of participants every year. Our competitions combine competitive practice, technological concepts, problem-solving, and practical skills to inspire interest and passion for technological innovation. In 2019, we co-hosted the first drone competition in Hong Kong with the Hong Kong Science Park, Open University, and DJI. In 2021, we formally introduced the artificial intelligence robotics competition system to Hong Kong, which has since then become a major annual event with participation from over 300 schools. We have also launched science and technology-themed study tours in 2023, giving participants real-world exposure to cutting-edge technology, fostering exchanges among participants from different countries/regions, and broadening their global perspective.

For the fiscal years ended June 30, 2024 and 2023, our total revenues were approximately $4.58 million and $5.12 million, respectively. Revenues from sales of software and hardware products represented 58.21% and 57.1% of total revenues for the years ended June 30, 2024 and 2023, respectively. Revenues from STEM education training courses represented 36.28% and 36.23% of total revenues for the years ended June 30, 2024 and 2023, respectively. Revenues from other services, including hosting technology-focused competitions and events, organizing technology-themed study tours, and repair and maintenance services for software and hardware products, represented 5.51% and 6.67% of total revenues for the years ended June 30, 2024 and 2023, respectively.

For the six months ended December 31, 2024 and 2023, our total revenues were approximately $1,992,566 and $2,118,904, respectively. Revenues from sales of software and hardware products represented 53.40% and 63.29% of total revenues for the six months ended December 31, 2024 and 2023, respectively. Revenues from STEM education training courses represented 29.38% and 33.49% of total revenues for the six months ended December 31, 2024 and 2023, respectively. Revenues from other services, including hosting technology-focused competitions and events, organizing technology-themed study tours, and repair and maintenance services for software and hardware products, represented 17.22% and 3.22% of total revenues for the six months ended December 31, 2024 and 2023, respectively.

Our Competitive Strengths

As one of the pioneers in the STEM and technological innovation education solution market in Hong Kong, we are confident that we are well-positioned to benefit from the global growth of STEM education and continue to grow our market share. While we believe the following competitive strengths differentiate us from our competitors, we acknowledge that each of these advantages may be subject to limitations and risks. See “Business — Our Challenges” on page 89 and “Risk Factors — Risks Related to Our Business and Industry” starting from page 18 for further details.

•        Experienced Management Team.    We are led by a dedicated and experienced management team with extensive industry experience in educational technology, school management, and strategic business development. The management’s in-depth understanding of the educational technology sector allows us to effectively identify and respond to market needs while implementing innovative strategies that drive growth and operational excellence. Our CEO, Mr. Chun Ki Wan, has over six years of experience in the educational technology industry, specializing in strategic planning, educational technology integration, and business development. Before joining us, Mr. Wan served as Senior Marketing Manager at Times Publishing (Hong Kong) Limited, where he successfully led the exploration and development of the STEM school market for the Company. We believe our leadership’s vision and operational expertise are instrumental in shaping our Company’s strategic direction and supporting our continued growth.

•        High Market Penetration Rate in Hong Kong.    We have established a strong presence in the educational technology market in Hong Kong, with our products and services reaching 35% of primary and secondary schools as of 2024. Our established relationships with leading technology companies such as iFlight and High Great help enhance our offerings and credibility.

•        Stable Relationships with Customers and Partners.    We have cultivated stable relationships with our customers and partners. Approximately 75% of our customers in 2024 also engaged with us in 2023. We believe this high retention rate reflects our ability to maintain trusted relationships. In addition, we have maintained stable and strong relationships with our partners and suppliers. This network of trusted partners and customers is a cornerstone of our business, supporting sustained growth and consistent performance in the market.

•        Unique Product Offerings.    We offer one-of-a-kind education solutions, meeting customers’ needs for innovation, advanced technology, and high-quality education. Additionally, as the authorized distributor of several leading technology companies such as iFlight and High Great, we offer distinctive drone programming education. This unique combination of cutting-edge technology and tailored educational content positions us as a leader in the educational technology market in Hong Kong.

•        Diverse Curriculum Aligned with Hong Kong Education Bureau Standards.    We design age-appropriate curricula across a wide range of subjects, from basic STEM to advanced technology, providing students with engaging and meaningful learning experiences that foster academic growth and practical competence. Our programs are aligned with standards established by the Hong Kong Education Bureau and have reached over 5,000 students in 345 schools as of 2024.

Our Challenges

We face a number of operational, financial, and market-based challenges that may impact our ability to achieve sustainable growth and compete effectively:

•        Changing Educational Priorities.    Our growth has benefited Hong Kong government initiatives that promote STEM education. However, any changes in government policies, funding allocations, or curriculum guidelines may reduce demand for our offerings or limit public-sector support. While our diversified offerings enhance our adaptability, we must continuously monitor and respond to changes in education policy, curriculum trends, and stakeholder expectations to ensure that our programs remain relevant and aligned with evolving market and regulatory demands.

•        Rapid Technological Advancements.    As a provider of STEM and technological innovation education solutions, we are constantly faced with the challenge of keeping up with innovation and meeting heightened user expectations due to rapid technological advancements. We must continuously update our products to stay relevant, which requires continuous investment in research and development.

•        Increasing Customer Expectations.    The shift in user demands and expectations may require us to recruit and retain qualified personnel and expand our service capabilities to align with evolving user needs, which often entail increased costs.

•        Reliance on Key Suppliers and Partners.    Our market position in Hong Kong is closely tied to our relationships with DJI and High Great. As an authorized distributor of DJI educational drones in Hong Kong, we have attracted a customer base interested in drone-based learning. Additionally, High Great’s brand enhances the perceived quality of our educational content. However, these relationships are not guaranteed to continue in the long term, and any disruption, downgrade, or non-renewal of these established relationships could materially affect our ability to offer differentiated products, reduce our market competitiveness, and negatively impact our revenues. To mitigate this reliance, we are actively pursuing additional suppliers to diversify and strengthen our strategic foundation by leveraging our existing, extensive network.

•        Limited Operating History.    We commenced our education business in 2018 and have a limited track record at our current scale. As a young and growing company in a rapidly evolving industry, we may encounter difficulties in forecasting, scaling operations, and maintaining consistent revenue growth. Our historical performance may not be indicative of future results, especially as we expand into new markets and service models.

•        Risks Associated with International Expansion.    As we are seeking to expand into new geographic markets, we face exposure to foreign regulatory regimes, unfamiliar market dynamics, and operational complexities. Adapting our content and delivery methods to meet the expectations of diverse international audiences may require significant investment, and there is no assurance that our products and services will gain acceptance abroad.

Our Growth Strategies

Part of the proceeds from this Offering would be utilized to upgrade and expand our current operations. We have formulated different growth strategies for different segments of our business based on the following goals: (1) expanding our presence in hardware solutions such as drones and robots; (2) broadening our customer base from predominantly B2B (business-to-business, mostly targeting schools) to B2C (business-to-customer, mostly targeting parents and students); (3) organizing and participating in more international competitions to enhance our market visibility; while also (4) continuing our overseas business expansion. While we are optimistic in our long-term prospects, we recognize that executing our growth strategies entail material risks, including those related to regulatory uncertainties, operational challenges, and market acceptance. See “Business — Our Challenges” on page 89 and “Risk Factors — Risks Related to Our Business and Industry” starting from page 18 for further discussion.

We have developed a four-phase strategy to support our growth objectives:

•        Phase 1 — Expansion into Mainland China.    We plan to expand our presence across major cities in mainland China, including Beijing, Shanghai, and cities within the Greater Bay Area, through partnerships with local distributors. We acknowledge the different regulatory requirements, competitive landscape, and localization needs in each regional market, and intend to replicate our Hong Kong operating model with appropriate adaptations to address these challenges. To lower the barrier to entry and ensure regulatory compliance, we intend to cooperate with local distributors who are familiar with regional education policies and have established relationships with schools and education bureaus. These partnerships will allow us to leverage their existing networks, reduce operational risks, and accelerate our market penetration in a cost-effective manner.

•        Phase 2 — Global Content Localization and Standardization.    To prepare for expansion into overseas market, we aim to tailor our AI and STEM programs to meet the requirements and expectations of global markets. This phase focuses on aligning our service and product offerings with international curriculum standards and cultural norms. Our success in executing Phase 2 will depend on our ability to invest in localization, establish new strategic partnerships, and ensure content relevance.

•        Phase 3 — Integration of Third-party Offline Hardware.    We plan to incorporate third-party offline hardware into our learning modules to offer hybrid learning experiences. This approach is intended to improve student engagement and learning outcomes. This strategy may increase customer engagement but also introduces technical challenges, including software compatibility, hardware standardization, quality control, and cost management.

•        Phase 4 — Business Expansion into Overseas Markets.    We plan to introduce our AI education offerings into select overseas markets, initially focusing on Southeast Asia. Our market entry strategies will include forming local partnerships, customizing content for regional education systems, and building brand awareness through marketing and participation in international competitions. Successful execution of Phase 4 will require us to navigate diverse regulatory regimes, cultural expectations, and competitive landscapes.

In addition, we plan to develop an integrated education platform focused on AI and programming that can serve as a central hub for students and educators. This platform will provide access to a wide range of educational resources, including online courses and certification programs, creating a space for continuous learning and professional growth. We believe this digital infrastructure will support continuous learning and long-term user engagement.

Our Business Model

Our business model consists of both business-to-business (B2B) and business-to-consumer (B2C) approaches, targeting both institutional and individual customers. On the B2B side, we focus on partnering with schools and local/regional organizations in Hong Kong, offering a range of technology educational products and services. This includes the sale of cutting-edge products like robotics and drones for educational purposes, offering of online and offline technology education courses, and organizing events, competitions and study tours. On the B2C side, we mostly target parents as our potential customers, offering technological education products aimed at enriching children’s learning experiences. By catering to both schools and families, the company bridges formal and informal education, driving innovation in Hong Kong’s educational landscape.

Our Products and Services

We offer the following products and services: (1) software and hardware products tailored for STEM education; (2) STEM education training courses; (3) hosting technology-focused competitions and events; (4) organizing technology-themed study tours; and (5) repair and maintenance for software and hardware products.

Software and Hardware Products

Since our initial launch in 2019, we have sold our hardware and software products to over 600 primary and secondary schools in Hong Kong. We offer drone programming education using DJI drones, which we procure through iFlight, which, to our understanding, is wholly owned subsidiary of DJI. While our agreement is not directly with DJI or Shenzhen DJI and does not provide for formal exclusivity, to our knowledge, we are a leading provider of DJI drone-based educational solutions in Hong Kong. In addition, we are the exclusive regional distributor in Hong Kong for educational drones under the HuLa brand, pursuant to our agreement with Shenzhen High Great Innovation Technology Co., Ltd., and we have expanded sales of these products to other markets, including Malaysia, Taiwan, South Korea, and Thailand.

Additionally, we provide AI educational robotics, which emphasizes key learning points in machine learning and AI. In 2022, we introduced 3D printing robots in Hong Kong, garnering attention from the Hong Kong Education University and the Productivity Council. Our 3D printing robots focus on teaching machinery construction and material application, nurturing future leaders with engineering and construction skills.

DJI Tello Talent Programmable Drones

DJI Tello Talent is an educational drone developed by DJI Education, designed to make learning about robotics and AI is accessible and engaging for students. It features an ESP32 open-source module, that supports Arduino and Micro Python programming environments, allowing a diverse range of programming methods, including graphical programming. The drone includes an RGB full-color LED indicator and an 8x8 red-and-blue LED dot-matrix screen, both of which can be controlled through various programming methods. It is also equipped with a Time-of-Flight (ToF) infrared ranging sensor which is used to measure distance and avoid obstacles and a 5MP HD camera for capturing stable, high-quality images during flight.

HuLa Programmable Drones

The HuLa programmable drone is an innovative educational tool designed to make learning enjoyable and interactive for students. It integrates gaming and coding, enabling students to learn programming through engaging interactive challenges and laser battles. It employs graphical programming, making it easy for beginners to start coding before advancing to more complex tasks. Users can participate in exciting laser battles, develop flight skills, and strategize in real-time. The drone also supports pre-programmed formation flight shows, allowing users to create impressive aerial displays. Equipped with infrared sensors for obstacle detection and a 1080p camera for capturing clear and stable flight footage, the HuLa drone provides a comprehensive suite of educational resources to support coding education and smart flying.

HuLa Drone Programming Software

HuLa EDU app is a full-featured drone-related educational mobile app designed to enhance the learning experience with HuLa drones. It allows users to control drones in real-time using a virtual joystick with high-definition image transmission. The app supports block-based programming, enabling users to build and simulate flight programs, making programming concepts more engaging and interactive. The app also includes multiplayer competition modes to encourage teamwork and strategic thinking. Users can view and download images and videos captured by the drone. Flight controls and parameters are customizable to create a personalized flying experience. Additionally, the app offers game-based programming challenges, making learning both fun and educational. Furthermore, it supports multiple languages, including Japanese, expanding accessibility to a wider audience.

AI Education Software

Our AI education software provides a comprehensive solution for integrating AI education into primary and secondary schools. It supports AI implementation on campuses through a structured K-12 double-helix curriculum, an AI education platform, and an IT teacher training program. We also enhance AI teaching environments by developing and implementing immersive AI laboratories, improving the quality of AI education in schools.

Integrated STEM Learning Solutions

DJI RoboMaster EP

The DJI RoboMaster EP is an advanced educational robot designed to introduce students to robotics, programming, and AI. This dynamic system is valuable for both educators and learners, offering hands-on experiences that bridge the gap between theoretical learning and real-world AI applications. The DJI RoboMaster EP features omnidirectional movement, a gel bead launcher for interactive gaming, and first-person view (FPV) driving for immersive learning. It supports multiple programming environments, including Python and Windows, enabling students to explore coding and AI development.

BattleAce Educational and Competitive Combat Robot (“BattleAce”)

The BattleAce is an educational and competitive combat robot designed for both educational purposes and hobbyists. It is ideal for individuals interested in robotics, engineering, and combat-based activities.

One of BattleAce’s standout features is its high-speed rotating weapons, which generate significant kinetic energy and demonstrate impressive destructive power. Equipped with the high-speed rotating weapons, it delivers powerful attacks with exceptional mobility during combat. Most of BattleAce’s components can be manufactured using 3D printing technology, making it a cost-effective option with easily replaceable parts in case of damage. It also comes with educational kits that include assembly instructions and components, making it particularly beneficial for beginners and educational purposes. Additionally, BattleAce can be upgraded and customized with different parts and components, enhancing its potential for advanced robotics applications.

For the years ended June 30, 2024 and 2023, revenue generated from our provision of software and hardware products accounted for approximately 58.21% and 57.1% of our total revenue, respectively. For the six months ended December 31, 2024 and 2023, revenue generated from our provision of software and hardware products accounted for approximately 53.40% and 63.29% of our total revenue, respectively.

Our Services

STEM Education Training

We provide STEM training with the goal of cultivating innovation and technology skills among teachers, parents, social workers, and students. In collaboration with the Hong Kong government and local schools, we promote and enhance technology education by integrating it into the curriculum and training programs.

To encourage the widespread adoption of technology education, we employ various training formats, including on-campus sessions, which have reached over 300 primary and secondary schools in Hong Kong. Our courses can be conducted both on-campus and off-campus and are offered in multiple formats, ranging from one-to-many sessions to personalized one-on-one instruction. Additionally, we provide flexible learning options through both online and offline platforms, ensuring accessibility for all students. Our goal is to leverage technology as a teaching medium, allowing students to develop practical skills through hands-on applications in everyday life.

For the years ended June 30, 2024 and 2023, revenue generated from our provision of STEM training courses accounted for approximately 36.28% and 36.23% of our total revenue, respectively. For the six months ended December 31, 2024 and 2023, revenue generated from our provision of STEM training courses accounted for approximately 29.38% and 33.49% of our total revenue, respectively.

Other Events

Major Competitions and Events

Since 2019, we have hosted and organized multiple major competitions and events, with over 8,000 students aged from eight to sixteen participating each year. These competitions and events focus on topics such as machine learning, AI, robotics, 3D printing, and other emerging technologies. Our objective is to foster problem-solving skills, encourage the application of technological concepts in competitive settings, and spark students’ enthusiasm for technology education. This year, we plan to host an international competition on Drone Coding Challenge inviting 500 participants from Singapore, Taiwan, South Korea, Thailand, Malaysia and Macau to compete in Hong Kong.

Technology-themed Study Tours

We regularly organize tech-themed study tours for students in mainland China, Hong Kong, and other countries. These study tours expose students to cutting-edge technologies, facilitate cross-cultural exchanges, broaden global perspectives, and enhance their comprehensive skill sets.

Repair and maintenance services for software and hardware products

Our company, specializing in drones and robotics, maintains a robust and comprehensive approach to both maintenance services for our clients and quality control with our suppliers, reflecting our commitment to excellence and reliability across all operational domains.

In terms of maintenance services, we provide tailored support to our clients, segmented into software and hardware components. For software or firmware-related issues, we assign dedicated personnel to work closely with clients, offering solutions such as reflashing software to factory settings when necessary. Additionally, we collect system logbooks to analyze software errors, either resolving them internally or collaborating with suppliers to address root causes. This ensures that each software update is continuously optimized for performance and stability. On the hardware side, we offer repair services for components such as motors and gimbals, to maintain high-quality support and client satisfaction.

As the important part of our comprehensive service, the company provide the extension of maintenance service that is beyond the warranty period or scope of the product of the vendor or manufacturer, which is to be paid by the customers subject to the Company’s separate quotations.

Revenue from the provision of other services primarily comes from hosting technology-focused competitions and events, organizing technology-themed study tours, and repair and maintenance services for software and hardware products. For the years ended June 30, 2024 and 2023, revenue generated from our provision of other services accounted for approximately 5.51% and 6.67% of our total revenue, respectively. For the six months ended December 31, 2024 and 2023, revenue generated from our provision of other services accounted for approximately 17.22% and 3.22% of our total revenue, respectively.

Our Suppliers

We work with a network of reputable suppliers to source the high-quality materials and components needed for our diverse range of educational products. Our key suppliers include:

•        iFlight Technology Company Limited (“iFlight”): iFlight provides us with DJI drones and drone parts and accessories, which we use in the development and customization of our educational drone kits. All contractual obligations and rights regarding DJI drone distribution are established through the agreement with iFlight2. Ask Idea enters into a standard form dealership agreement with iFlight on an annual basis. These agreements typically provide for ordering and pricing procedures via iFlight’s dealer platform, prepayment terms (unless otherwise agreed), and delivery terms. Ask Idea is generally responsible for marketing, sales, and after-sales service. The agreements customarily include compliance obligations relating to export controls, and grant ASK Idea a limited, non-exclusive license to use iFlight’s trademarks for promotional purposes. The form of this agreement is filed as Exhibit 10.7 to this registration statement.

•        Next Education Limited (“Next”): Next specializes in the provision of educational services, tutor training, and curriculum management. Next assists us in sourcing exceptional mentors in STEM education, who are instrumental in delivering on-site instruction and engaging directly with partner schools. These mentors enable us to tailor training programs to the specific needs and curriculum standards of each school. Through ongoing communication with school administrators and teachers, they gather feedback and offer insights that inform the continuous improvement of our offerings. The Company enters into direct contractual agreements with selected mentors, who are engaged as independent contractors and operate under the Company’s supervision during their assignments. Pursuant to the cooperation agreement with Next dated January 3, 2024, we are responsible for project oversight and support, while Next is responsible for recruiting and training tutors, delivering on-site tutoring services, developing teaching materials, organizing STEAM-related competitions, and monitoring course quality. We pay service fees to Next ranging from 10% to 30% of the project revenue, determined based on factors such as teaching location, urgency, number of tutors and students, and course duration. The cooperation agreement has a term of three years, expiring on January 2, 2027. A copy of this cooperation agreement is filed as Exhibit 10.8 to this registration statement.

•        Shenzhen High Great Innovation Technology Development Co., Ltd. (“High Great”): We are an exclusive authorized distributor of HG-F09 (HuLa) products in Hong Kong. We were the exclusive regional distributor in Hong Kong for HuLa products from January 1, 2024 to December 31, 2024. Pursuant to the procurement agreement with High Great dated November 8, 2024, for the exclusive regional distribution of the HG-F09

____________

2        Based on publicly available corporate information, iFlight is a wholly owned subsidiary of DJI Company Limited and, in turn, holds 100% of the equity interests in Shenzhen DJI Innovations Technology Co., Ltd., which is DJI’s principal operating company in mainland China.

HuLa product in Hong Kong, we are authorized to independently conduct market sales activities and are responsible for local sales, after-sales support, and technical services. We have committed to purchasing a total of 6,000 units annually at a unit price of RMB 999, with two separate orders of 3,000 units each to be placed by January and July 2025. A performance deposit of RMB 30,000 is required to ensure compliance with regional sales restrictions. The agreement has a one-year term from January 1, 2025 to December 31, 2025. The form of this agreement is filed as Exhibit 10.9 to this registration statement.

•        Feiyang Meta Technology Limited (“Feiyang”): Feiyang provides us with DJI drones, accessories and drone teaching suites. We do not maintain a long-term supply agreement with Feiyang. Instead, we procure goods from Feiyang on a purchase order basis. Each purchase order specifies the details of the goods to be purchased, including product names, specifications, quality, price, and quantity. Unless otherwise agreed in a specific purchase order, the payment terms provide that 30% of the total purchase amount is payable within 90 days after the purchase order is confirmed, and the remaining 70% is payable within 180 days of confirmation. The Sales and Purchase Contract (form of purchase order included) is filed as Exhibit 10.10 to this registration statement.

•        X-Mind (Shenzhen) Technology Co., Ltd. (“X-Mind”): We are authorized by X-Mind to distribute “BattleAce” combat robotics products with its “Xuanzhi” brand (including but are not limited to M Series, E1 Pro, IE-1, BATTLEACE Space and other related accessories) in Hong Kong, serving as X-Mind’s exclusive distributor on youth education initiatives in the authorized region of Hong Kong. We have also been granted by X-Mind the right to organize regional competitions for “BattleAce” combat robotics in Hong Kong

We maintain strong relationships with our suppliers to ensure a stable supply chain and consistent quality for our products. In addition to these key suppliers, we keep on seeking new potential suppliers to expand and enhance our educational initiatives.

For the six months ended December 31, 2024, and 2023, our total procurement costs amounted to approximately $0.93 million and $1.2 million, respectively. For the six months ended December 31, 2024, the five suppliers listed above represented 15.67%, 5.93%, 21.09%, 0% and 11.54% of our total cost of revenues, respectively. For the six months ended December 31, 2023, the five suppliers listed above represented 58.26%, 6.77%, 0%, 0% and 4.42% of our total cost of revenues, respectively.

For the fiscal years ended June 30, 2024, and 2023, our total procurement costs amounted to approximately $2.66 million and $2.40 million, respectively. For the fiscal year ended June 30, 2024, the five suppliers listed above represented 43.98%, 7.88%, 12.71%, 0% and 5.14% of our total cost of revenues, respectively. For the fiscal year ended June 30, 2023, the five suppliers listed above represented 38.15%, 19.18%, 0%, 17.92% and 3.59% of our total cost of revenues, respectively.

Our Customers

The majority of our customers are schools. For the six months ended December 31, 2024 and 2023, and the fiscal year ended June 30, 2024 and 2023, none of our customers accounted for approximately 10% or more of our total revenue, respectively.

Geographical coverage

Our revenues are derived from Hong Kong subsidiaries and our services and products are mainly offered to customers based in Hong Kong and a small portion is provided to customers overseas through our partners. As our brand gradually becomes more well-known, we aspire to further expand our operations to Southeast Asia and eventually the global markets.

The following table sets forth a breakdown of our revenues by geographic area.

	For the year ended June 30,
	2024		2023
	US$	%	US$	%
Hong Kong	4,535,741	99.08%	5,123,511	100.00%
Other countries	42,072	0.92%	—	0.00%
Total	4,577,813	100.00%	5,123,511	100.00%

	For the six months ended December 31,
	2024		2023
	US$	%	US$	%
Hong Kong	1,937,493	97.24%	2,103,956	99.29%
Other countries	55,073	2.76%	14,948	0.71%
Total	1,992,566	100.00%	2,118,904	100.00%

Marketing and Sales

We have strategically focused on B2B and B2C models, that help us maximize the reach of our products and services swiftly and effectively. As we strive to enhance our brand recognition and awareness, we have adopted a region/school-based marketing approach to promote our brand and products. For example, we have organized regional challenge competitions in various districts of Hong Kong, including Yuen Long District, Tin Shui Wai District, Sha Tin District, Wan Chai District, Sai Kung District, and Kwun Tong District. Additionally, we host inter-school competitions at different primary and secondary schools.

Quality Control

We maintain rigorous standards through proactive collaboration with our suppliers. Beyond conducting random sampling to verify that their products meet specifications, we also require suppliers to provide relevant certifications to ensure compliance with our quality requirements. Should any product issues arise in the market post-deployment, we take immediate action by replacing the affected items for clients — such as schools — and conducting a thorough analysis of the problem. These findings are then communicated to the supplier with specific recommendations for quality improvements, ensuring a continuous enhancement of product standards.

Properties

As of the date of this prospectus, we have entered into the following lease agreements:

Location	Term	Use of Property	Rent
Unit 721, Level 7, Cyberport 1, 100 Cyberport Road, Hong Kong	September 1, 2021 – August 31, 2027	General office purposes	HK$30,275/month (approx. US$3,877)
Shop 106, Level 1 of the Arcade, Cyberport, No. 100 Cyberport Road, Pokfulam, Hong Kong	June 1, 2025 – May 31, 2027	Store and demonstration	HK$4,590/month (approx. US$588)
Shop 107, Level 1 of the Arcade, Cyberport, No. 100 Cyberport Road, Pokfulam, Hong Kong	June 1, 2025 – May 31, 2027	Store and demonstration	HK$9,900/month (approx. US$1,268)

Intellectual Property

As of the date of this prospectus, our subsidiary, Ask Idea, is authorized to use the following domain name: ASKIDEAGROUP.COM.HK, registered on July 27, 2023, and expiring on July 26, 2026.

Employees

Our success depends on our ability to attract, motivate, train, and retain qualified personnel. We believe we offer our employees competitive compensation packages and an environment that encourages self-development and creativity. We enter into standard employment agreements with our employees. All of our employees are employed under employment contracts that set out fully, among other things, the employees’ responsibilities, remuneration, and grounds for termination of employment. The remuneration packages of our employees include salary and bonus. Generally, employee salaries are determined based on the employees’ qualifications, experience, position, and seniority. Our employment agreements with our senior management include standard confidentiality clauses and non-compete clauses. We assess our employee remuneration on an annual basis to determine whether any bonus or salary adjustments are required to be made.

As of the date of this prospectus, we have 9 full-time employees. We had 9, 10 and 10 employees as of December 31, 2024, June 30, 2024 and 2023, respectively. All of our employees are based in Hong Kong.

We believe we maintain good working relationships with our employees and do not foresee any difficulties in the recruitment and retention of experienced staff. As of the date of this prospectus and during the fiscal years ended June 30, 2024 and 2023, we have not experienced any material labor disputes in the past.

Insurance

Ask Idea maintains employees’ compensation insurance for its employees in accordance with the laws and regulations in Hong Kong. We do not maintain business interruption insurance or key person insurance.

As of the date of this prospectus, and during the six months ended December 31, 2024 and the fiscal years ended June 30, 2024 and 2023, Ask Idea has not been subject to nor received any insurance claims.

Seasonality

Our operating results historically have not been subject to seasonal variations.

Legal Proceedings

From time to time, we are subject to legal proceedings, investigations, and claims incidental to the conduct of our business. We record a liability when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. As of the date of this prospectus, we are not involved in any legal or administrative proceedings that may have a material adverse impact on our business, balance sheets or results of operations and cash flows other than as described herein.

REGULATIONS

Regulations Related to Our Business Operations in Hong Kong

The national laws adopted by the PRC are generally not applicable to Hong Kong according to the Basic Law. The Basic Law came into effect on July 1, 1997. It is the constitutional document of Hong Kong, which sets out the PRC’s basic policies regarding Hong Kong. The principle of “one country, two systems” is a prominent feature of the Basic Law, which dictates that Hong Kong will retain its unique common law and capitalist system for 50 years after the handover in 1997. Under the principle of “one country, two systems,” Hong Kong’s legal system, which is different from that of the PRC, is based on common law, supplemented by statutes. According to Article 18 of the Basic Law, national laws adopted by the PRC shall not be applied in Hong Kong, except for those listed in Annex III to the Basic Law, such as the laws in relation to the national flag, national anthem, and diplomatic privileges and immunities.

Overview

Our operations are subject to various laws and regulations in Hong Kong where we operate. This section sets out a summary of certain aspects of Hong Kong laws and regulations which are relevant to our Group’s operations and business.

Regulations Related to Business Registration

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) requires every person carrying on any business to make application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business. The Commissioner of Inland Revenue must register each business for which a business registration application is made and as soon as practicable after the prescribed business registration fee and levy are paid, issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch as the case may be. As of the date of this prospectus, each of Ask Idea and Idea Tech HK has obtained and maintains a valid business registration certificate.

Regulations Related to Supply of Goods

As we sell hardware and software products to primary and secondary schools in Hong Kong, we are required to comply with the relevant provisions under the Sale of Goods Ordinance (Chapter 26 of the Laws of Hong Kong), which aims to codify the law relating to the sale of goods provides that:

(a)     under section 15, where there is a contract for the sale of goods by description, there is an implied condition that the goods shall correspond with the description;

(b)    under section 16, where a seller sells goods in the course of a business, there is an implied condition that the goods supplied under the contract are of merchantable quality, except that there is no such condition (i) as regards defects specifically drawn to the buyer’s attention before the contract is made; or (ii) if the buyer examines the goods before the contract is made, as regards defects which examination ought to reveal; or (iii) if the contract is a contract for sale by sample, as regards defects which would have been apparent on a reasonable examination of the sample; and

(c)     under section 17, where there is a contract for sale by sample, there are implied conditions that (i) the bulk shall correspond with the sample in quality, (ii) the buyer shall have a reasonable opportunity of comparing the bulk with the sample, and (iii) the goods shall be free from any defects, rendering them unmerchantable, which would not be apparent on reasonable examination of the sample.

Where any right, duty or liability arises under a contract of sale of goods by implication of law, it may (subject to the Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong)) be negatived or varied by express agreement, or by course of dealings between the parties, or by usage if the usage is such as to bind both parties to the contract.

Regulations Related to Supply of Services

Apart from the sale of goods, we also provide training services and event hosting and organizing services. Accordingly, we are also subject to the Supply of Services (Implied Terms) Ordinance (Chapter 457 of the Laws of Hong Kong), which aims to consolidate and amend the law with respect to the terms to be implied in contracts for the supply of services (including a contract for the supply of a service whether or not goods are also transferred or to be transferred, or bailed or to be bailed by way of hire under the contract) provides that:

(a)     under section 5, where the supplier is acting in the course of a business, there is an implied term that the supplier will carry out the service with reasonable care and skill; and

(b)    under section 6, where the supplier is acting in the course of a business, the time for service to be carried out is not fixed by the contract, is not left to be fixed in a manner agreed by the contract or is not determined by the course of dealing between the parties, there is an implied term that the supplier will carry out the service within a reasonable time.

Where a supplier is dealing with a party to a contract for supply of service who deals as a consumer, the supplier cannot, by reference to any contract term, exclude or restrict any liability of his arising under the contract by virtue of the Supply of Services (Implied Terms) Ordinance. Otherwise, where any right, duty or liability would arise under a contract for the supply of a service by virtue of the Supply of Services (Implied Terms) Ordinance, it may (subject to the Control of Exemption Clauses Ordinance) be negatived or varied by express agreement, or by the course of dealing between the parties, or by such usage as binds both parties to the contract.

Regulations Related to Data Privacy

The collection and processing of personal data in Hong Kong are governed by PDPO.

The PDPO provides the principles that a data user must follow in any acts concerning personal data (the “Data Protection Principles”). Personal data refers to any data (a) relating directly or indirectly to a living individual; (b) from which it is practicable for the identity of the individual to be directly or indirectly ascertained; and (c) in a form in which access to or processing of the data is practicable.

The Data Protection Principles are summarized as follows:

(a)     Principle 1 — Purpose and manner of collection of personal data. This provides for the lawful and fair collection of personal data and sets out the information a data user must give to a data subject when collecting personal data from that subject.

(b)    Principle 2 — Accuracy and duration of retention of personal data. This provides that personal data should be accurate, up-to-date and kept no longer than necessary.

(c)     Principle 3 — Use of personal data. This provides that unless the data subject gives consent otherwise personal data should be used for the purposes for which they were collected or a directly related purpose.

(d)    Principle 4 — Security of personal data. This requires appropriate security measures to be applied to personal data.

(e)     Principle 5 — Information to be generally available. This provides for openness by data users about the kinds of personal data they hold and the main purposes for which personal data are used.

(f)     Principle 6 — Access to personal data. This provides for data subjects to have rights of access to and correction of their personal data.

Contravention with the Data Protection Principles may entitle the Privacy Commissioner for Personal Data to issue a written notice directing the data user to remedy and prevent recurrence of contravention. Contravention with the above notice is an offence and the offender is liable on (i) first conviction to a fine HK$50,000 and to imprisonment for two years, and if the offence continues after the conviction, to a daily penalty of HK$1,000; and (ii) second or subsequent conviction to a fine at HK$100,000 and to imprisonment for two years, and if the offence continues after the conviction, to a daily penalty of HK$2,000. It is a defense to the above offence if the data user shows that he exercised all due diligence to comply with the enforcement notice. Advised by our Hong Kong counsel, Bird & Bird, we are of the view that we are not likely to be in breach of the PDPO for the following reasons: (i) all of our customers are institutional users who are using our products and services without the need of providing the personal information of individuals, and (ii) we possess minimum amount, if not none of the personal information in our business operations.

Regulations Related to Hong Kong Taxation

Profits Tax

Pursuant to the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong) (“IRO”), profits tax shall be charged for each year of assessment at the standard rate on every person carrying on a trade, profession or business in Hong Kong in respect of his assessable profits arising in or derived from Hong Kong for that year from such trade, profession or business.

Under the two-tiered profits tax rates regime set out in Schedule 8B to the IRO. The IRO Amendment Bill was signed into law on 28 March 2018. Under the two-tiered profits tax rates regime, the first HK$2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2 million will be taxed at 16.5%. The profits of group entity not qualifying for the two-tiered profits tax rates regime will be continued to be taxed at a flat rate of 16.5%. Accordingly, starting from the year of assessment 2018/19, the Hong Kong profits tax is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the estimated assessable profits above HK$2 million for the qualifying group entity.

Regulations Related to Intellectual Property

Copyright Law

Under the Copyright Ordinance (Chapter 528 of the Laws of Hong Kong), the copyright in a work gives the copyright owner the exclusive right to, among other things, reproduce or issue copies of the work to the public. It is an infringement for a third party to do those acts without the consent of or a licence from the copyright owner. If an infringement occurs, the copyright owner can bring an action seeking damages or an injunction to restrain the unauthorised copying. A copyright tribunal comprising members from different sectors of the community has been established to handle copyright licensing disputes and ensure a balancing of interests. The copyright tribunal is established pursuant to section 169 of the Copyright Ordinance and its scope includes deciding disputes relating to licences offered by, or licensing schemes operated by licensing bodies in the copyright and related area.

Pursuant to the Copyright Ordinance, provision is made to protect copyright works of computer programmes. Our Group has not registered the copyright of its software systems in Hong Kong as there is no formal procedure to register copyrights of computer software system in Hong Kong. Should there be any formal procedure to register copyright of computer software system in Hong Kong in the future, our Group may consider registering the copyright of its software systems in Hong Kong.

Trade Mark Law

The Trade Marks Ordinance (Chapter 559 of the Laws of Hong Kong) is a legislative enactment that aims to establish regulations pertaining to the registration of trademarks and other related matters. A person infringes a registered trade mark if the person uses in the course of trade or business with a sign which is (a) identical to the trade mark in relation to goods or services which are identical to those for which it is registered; (b) identical to the trade mark in relation to goods or services which are identical or similar for those for which it is registered, and the use of the sign in relation to those goods or services is likely to cause confusion on the part of the public; (c) similar to the trade mark in relation to goods or services which are identical or similar to those for which it is registered, and the use of the sign in relation to those goods or services is likely to cause confusion on the parts of the public; or (d) identical or similar mark in relation to goods or services which are not identical or similar to those for which the trade mark is registered, where the trade mark is entitled to protection under the Paris Convention as a well-known trade mark, and the use of the sign, being without due cause, takes unfair advantages of, or is detrimental to, the distinctive character or repute of the trade mark.

Pursuant to the Trade Marks Ordinance, the owner of a trade mark is entitled to bring infringement proceedings against a person infringing his or her or its trade mark for damages, injunctions, accounts and any other relief available in law.

Regulations Related to Employment

Employment Ordinance (Chapter 57 of the Laws of Hong Kong)

All of our employees are based in Hong Kong and we are subject to the Employment Ordinance. The Employment Ordinance provides for various employment-related benefits and entitlements to employees. Pursuant to the Employment Ordinance, all employees covered, irrespective of their hours of work, are entitled to basic protection including payment of wages, restrictions on wages deductions and the granting of statutory holidays, etc. Employees who are employed under a continuous contract are further entitled to benefits such as rest days, paid annual leave, sickness allowance, severance payment and long service payment, etc.

Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (“ECO”)

The ECO establishes a no-fault and non-contributory employee compensation system for work injuries and sets out, among others, the rights and obligations of employers and employees in respect of injuries or death caused by accidents arising out of and in the course of employment. If an employee sustains injuries or dies as a result of an accident arising out of and in the course of employment, the employer is generally liable to pay compensation even if the employee might have committed acts of faults or negligence when the accident occurred.

Pursuant to section 40 of the ECO, all employees are required to take out insurance policies to cover their liabilities for injuries at work in respect of all their employees. An employer who fails to comply with the aforementioned is liable on conviction upon indictment to a fine at level 6 and to imprisonment for two years. As of the date of this prospectus, there has not been any employee compensation action against the Company.

Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (“MPFSO”)

Under the MPFSO, employees must participate in a Mandatory Provident Fund, which is a defined contribution retirement plan administrated by independent trustees, for its employees employed under the Hong Kong Employment Ordinance (Chapter 57 of the Laws of Hong Kong). We, as the employer and its relevant employee, are each required to make contributions to the scheme at 5% of the relevant employees’ relevant income, including any wages, salary, leave pay, fee, commission, bonus, gratuity, perquisite or allowance expressed in monetary terms, paid or payable by the employer to the relevant employee in consideration of his employment.

Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong) (“MWO”)

The prescribed minimum hourly wage rate (currently set at HK$42.1 per hour) during the wage period for every employee is governed by the MWO. Any provision of employment contract which purports to extinguish or reduce the right, benefit or protection conferred on the employee under the MWO is void.

MANAGEMENT

The following individuals are members of our board of directors and management of the Company.

Directors and Executive Officers	Age	Position/Title
Xiaoke Luo	42	Chairman of the Board, Director
Chun Ki Wan	56	Chief Executive Officer, Director
Weiqing He	60	Chief Financial Officer, Director
Ho Kit Hui	43	Chief Operation Officer
Jinyu Yang*(1)(2)(3)	36	Independent Director Nominee
Yiyun Wang*(1)(2)(3)	43	Independent Director Nominee, Chair of Nominating and Corporate Governance Committee
Chuanping Pan*(1)(2)(3)	58	Independent Director Nominee, Chair of Compensation Committee
Chung Shun Lee*(1)(2)(3)	48	Independent Director Nominee, Chair of Audit Committee

____________

*        Has agreed to act as our independent director immediately upon the Company’s listing on the Nasdaq Capital Market.

(1)      Member of the Nominating and Corporate Governance Committee.

(2)      Member of the Compensation Committee.

(3)      Member of the Audit Committee.

The following is a brief biography of each of our current directors, executive officer appointees, and director nominees:

Xiaoke Luo, Chairman of the Board and Director

Xiaoke Luo is our Chairman of the Board and Director. He has also served as the Director and Chairman of the board of directors at EDU Blockchain Limited since October 2021, where he is mainly responsible for strategic management and long-term development planning. From January 2024 to the present, he has served as the Managing Director of HK Education Culture Ltd., overseeing business coordination and project expansion. From December 2021 to October 2023, he served as the Deputy Director at HK Financial Services Institute, managing daily operations and business growth. From September 2019 to October 2021, he was a Marketing Manager at Peiport Holdings Ltd., a company listed on the Main Board of The Stock Exchange of Hong Kong Limited (HKEx) (HKEx: 2885), where he was responsible for market promotion, business coordination, and branch planning across Hong Kong, Mainland China, and Southeast Asia. Mr. Luo obtained a Master’s degree in Control Theory and Control Engineering in 2007 and a Bachelor’s degree in Automation in 2005, both from Zhejiang University. We believe that Mr. Luo is well-qualified to serve as our Chairman based on his extensive leadership experience in business coordination, project expansion, and operational management across multiple industries, along with his strong academic background in engineering and automation from Zhejiang University.

Chun Ki Wan, Chief Executive Officer and Director

Chun Ki Wan is our Chief Executive Officer and Director. He has also served the Director and CEO of Ask Idea, our Operating Subsidiary, since March 2020 and the Director of EDU Blockchain since January 2024. In this role, he is responsible for major corporate decisions, setting and executing strategic direction, supervising executives, and overseeing growth initiatives. Previously, he was a Senior Marketing Manager at Times Publishing Group from 1998 to 2020, where he led the marketing team, developed strategies, and organized key events such as seminars and book fairs. Mr. Wan has extensive experience in the education publishing and educational technology sectors, with a strong professional network in Hong Kong and international markets. He obtained an MBA from the University of Newcastle in 2001 and a Bachelor of Business Administration from La Trobe University in 1999. We believe Mr. Wan is well-qualified to serve as our CEO and director due to his extensive leadership and management experience in corporate strategy, marketing, and business development in the education publishing and educational technology sectors, along with his strong professional network in Hong Kong and international markets.

Weiqing He, Chief Financial Officer and Director

Weiqing He is our Chief Financial Officer and Director. He previously served as the Chief Financial Officer of EDU Blockchain from March 2024 to March 2025. He is mainly responsible for the accounting and financial affairs for both companies since March 2024. With over a decade of experience in financial management, corporate governance, and investment management, particularly in the Hong Kong capital markets, Mr. He has held key leadership roles across multiple organizations. From November 2021 to September 2023, he served as Accounting Manager, CFO, Executive Director, CEO and Chairman of the board of directors at RMH Holdings Ltd, a company listed on the Growth Enterprise Market (GEM) of HKEx (HKEx: 08437), where he performed a variety of leadership roles at different stages. From July 2020 to October 2021, he worked as a freelance consultant on Hong Kong listing affairs. Previously, from December 2017 to June 2020, he served as the Executive Director and Chairman of the Investment Committee at Grand Peace Group Holdings Ltd, a company listed on the GEM of HKEx (HKEX: 08108), where he co-managed investment projects. From September 2015 to November 2017, he served as the Vice President at Long Success International (Holdings) Limited, where he was mainly responsible for project management. From July 2011 to August 2015, he served as the Deputy CEO, Chief Investment Officer, and Member of Investment Committee at Opes Asia Development Limited, a company listed on the Main Board of HKEx (currently known as China Castson 81 Finance Company Limited) (HKEx: 0810), where he was mainly responsible for investment project management and securities portfolio management. His professional qualifications include certifications in accounting, securities, and asset management, from the Hong Kong Securities Institute (HKSI) and the Securities Association of China (SAC). He earned a Master’s degree in Business Management in 1989 and a Bachelor’s degree in Meteorology from Sun Yat-sen University in 1986. We believe Mr. He is well-qualified to serve as our CFO and director due to his extensive leadership experience in financial management, corporate governance, and investment management, particularly in the Hong Kong capital markets, along with his professional certifications and executive roles in publicly listed companies.

Ho Kit Hui, Chief Operating Officer

Ho Kit Hui is our Chief Operating Officer. In this role, he oversees the daily administrative and operational functions, implements business strategies, establishes recruitment standards, evaluates marketing efforts, and optimizes business workflows to enhance productivity. He also currently serves as the director of EDU Blockchain. Previously, Mr. Hui served as General Manager of Ask Idea from March 2020 to June 2024, where he was responsible for managing budgets, controlling expenses, evaluating productivity, and reporting to senior management. Before joining Ask Idea, Mr. Hui worked at Times Publishing Group as Senior Manager (Sales and Marketing) from April 2016 to December 2019, where he led a sales team, developed sales and marketing strategies, and managed budgeting and resource allocation. With over 18 years of experience in the education industry across Mainland China and Hong Kong, Mr. Hui has an extensive network within the sector, particularly in educational publishing, STEM education products, professional competitions, training, and interactive education platforms. He earned a Bachelor’s degree in Accountancy from The Hong Kong Polytechnic University in June 2005. We believe Mr. Hui is well-qualified to serve as our Chief Operating Officer due to his 18 years of experience in the education industry, extensive expertise in business operations and strategic development, and proven leadership in managing budgets, marketing, and productivity across multiple organizations.

Chung Shun Lee, Independent Director Nominee

Chung Shun Lee is an independent director nominee and will be the Chair of Audit Committee and a member of the Nominating and Corporate Governance Committee and Compensation Committee of our Company immediately upon the Company’s listing on the Nasdaq Capital Market. Since September 2022, Mr. Lee has served as executive director and chief financial officer of RMH Holdings Ltd (HKEX: 8437) and he had previously been acting chief financial officer from April to August 2022. Before joining RMH Holdings, he was the chief financial officer of K Wealth Hong Kong Limited from January to April 2022. From March 2014 to December 2021, he served as the chief executive officer of 1 Creation Limited. Mr. Lee received a Bachelor of Science with Honours in Accounting from the University of Hull in 2014. We believe Mr. Lee is well-qualified to serve as an independent director due to his extensive experience in financial management, corporate governance, and executive leadership in public companies.

Chuanping Pan, Independent Director Nominee

Chuanping Pan is an independent director nominee and will be the Chair of the Compensation Committee and a member of the Audit Committee and the Nominating Committee of our Company immediately upon the Company’s listing on the Nasdaq Capital Market. From August 2024 to the present, Mr. Pan has served as a legal advisor to the

Hong Kong Hunan Provincial Committee of the Chinese People’s Political Consultative Conference Association and as a distinguished research fellow at the Law School of Xiangtan University. Additionally, he is the legal representative of the International Peace Promotion Association in Beijing and vice president of the Hunan Overseas Friendship Association. Since May 2022, he has been the vice president of the Hong Kong Belt and Road Arbitration Center. From November 2020, he has also been the director of the International Cooperation Division at Malaysia Putra University. Mr. Pan is a licensed and senior attorney with credentials as a National First-Class Lawyer and Hong Kong Registered Lawyer, as well as an arbitrator for the Bali International Arbitration Commission. He has supported enterprises such as China Railway Group, Sany Heavy Industry, and others in overseas investments and risk prevention, providing services for projects like the Hong Kong-Zhuhai-Macao Bridge and the China-Belarus Industrial Park. Mr. Pan earned a Bachelor’s degree in Law from Northwest University of Political Science and Law in 1988, a Master’s degree in Law from Hunan University in 2007, and a Doctorate in Business Administration from Malaysia Twintech International University of Technology in 2013. We believe Mr. Pan is well-qualified to serve as an independent director due to his extensive legal expertise, arbitration experience, and advisory roles, as well as his leadership in international legal affairs, corporate risk management, and cross-border investments.

Yiyun Wang, Independent Director Nominee

Yiyun Wang is an independent director nominee and will be the Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee and Compensation Committee of our Company immediately upon the Company’s listing on the Nasdaq Capital Market. Since July 2021, Mr. Wang has served as the legal director at Hunan Shenghong Fund Management Co., where he is responsible for conducting risk assessments of investment targets, reviewing due diligence reports and business models, and providing risk analysis and compliance opinions for the company’s projects. From January 2019 to June 2021, he worked as a practicing lawyer at Guangdong Yiyue Law Firm on corporate legal matters. Mr. Wang holds a bachelor’s degree in mechanical design and automation in 2004 and a master’s degree in law in 2007, both from Northeastern University in China. He is a qualified attorney since 2010, and he also holds a business planner certification from the Ministry of Human Resources and Social Security of China awarded in 2015. We believe Mr. Wang is well-qualified to serve as an independent director due to his legal expertise, experience in investment risk assessment and corporate compliance, and background as a practicing attorney specializing in corporate law.

Jinyu Yang, Independent Director Nominee

Jinyu Yang is an independent director nominee and will be a member of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee of our Company immediately upon the Company’s listing on the Nasdaq Capital Market. Since January 2021, Ms. Yang has served as the chairperson and founder of Hello Mom Education Consulting Co., where she oversees company operations, business planning, and market development. From December 2018 to December 2020, she was the principal of Guangzhou Jingtong Education Co., managing daily school operations, teacher training, and parent education guidance. Ms. Yang holds a bachelor’s degree in educational psychology from Hunan Normal University in 2011. She is a certified national level-three psychological counselor, a qualified junior high school teacher, and a senior family education instructor. We believe Ms. Yang is well-qualified to serve as an independent director due to her leadership experience in education management, business planning, and operations.

Family Relationships

None of the directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of seven (7) directors upon the closing of this Offering.

Duties of Directors

Under the laws of the Cayman Islands, directors have a fiduciary duty to act honestly in good faith with a view to the company’s best interests. Our directors also have a duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. A shareholder has the right to seek damages if a duty owed by the directors is breached.

Board Diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our board, including, but not limited to, gender, skills, age, professional experience, knowledge, cultural, education background, ethnicity, and length of service. The ultimate decision of the appointment will be based on merit and the contribution that the selected candidates will bring to our board.

Our directors have a balanced mix of knowledge and skills. We will have four (4) independent directors with different industry backgrounds, representing a majority of the members of our board. Our board is well balanced and diversified in alignment with our business development and strategy.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Qualification

There is currently no shareholding qualification for directors.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon effectiveness: of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Even though we are exempted from corporate governance standards because we are a foreign private issuer, we have voluntarily adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee will consist of Mr. Chuanping Pan, Mr. Yiyun Wang, Ms. Jinyu Yang, and Mr. Chung Shun Lee, and Mr. Chung Shun Lee the chairperson of our audit committee. We have determined that Mr. Chuanping Pan, Mr. Yiyun Wang, Ms. Jinyu Yang, and Mr. Chung Shun Lee will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Mr. Chung Shun Lee qualifies as audit committee financial experts within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee will be responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.    Our compensation committee will consist of Mr. Chung Shun Lee, Mr. Chuanping Pan, Mr. Yiyun Wang, and Ms. Jinyu Yang. Mr. Chuanping Pan will be the chairperson of our compensation committee. We have determined that Mr. Chung Shun Lee, Mr. Chuanping Pan, Mr. Yiyun Wang, Ms. Jinyu Yang will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•        reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

•        approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•        reviewing and recommending to the board with respect to the compensation of our directors;

•        reviewing periodically and approving any long-term incentive compensation or equity plans;

•        selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•        programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of Mr. Chung Shun Lee, Mr. Chuanping Pan, Mr. Yiyun Wang, and Ms. Jinyu Yang. Mr. Yiyun Wang will be the chairperson of our nominating and corporate governance committee. Mr. Chung Shun Lee, Mr. Chuanping Pan, Mr. Yiyun Wang, Ms. Jinyu Yang satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•        identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

•        reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•        identifying and recommending to our board the directors to serve as members of committees;

•        advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Corporate Governance

The business and affairs of the Company are managed under the direction of our board of directors. We have conducted board meetings regularly since inception. Each of our directors has attended all meetings either in person, via telephone conference, or the directors have passed resolutions through written consent. In addition to the contact information in this prospectus, the board has adopted procedures for communication with the officers and directors as the date hereof. Each shareholder will be given specific information on how he/she can direct communications to the officers and directors of the Company at our annual shareholders’ meetings. All communications from shareholders are relayed to the members of our board of directors.

Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

•        Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

•        Exemption from Section 16 rules regarding sales of Ordinary Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

•        Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

•        Exemption from the requirement that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

•        Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (1) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (2) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Cayman Islands requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers before completing this offering.

Other Corporate Governance Matters

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including us, to comply with various corporate governance practices. In addition, Nasdaq rules provide that foreign private issuers may follow home country practices in lieu of the Nasdaq corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

Because we are a foreign private issuer, our members of our board of directors, executive board members and senior management are not subject to short-swing profit and insider trading reporting obligations under section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under section 13 of the Exchange Act and related SEC rules.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that is applicable to all of our directors, executive officers and employees.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the fiscal years ended June 30, 2024 earned by or paid to our chief executive officer, chief financial officer, and chief operation officer.

Name and Principal Position	Year/ period	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation (US$)	Deferred Compensation Earnings (US$)	Pension (US$)	Total (US$)
Chun Ki Wan, CEO	2024	$123,490	—	—	—	—	—	—	123,490
Weiqing He, CFO	2024	$—	—	—	—	—	—	—	—
Ho Kit Hui, COO	2024	$123,490	—	—	—	—	—	—	123,490

Agreements with Named Executive Officers

We have entered into employment agreements with our executive officers. Each of our executive officers is employed for a specified time period, which will be renewed upon both parties’ agreement thirty days before the end of the current employment term. Each employment agreement will provide that we may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Pursuant to the terms of the employment agreements, each executive officer has agreed to hold, both during and after the date employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information. In addition, each executive officer will agree to be bound by non-competition and non-solicitation restrictions during the term of his employment and for one year following termination of the employment.

Compensation of Directors

For the fiscal year ended June 30, 2024, we have not paid any amount to our directors of the Company.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our Ordinary Shares as of the date of the prospectus by:

•        Each person who is known by us to beneficially own more than 5% of our outstanding Ordinary Shares;

•        Each of our director, director nominees and named executive officers; and

•        All directors and named executive officers as a group.

The following table assumes that none of our officers, directors, or 5% or greater beneficial owners of our Ordinary Shares will purchase shares in this offering. In addition, the following table assumes that the over-allotment option has not been exercised. Holders of our Ordinary Shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days of the date of this prospectus. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him or her, subject to applicable community property laws.

As of the date of this prospectus, none of our outstanding Ordinary Shares are held by record holders in the United States.

	Ordinary Shares Beneficially Owned Prior to this Offering(1)		Ordinary Shares Beneficially Owned After this Offering(1)(2)
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Directors, Director Nominees and Named Executive Officers:
Xiaoke Luo	1,450,000	11.60%	1,450,000	10.00%
Chun Ki Wan	812,500	6.50%	812,500	5.60%
Weiqing He	—	—	—	—
Ho Kit Hui	812,500	6.50%	812,500	5.60%
Jinyu Yang	—	—	—	—
Yiyun Wang	—	—	—	—
Chuanping Pan	—	—	—	—
Chung Shun Lee	—	—	—	—
All executive officers and directors as a group	3,075,000	24.60%	3,075,000	21.20%
5% or Greater Shareholders:
DS Premium Healthcare Limited(3)	3,320,500	26.56%	3,320,500	22.90%
Jumbo Will Limited(4)	3,250,000	26.00%	3,250,000	22.41%
Ultimate Honour Group Limited(5)	1,450,000	11.60%	1,450,000	10.00%

____________

Notes:

(1)      Calculation based on 12,500,000 Ordinary Shares issued and outstanding as of the date of this prospectus. Holders of our Ordinary Shares are entitled to one (1) vote per share.

(2)      Based on 14,500,000 Ordinary Shares that will be outstanding after this Offering and that the Representative does not exercise the over-allotment option.

(3)      Jie Wu is the sole shareholder of AARUI International Group Holding Company Limited, an intermediate holding company for DS Premium Healthcare Limited, holding 3,320,500 Ordinary Shares of the Company, which represent 26.56% of our Ordinary Shares. Jie Wu is deemed the beneficial owner of the 3,320,500 Ordinary Shares held by DS Premium Healthcare Limited and has the sole voting and dispositive power of the Ordinary Shares held by DS Premium Healthcare Limited.

(4)      Ho Kit Hui, Tin Chun Or, Ming Kit Poon, and Chun Ki Wan are shareholders and directors of Jumbo Will Limited, holding 3,250,000 Ordinary Shares of the Company, which represent 26.00% of our Ordinary Shares as of the date of this prospectus. Each of Ho Kit Hui, Tin Chun Or, Ming Kit Poon, and Chun Ki Wan beneficially owns 25.00% of the shares of Jumbo Will Limited, corresponding to 6.50% of our Ordinary Shares, respectively. As a result, no single shareholder has sole voting or dispositive power over the Ordinary Shares held by Jumbo Will Limited.

(5)      Xiaoke Luo, is the sole shareholder and director of Ultimate Honour Group Limited, holding 1,450,000 Ordinary Shares of the Company, which represent 11.60% of our Ordinary Shares as of the date of this prospectus. Xiaoke Luo is deemed the beneficial owner of the 1,450,000 Ordinary Shares held by Ultimate Honour Group Limited and has the sole voting and dispositive power of these shares.

RELATED PARTY TRANSACTIONS

In the ordinary course of business, from time to time, we carry out transactions and enter into arrangements with related parties. Our policy is to enter into transactions with related parties on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred. The following is a description of material transactions, or series of related material transactions, to which we were or will be a party and in which the other parties included or will include our directors, director nominees, executive officers, holders of more than 5% of our voting securities, or any member of the immediate family of any of the foregoing persons.

Employment Agreements

See “Management — Employment Agreements.”

Material Transactions with Related Parties

The table below sets forth the major related parties and their relationships with the Company:

Name of related parties	Relationship with the Company
Jumbo Will Ltd	A shareholder of the Company
Next Education Limited	Jumbo Will Ltd hold 10% shares of Next Education Limited
EDU Blockchain Limited	Under common control company

The following table summarizes goods and services received from related parties for the six months ended December 31, 2024 and 2023, included in cost of revenues — training courses in the consolidated statements of income:

		For the six months ended December 31, (UNAUDITED)
Name of related parties	Nature	2024	2023
Next Education Limited	Tutor management services	55,000	81,309

The following table summarizes goods and services provided to related parties for the six months ended December 31, 2024 and 2023, included in the revenues in the consolidated statements of income:

		For the six months ended December 31, (UNAUDITED)
Name of related parties	Nature	2024	2023
EDU Blockchain Limited	Hosting event services	63,880	—
Jumbo Will Ltd	Hardware and software products and training services	852	17,915
Next Education Limited	Hardware and software products and training services	3,415	6,584

The following table summarizes related party balances:

Name of related parties	Included in consolidated balance sheets	December 31, 2024 (unaudited)	June 30, 2024
Jumbo Will Ltd(1)	Accounts receivable, net	9,699	—
Next Education Limited(2)	Accounts receivable, net	19,427	12,754
EDU BlockChain Limited(3)	Amounts due to a related party	(660,931)
Next Education Limited(4)	Amounts due to a related party	(251,779)	(315,676)

____________

Notes:

(1)      As of the date of this prospectus, the balance of the accounts receivable, net due from Jumbo Will Ltd is $6,370.

(2)      As of the date of this prospectus, the balance of the accounts receivable, net due from Next Education Limited is $12,637.

(3)      As of the date of this prospectus, the balance of the amounts due to EDU BlockChain Limited is $660,931.

(4)      As of the date of this prospectus, the balance of the amounts due to Next Education Limited is $279,321.

The following table summarizes goods and services received from related parties:

		For the year ended June 30,
Name of related parties	Transaction	2024	2023	2022
Next Education Limited	Tutor management services	$188,728	$510,044	$109,009

The following table summarizes goods and services provided to related parties:

		For the year ended June 30,
Name of related parties	Transaction	2024	2023	2022
Next Education Limited	Hardware and software products and training services	$20,886	$15,409	$—
Jumbo Will Ltd	Hardware and software products and training services	$2,561	$18,723	$—
EDU Blockchain Limited	Hosting event services	$63,810	$—	$—

The following table summarizes related party balances:

		As of June 30,
Name of related parties	Included in consolidated balance sheets	2024	2023	2022
Jumbo Will Ltd	Accounts Receivable, net	$—	$6,776	$—
Next Education Limited	Accounts Receivable, net	$12,754	$18,480	$—
Next Education Limited	Amounts due to a related party	$(315,676)	$(438,661)	$(93,025)

DESCRIPTION OF SHARE CAPITAL

A copy of our current Memorandum and Articles of Association and a copy of the Amended and Restated Memorandum and Articles of Association are filed as exhibits to the registration statement of which this prospectus is a part.

We are an exempted company incorporated with limited liability in the Cayman Islands and, upon completion of this offering, our affairs will be governed by our Amended and Restated Memorandum and Articles of Association (as amended from time to time), the Companies Act and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares, par value US$0.0001 each.

Assuming that we obtain the requisite shareholder approval, we will adopt our Amended and Restated Memorandum and Articles of Association which will become effective and replace our current Memorandum and Articles of Association in its entirety immediately prior to the completion of this offering. As of the date immediately prior to this offering, 12,500,000 Ordinary Shares of par value US$0.0001 per Ordinary Share were issued, fully paid and outstanding. Upon completion of this offering, we will have 14,500,000 Ordinary Shares issued and outstanding, assuming the Representative does not elect to exercise its over-allotment option to purchase additional Ordinary Shares from us. The following are summaries of certain material provisions of our Amended and Restated Memorandum and Articles of Association and the Companies Act insofar as they relate to the material terms of our Ordinary Shares.

Ordinary Shares

General

All of our outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares to bearer.

Dividends

Subject to the Companies Act and our Amended Articles, the holders of our Ordinary Shares are entitled to such dividends out of our funds which are legally available for the purpose as may be declared by our board of directors. In addition, our Shareholders may declare dividends by ordinary resolution, but not dividend shall exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or the credit standing in our Company’s share premium account and with the sanction of an ordinary resolution, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

No dividend or other monies payable by our Company on or in respect of any share shall bear interest against our Company.

Voting Rights

Subject to any special rights, restrictions or privileges as to voting for the time being attached to any class or classes of shares at any general meeting on a poll every member present in person or by proxy or, in the case of a member being a corporation, by our duly authorized representative shall have one vote for every share which is fully paid or credited as fully paid registered in his name in the register of members of our Company. A poll shall be taken in such manner as the chairman of the general meeting directs. The chairman may appoint scrutineers (who need not be shareholders) and fix a place and time for declaring the result of the poll.

Any ordinary resolution is a resolution of a general meeting passed by a simple majority of the votes by shareholders who (being entitled to do so) vote in person or by proxy or, in the case of corporations, by their duly authorised representatives, at that meeting. The expression of an ordinary resolution includes a written resolution signed by the requisite majority in accordance with the articles.

Any special resolution is a resolution of a general meeting or a resolution of a meeting of the holders of any class of shares in a class meeting duly constituted in accordance with the Amended Articles in each case passed by a majority of not less than two-thirds of the votes by shareholders who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous written resolution signed by all of the shareholders entitled to vote at such meeting. A special resolution will be required for important matters such as amending our memorandum and articles of association or changing the name of the Company.

Transfer of Ordinary Shares

Subject to the Companies Act and our Amended Articles, and provided that a transfer of ordinary shares complies with the Nasdaq Listing Rules, a shareholder may transfer ordinary shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Nasdaq Capital Market or in any other form approved by the directors, executed:

•        where the ordinary shares are fully paid, by or on behalf of that shareholder; and

•        where the ordinary shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register of members of our Company in respect of that share.

Where the ordinary shares in question are not listed on or subject to the rules of the Nasdaq, our board of directors may, in our absolute discretion, decline to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve or on which our Company has a lien. It may also decline to register a transfer of any share issued under any share option scheme upon which a restriction on transfer subsists or a transfer of any share to more than four joint holders.

Our board of directors may decline to recognize any instrument of transfer unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of ordinary shares;

•        the instrument of transfer is properly stamped, if required;

•        the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four;

•        the shares transferred are free of any lien in favor of us; or

•        a fee of such maximum sum as the Nasdaq Global Select Market may determine to be payable, or such lesser sum as the board of directors may from time to time require, is paid to our company in respect thereof.

If our directors refuse to register a transfer of any shares, they shall, within one month after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The registration of transfers of shares or of any class of shares may, on 14 clear days’ notice being given by advertisement in such one or more newspaper or by electronic means, after compliance with any notice requirement of Nasdaq, be suspended at such times and for such periods (not exceeding in the whole thirty days in any year) as our board of directors may determine.

Fully paid shares shall be free from any restriction on transfer (except when permitted by Nasdaq) and shall also be free from all liens.

Procedures on liquidation

If we are wound up, the shareholders may, subject to the Amended Articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

•        to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

•        to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Subject to the Amended Articles and to the terms of allotment, our board of directors may, from time to time, make such calls as it thinks fit upon the members in respect of any monies unpaid on the shares held by them respectively (whether on account of the nominal value of the shares or by way of premium) in a notice served to such shareholders at least 14 clear days prior to the specified time and place for payment. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part. Any Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

•        issue shares that are to be redeemed or liable to be redeemed, at our option or at the option of the shareholders holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

•        with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

•        purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of our own shares in any manner authorized by the Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

Variations of Rights of Shares

If at any time our share capital is divided into different classes of shares, unless the terms on which a class of shares was issued state otherwise, the rights attached to any such class may only be varied with the consent in writing of the holders of 50% of the issued shares of that class or with the sanction of a resolution passed at a separate meeting by a majority of not less than two-thirds of the votes by the holders of the shares of that class.

Any special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with the existing shares of that class.

General Meetings of Shareholders

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Amended and Restated Memorandum and Articles of Association provide that we may, but shall not (unless required by the Nasdaq Listing Rules) be obligated to, in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the board of directors, in accordance with the articles, and the annual general meeting shall be held at such time and place as may be determined by our directors. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting.

Advance notice of at least seven clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for a general meeting of shareholders consists of at least one holder of Ordinary Shares representing not less than an aggregate of one-third of all votes attaching to all Ordinary Shares in issue and entitled to vote in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative at such general meeting.

A majority of our directors may call general meetings and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of our Company. A shareholders’ requisition is a request of one or more shareholders holding as at the date of deposit of the request in aggregate not less than one-third of the voting rights in the share capital of the Company. The requisition must state the objects of the meeting and must be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign) and delivered in accordance with the notice provisions of our Amended Articles, and such meeting shall be held within 2 months after the deposit of such requisition. If our directors do not within 21 clear days from the receipt of the requisition duly proceed to convene a general meeting, the requisitioners, or any of them may themselves convene a general meeting.

Inspection of Books and Records

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association, our register of mortgage and charges and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies.

Changes in Capital

Subject to the Companies Act, our shareholders may, by ordinary resolution:

(a)     increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)    consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)     sub-divide our Shares or any of them into our Shares of smaller amount than is fixed by our Company’s memorandum of association, so, however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced our shares shall be the same as it was in case of the share from which the reduced our Shares is derived;

(d)    cancel any shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled; and

(e)     convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination.

Subject to the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce our share capital or any capital redemption reserve in any way.

Certain Cayman Islands Company Considerations

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is incorporated in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies in the Cayman Islands;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue no par value, negotiable or bearer shares;

•        an exempted company may obtain an undertaking against the imposition of any future taxation;

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our Ordinary Shares under applicable law in the Cayman Islands or the rights of holders of the common stock of a typical corporation under applicable Delaware law.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a statement setting out the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least ninety percent (90%) votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders with whom the arrangement is to be made, and who must in addition represent three-fourths in value of shareholders or each such class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•        the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of ninety percent (90%) of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•        a company acts or proposes to act illegally or ultra vires;

•        the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•        those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provide that that we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against (a) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former directors (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty. To the extent permitted by Cayman Islands law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Act for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our Amended and Restated Memorandum and Articles of Association. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Act, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our Amended Articles provide that any action required or permitted to be taken at general meetings of our Company may be taken upon the vote of shareholders at general meeting and shareholders may approve corporate matters by way of a unanimous written resolution without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Act, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with rights to requisition a general meeting nor any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended Articles allow any one or more of our shareholders who together hold shares which carry in aggregate not less than one-third of the paid up capital of our company having the right of voting at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Amended Articles do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Act, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Amended Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Amended Articles, directors may be removed by a resolution of the board of directors. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) is given notice by the majority of other directors (not being less than two in number) to vacate office; (v) is found by a court or competent institution to be of unsound mind; or (vi) is removed from office pursuant to any other provisions of our Amended and Restated Memorandum and Articles of Association.

Transactions with Interested Shareholders

The Delaware General Corporation Act contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Act, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands laws, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our Amended Articles, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Act, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Amended Articles, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class or with consent in writing by shareholders holding 50% of the issued shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Act, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands laws, our Amended and Restated Memorandum and Articles of Association may only be amended by a special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Listing

We have applied to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “IDTL.” We cannot guarantee that we will be successful in listing our Ordinary Shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are listed on the Nasdaq Stock Market.

Transfer Agent

The transfer agent of our Ordinary Shares is VStock Transfer, LLC, located at 18 Lafayette Place, Woodmere, New York 11598.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there had not been a public market for our Ordinary Shares, and though we have applied to list on the Nasdaq Capital Market, a regular trading market for our Ordinary Shares may not develop. Future sales of substantial amounts of shares of our Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this Offering, we will have 14,500,000 Ordinary Shares issued and outstanding (assuming the underwriters do not exercise their over-allotment option). All of the Ordinary Shares sold in this Offering by us will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-Up Agreements

Our directors, executive officers and certain shareholders have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares or such other securities for a period of starting on the date of the completion of this offering and for twelve (12) months thereafter, without the prior written consent of the Underwriter. See “Underwriting” beginning on page 132.

Rule 144

All of our Ordinary Shares outstanding prior to this Offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act, and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months, would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date such securities were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•        1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately shares immediately after this Offering; or

•        the average weekly trading volume of the Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Ordinary Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. Securities issued under Rule 701 will be deemed “restricted securities” within the meaning of Rule 144 under the Securities Act, and may not be freely traded without registration or exemption thereunder.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

The following summary of material Cayman Islands, Hong Kong, and United States federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under state, local and other tax laws.

Material U.S. Federal Income Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to an investment in our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Shares and you are, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•        banks;

•        financial institutions;

•        insurance companies;

•        Pension plans;

•        cooperatives;

•        regulated investment companies;

•        real estate investment trusts;

•        broker-dealers;

•        traders that elect to use a mark-to-market method of accounting;

•        U.S. expatriates;

•        Certain former U.S. citizens or long-term residents;

•        tax-exempt entities (including private foundations);

•        persons liable for alternative minimum tax;

•        persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

•        persons that actually or constructively own 10% (by vote or value) or more of our voting shares (including by reason of owning our Ordinary Shares);

•        persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

•        persons holding our Ordinary Shares through partnerships or other pass-through entities;

•        events, hip-hop, and marketing industries investment trusts;

•        governments or agencies or instrumentalities thereof;

•        beneficiaries of a Trust holding our Ordinary Shares; or

•        persons holding our Ordinary Shares through a trust.

All of whom may be subject to tax rules that differ significantly from those discussed below.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this Offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the BVI, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as a capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be treated as a capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares. Failure to report the information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file Form 8938.

Passive Foreign Investment Company

Based on our current and anticipated operations and the composition of our assets, we were not a PFIC for U.S. federal income tax purposes for the taxable year ended June 30, 2024 and 2023. Depending on the amount of cash we raise in this Offering, together with any other assets held for the production of passive income, it is possible that, for our taxable year ending June 30, 2025 or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse US federal income tax consequences for US taxpayers who are shareholders. We will make this determination following the end of any particular tax year. PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code (“IRC”), for any taxable year if either:

•        at least 75% of its gross income is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this Offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this Offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this Offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this Offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you will continue to be treated as a PFIC, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for any taxable year during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

•        the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income,

•        the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year, and

•        An additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the Ordinary Shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of your taxable year over your adjusted basis in such Ordinary Shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the IRC Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Ordinary Shares from a U.S. Holder to not get a step-up in basis under IRC Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

Hong Kong Taxation

The following summary of certain relevant taxation provisions under the laws of Hong Kong is based on current law and practice and is subject to changes therein. This summary does not purport to address all possible tax consequences relating to purchasing, holding or selling our Ordinary Shares, and does not take into account the specific circumstances of any particular investors, some of whom may be subject to special rules. Accordingly, holders or prospective purchasers (particularly those subject to special tax rules, such as banks, dealers, insurance companies and tax-exempt entities) should consult their own tax advisers regarding the tax consequences of purchasing, holding or selling our Ordinary Shares. Under the current laws of Hong Kong:

•        No profit tax is imposed in Hong Kong in respect of capital gains from the sale of the Ordinary Shares.

•        Revenues gains from the sale of our Ordinary Shares by persons carrying on a trade, profession or business in Hong Kong where the gains are derived from or arise in Hong Kong from the trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 16.5% on corporations and at a maximum rate of 15% on individuals and unincorporated businesses.

•        Gains arising from the sale of Ordinary Shares, where the purchases and sales of the Ordinary Shares are effected outside of Hong Kong such as, for example, on Cayman Islands, should not be subject to Hong Kong profits tax.

According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid on the Ordinary Shares would not be subject to any Hong Kong tax.

No Hong Kong stamp duty is payable on the purchase and sale of the Ordinary Shares.

ENFORCEABILITY OF CIVIL LIABILITIES

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands may have a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located in Hong Kong. In addition, all our directors and officers are nationals or residents of Hong Kong and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any State of the United States.

Hong Kong

Bird & Bird, our counsel with respect to Hong Kong law, has advised us that judgment of United States courts cannot be directly enforced in Hong Kong in accordance with the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap. 319) (the “Ordinance”), as the application of the Ordinance is limited to judgments entered in designated jurisdictions, which currently include: Australia, Austria, Belgium, Bermuda, Brunei, France, Germany, India, Israel, Italy, Malaysia, The Netherlands, New Zealand, Singapore and Sri Lanka. The common law permits an action to be brought upon a foreign judgment, but it is subject to various conditions including, but not limited to, that the foreign judgement must (1) be for a definite sum of money; (2) be final and conclusive; and (3) have been entered by a court with competent jurisdiction over the defendant. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

Cayman Islands

Ogier, our counsel as to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier has informed us that there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Ogier has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign monetary judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final and conclusive, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

UNDERWRITING

We will enter into an underwriting agreement (the “Underwriting Agreement”) with R. F. Lafferty & Co., Inc., acting as the representative of the underwriters (the “Representative”). Under the terms and subject to the conditions of the Underwriting Agreement, the underwriter named below has agreed to purchase, and we have agreed to sell to them, the number of our Ordinary Shares at the initial public offering price, less the underwriting discounts, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Shares
R. F. Lafferty & Co., Inc.
Total	2,000,000

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The Underwriting Agreement provides that the obligations of the underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to pay for all of the Ordinary Shares offered by this prospectus if any such shares are taken.

The underwriters have advised us that they propose to offer the shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $[*] per share. After this Offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

Over-Allotment Option

We have granted to the Representative an option, exercisable within 45 days from the closing of this Offering, to purchase up to 15.0% additional Ordinary Shares sold in this offering, excluding Ordinary Shares subject to this option, at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The Representative may exercise this option solely for the purpose of cover over-allotments, if any, made in connection with the offering contemplated by this prospectus.

Underwriting Discounts and Expenses

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount equal to seven percent (7.0%) per share from the initial public offering price. The underwriters may offer the shares through one or more of their affiliates or selling agents. Upon execution of the Underwriting Agreement, the underwriters will be obligated to purchase the shares at the price and upon the terms stated therein.

The following table shows the per share and total underwriting discounts we will pay to the underwriters.

	Per Share	Total without Full Exercise of Over-allotment Option	Total with Full Exercise of Over-allotment Option
Initial public offering price(1)	$4.50	$9,000,000	$10,350,000
Underwriting discounts (7.0%)	$0.315	$630,000	$724,500
Proceeds to us, before expenses(2)	$4.185	$8,370,000	$9,625,500

____________

(1)      Initial public offering price per share is assumed as US$4.50 per share.

(2)      The total estimated expenses related to this offering are set forth in the section entitled “Expenses Relating to This Offering.”

We have agreed to pay the Representative a non-accountable expense allowance equal to one percent (1.0%) of the actual amount of gross proceeds raised by us in this Offering (including as result of the sale of any Ordinary Shares as result of the exercise of the over-allotment option).

We have also agreed to reimburse the Representative up to a maximum of $200,000 for out-of-pocket accountable expenses, including: (i) all reasonable travel and lodging expenses incurred by the Representative and its counsel in connection with visits to, and examinations of, our Company; (ii) background check on the Company’s directors and officers; (iii) the reasonable cost for roadshow meetings; (iv) all due diligence expenses; and (v) legal counsel fees. We have paid to the Representative $25,000 as an advance to be applied towards reasonable out-of-pocket expenses, or the Advance. Any portion of the Advance shall be returned back to us to the extent not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

Right of First Refusal

We have agreed to grant the Representative for a six (6) -months period from the closing of this Offering, a right of first refusal to provide investment banking services (which shall include, without limitation, (a) acting as sole manager for any underwritten public offering and (b) acting as exclusive placement agent or initial purchaser in connection with any private offering of securities of the Company) to the Company on terms that are the same or more favorable to the Company comparing to terms offered to the Company by other underwriters/placement agents, which right is exercisable in the Representative’s sole discretion.

Lock-Up Agreements

The Company, for a period of twelve (12) months from the commencement this Offering, will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, provided, however, that the foregoing shall not apply to (x) the securities to be sold in this Offering, (y) issuances under the Company’s existing equity incentive or employee share plans, if applicable, or (z) any future equity incentive plans, equity grants, or issuances made in the ordinary course of business for compensatory purposes of the Company.

All officers, directors, and principal shareholders (defined as owners of five percent (5.0%) or more) of the Company’s Ordinary Shares as of the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part, shall agree in writing, in a form satisfactory to the Representative, not to sell, transfer or otherwise dispose of any of such securities (or underlying securities) of the Company for a period of commencing the sale of this Offering and for twelve (12) months thereafter, or any longer period required by FINRA, the U.S. exchanges or any State, without the express written consent of the Representative which consent may be given or withheld in the Representative’s sole discretion.

Tail Financing

We have also agreed to pay the Representative, subject to certain exceptions, a cash fee equal to seven percent (7.0%) of the gross proceeds received by the Company from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by the Representative to the Company during the period from the date the Representative was engaged until the final closing of this offering, in connection with any public or private financing or capital raise (each a “Tail Financing”), and such Tail Financing is consummated within nine (9) months following the closing of this Offering (the “Tail Period”), provided that such Tail Financing is by a party actually introduced to the Company in an offering in which the Company has direct knowledge of such party’s participation. The right to receive a fee in connection with the Tail Financing shall be subject to FINRA Rule 5110(g), and the Company shall have a right of termination for cause, which includes that the Company may terminate the engagement of the Representative upon the Representative’s material failure to provide the underwriting services required by the underwriting agreement. The Company’s exercise of the right of termination for cause will eliminate any obligations with respect to the payment of any termination fee or provision of any tail financing fee, including the tail financing set forth above.

Indemnification

We have agreed to indemnify the Underwriter against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the Underwriter may be required to make in respect of those liabilities.

Other Relationships

The Underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

No Public Market

Prior to this Offering, there has not been a public market for our securities in the U.S. and the public offering price for our Ordinary Shares will be determined through negotiations between us and the Underwriter. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the Underwriter believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our Ordinary Shares will trade in the public market subsequent to this Offering or that an active trading market for our Ordinary Shares will develop and continue after this Offering.

Stock Exchange

We have applied to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “IDTL.” There can be no assurance that we will be successful in listing our Ordinary Shares on the Nasdaq Capital Market.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the Underwriter of this Offering, or by its affiliates. Other than the prospectus in electronic format, the information on the Underwriter’s website and any information contained in any other website maintained by the Underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions

Until the distribution of the Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the Underwriter to bid for and to purchase our Ordinary Shares. As an exception to these rules, the Underwriter may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our Ordinary Shares, including:

•        stabilizing transactions;

•        short sales;

•        purchases to cover positions created by short sales;

•        imposition of penalty bids; and

•        syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Ordinary Shares while this Offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our Ordinary Shares, which involve the sale by the Underwriter of a greater number of Ordinary Shares than they are required to purchase in this Offering and purchasing Ordinary Shares on the open market to cover short positions created by short sales.

The Underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of the Ordinary Shares in the open market that could adversely affect investors who purchased in this Offering. A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Ordinary Shares originally sold by such underwriter were later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or retarding a decline in the market price of our Ordinary Shares. As a result of these activities, the price of our Ordinary Shares may be higher than the price that otherwise might exist in the open market. The Underwriter may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Neither we nor the Underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor the Underwriter make any representation that the Underwriter will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

Any underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Determination of Offering Price

Prior to this Offering, there was no public market for our Ordinary Shares. The initial public offering price will be determined by negotiation between us and the Underwriter. The principal factors to be considered in determining the initial public offering price include, but not limited to:

•        the information set forth in this prospectus and otherwise available to the Underwriter;

•        our history and prospects and the history and prospects for the industry in which we compete;

•        our past and present financial performance;

•        our prospects for future earnings and the present state of our development;

•        the general condition of the securities market at the time of this Offering;

•        the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and

•        other factors deemed relevant by the Underwriter and us.

The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the Underwriter can assure investors that an active trading market will develop for our Ordinary Shares or that the Ordinary Shares will trade in the public market at or above the initial public offering price.

Affiliations

The Underwriter and its respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriter and its affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their respective businesses for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the Underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to customers that they acquire, long and/or short positions in these securities and instruments.

Offer Restrictions outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Ordinary Shares the possession, circulation or distribution of this prospectus or any other material relating to us or the Ordinary Shares in any jurisdiction where action for that purpose is required. Accordingly, the Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

British Virgin Islands.    This prospectus does not constitute a public offer of the Ordinary Shares, whether by way of sale or subscription, in the British Virgin Islands. Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the British Virgin Islands.

European Economic Area.    In relation to each Member State of the European Economic Area (each a “Member State”), no Ordinary Shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the Ordinary Shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of Ordinary Shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

•        to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

provided that no such offer of shares shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” as defined in the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any Ordinary Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Ordinary Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

Hong Kong.    The Ordinary Shares have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Ordinary Shares has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

People’s Republic of China.    This prospectus may not be circulated or distributed in the PRC and the Ordinary Shares may not be offered or sold and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Taiwan.    The Ordinary Shares have not been and will not be registered or filed with, or approved by the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Ordinary Shares in Taiwan.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and the non-accountable expense allowance, that we expect to incur in connection with this Offering. With the exception of the SEC registration fee and the Nasdaq Capital Market listing fee, all amounts are estimates.

US$
U.S. Securities and Exchange Commission Registration Fee	$1,761
FINRA Filing Fee	$650
Nasdaq Capital Market Listing Fee	$80,000
Legal Fees and Expenses	$415,000
Printing Expenses	$34,300
Accounting Fees and Expenses	$125,000
Miscellaneous Expenses	$63,289
Total Expenses	$720,000

LEGAL MATTERS

The validity of the Ordinary Shares offered hereby and certain legal matters as to Cayman Islands law will be passed upon for us by Ogier. Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. Certain legal matters regarding Hong Kong law will be passed upon for us by Bird & Bird. Ortoli Rosenstadt LLP may rely upon Bird & Bird concerning matters governed by Hong Kong law. VCL Law LLP is acting as U.S. securities counsel for the underwriter in connection with this offering.

EXPERTS

The consolidated financial statements as of and for the fiscal years ended June 30, 2024 and 2023 as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of TAAD LLP, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The current address of 20955 Pathfinder Rd, Suite 370, Diamond Bar, CA 91765.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 (including amendments and exhibits to the registration statement) under the Securities Act with respect to the Ordinary Shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Ordinary Shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. However, statements in the prospectus contain the material provisions of such contracts, agreements and other documents. We currently do not file periodic reports with the SEC. Upon the closing of our initial public offering, we will be required to file periodic reports and other information with the SEC pursuant to the Exchange Act, as applicable to foreign private issuers. As we are a foreign private issuer, we are exempt from some of the Exchange Act reporting requirements, the rules prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The SEC maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We maintain a website at [*]. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

IDEA TECH HOLDING LIMITED.
INDEX TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Interim Consolidated Financial Statements	PAGE(S)
UNAUDITED INTERIM CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2023 AND 2024	F-2
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME FOR THE SIX MONTHS ENDED DECEMBER 31, 2023 AND 2024	F-3
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY FOR THE SIX MONTHS ENDED DECEMBER 31, 2023 AND 2024	F-4
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED DECEMBER 31, 2023 AND 2024	F-5
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS	F-6 – F-19

IDEA TECH HOLDING LIMITED.

IDEA TECH HOLDING LIMITED.
UNAUDITED INTERIM CONSOLIDATED BALANCE SHEETS
(In U.S. dollars, except for numbers of shares data)

	Notes	December 31, 2024	June 30, 2024
ASSETS:

Current assets:
Cash and cash equivalents		676,433	456,020
Accounts receivable, net	10	995,889	1,606,105
Inventories, net		106,849	195,034
Prepayments and other current assets, net	3	242,816	129,225
Deferred offering costs		238,661	—
Total current assets		$2,260,648	$2,386,384

Non-current assets:
Property and equipment, net	4	8,395	10,898
Right-of-use assets, net	8	154,372	8,758
Deferred tax assets	7	202,239	210,981
Total non-current assets		$365,006	$230,637
TOTAL ASSETS		$2,625,654	$2,617,021

LIABILITIES AND SHAREHOLDER’S EQUITY:

Current liabilities:
Accounts payable		3,115	3,072
Deferred revenue		472,286	722,288
Income tax payable		—	157,808
Dividend payable	5	—	640,344
Accrued expense and other current liabilities	6	141,664	154,608
Amounts due to a related party	10	912,710	315,676
Operating lease liability, current	8	53,145	—
Total current liabilities		$1,582,920	$1,993,796

Non-current liabilities:
Operating lease liability, non-current	8	101,227	—
Total non-current liabilities		$101,227	$—
TOTAL LIABILITIES		$1,684,147	$1,993,796

Commitments and contingencies	9

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 12,500,000 shares issued and outstanding as of June 30, 2024 and December 31, 2024, respectively*		1,250	1,250
Receivable from shareholders		—	(1,250)
Additional paid-in capital		191,151	191,151
Retained earnings		740,869	428,967
Accumulated other comprehensive income		8,237	3,107
TOTAL SHAREHOLDERS’ EQUITY		$941,507	$623,225
TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY		$2,625,654	$2,617,021

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on September 20, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

IDEA TECH HOLDING LIMITED.
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF
INCOME AND COMPREHENSIVE INCOME
(In U.S. dollars, except for the number of shares data)

	Notes	For the six months ended December 31,
		2024	2023
Revenues:
Software and hardware products	10	1,063,958	1,341,059
Training courses	10	585,494	709,712
Other services	10	343,114	68,133
Total revenues		$1,992,566	$2,118,904

Cost of revenues:
Software and hardware products		647,011	926,221
Training courses	12	177,315	214,702
Other services		103,731	60,312
Total cost of revenues		$928,057	$1,201,235
Gross profit		$1,064,509	$917,669

Selling and marketing expenses		58,296	33,971
General and administrative expenses		657,299	435,137
Income from operations		$348,914	$448,561

Other income, net		1,369	4,591
Income before income taxes		$350,283	$453,152

Income tax expenses	7	38,381	53,532
Net income		$311,902	$399,620
Net income attributable to Idea Tech Holding Limited’s shareholders		$311,902	$399,620

Other comprehensive income
Foreign currency translation adjustment, net of nil tax		5,130	1,803
Total other comprehensive income		$5,130	$1,803
Total comprehensive income		$317,032	$401,423

Weighted average shares used in calculating earnings per share
Basic and diluted*		12,500,000	12,500,000

Earnings per share
Basic and diluted		0.03	0.03

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on September 20, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

IDEA TECH HOLDING LIMITED.
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF
CHANGES IN SHAREHOLDERS’ EQUITY
(In U.S. dollars, except for the number of shares data)

	Ordinary shares		Receivable from shareholders	Additional paid-in Capital	Retained Earnings	Accumulated other comprehensive income	Total IDEA Tech Holding Limited. shareholders’ equity	Total Shareholders’ equity
	Shares	Amount
	Numbers	US$	US$	US$	US$	US$	US$	US$
Balance as of June 30, 2023*	12,500,000	1,250	(1,250)	191,151	31,485	365	223,001	223,001
Dividends	—	—	—	—	—	—	—	—
Net income	—	—	—	—	399,620	—	399,620	399,620
Foreign currency translation	—	—	—	—	—	1,803	1,803	1,803
Balance as of December 31, 2023*	12,500,000	1,250	(1,250)	191,151	431,105	2,168	624,424	624,424

Balance as of June 30, 2024*	12,500,000	1,250	(1,250)	191,151	428,967	3,107	623,225	623,225
Dividends	—	—	—	—	—	—	—	—
Net income	—	—	—	—	311,902	—	311,902	311,902
Foreign currency translation	—	—	—	—	—	5,130	5,130	5,130
Capital received			1,250				1,250	1,250
Balance as of December 31, 2024	12,500,000	1,250	—	191,151	740,869	8,237	941,507	941,507

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on September 20, 2024. (Note 1)

The accompanying notes are an integral part of these consolidated financial statements.

IDEA TECH HOLDING LIMITED.
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars, except for the number of shares data)

	For the six months ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$311,902	$399,620

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,563	2,289
Allowance for doubtful accounts	24,666	(1,713)
Amortization of ROU	30,927	26,570
Deferred income taxes	10,001	(14,782)

Changes in operating assets and liabilities:
Accounts receivables	593,834	950,051
Inventories	89,159	(121,668)
Deferred offering costs	(238,661)	—
Prepayments and other current assets	(247,736)	(143,590)
Accounts payable	25	(110,074)
Deferred revenue	(253,781)	91,111
Operating lease liabilities, current and non-current	(22,135)	(28,805)
Accrued expense and other current liabilities	558,545	(510,007)
Net cash provided by operating activities	$859,309	$539,002

Cash flows from investing activities:
Purchase of property, equipment and software	—	—
Net cash used in investing activities	$—	$—

Cash flows from financing activities:
Dividend distribution	(642,777)	(638,798)
Net cash used in financing activities	$(642,777)	$(638,798)

Effect of exchange rate changes on cash and cash equivalent	3,881	2,063

Net change in cash and cash equivalents	$220,413	$(97,733)

Cash and cash equivalents at beginning of the year	456,020	602,398
Cash and cash equivalents at end of the year	676,433	504,665

Supplemental disclosure of cash flow information:
Income tax paid	190,026	409,573

Supplemental disclosures of non-cash activities:
Dividend payable	—	467,691

The accompanying notes are an integral part of these consolidated financial statements.

IDEA TECH HOLDING LIMITED.
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

1.      ORGANIZATION

Idea Tech Holding Limited. (“Idea Tech Cayman”) and its consolidated subsidiaries (collectively referred to as the “Company”, or the “Group”) are primarily engaged in selling programmable drones and accessories and providing related training courses in Hong Kong.

Idea Tech Cayman is a holding company incorporated in the Cayman Islands on July 15, 2024, under the Cayman Islands Act as an exempted company with limited liability. Idea Tech Cayman has no substantive operations other than conducting its business through its Hong Kong operating entity Ask Idea (Hong Kong) Limited (“Ask Idea”).

Reorganization

For the purpose of the Company’s initial listing of its ordinary shares (the “IPO”), the Company has performed a series of reorganization transactions (the “Reorganization”) as described below:

Prior to the Reorganization as described below, our Company historically conducted our business through Ask Idea, a company incorporated under the laws of Hong Kong. EDU Blockchain Limited is ultimately controlled by a group of individual shareholders (the “Controlling Shareholders”).

As part of the Reorganization, Idea Tech Cayman was incorporated under the laws of the Cayman Islands as a limited company on July 15, 2024 as a holding company, for purposes of effectuating this Offering. Idea Tech Cayman is a holding company and is currently not actively engaging in any business.

On September 12, 2024, Idea Tech Limited (“Idea Tech HK”) was incorporated under the laws of Hong Kong. On the date of its incorporation, one (1) ordinary share was allotted and issued to Idea Tech Cayman, and Idea Tech HK became wholly owned by Idea Tech Cayman.

On September 20, 2024, EDU Blockchain Limited, the sole shareholder of Ask Idea, transferred 10,000 ordinary shares, representing 100% ownership of Ask Idea, to Idea Tech HK for a consideration of HKD1.00, and Ask Idea became wholly owned by Idea Tech HK.

After completing the Reorganization, Ask Idea became indirectly wholly owned by Idea Tech Cayman through the intermediate holding company Idea Tech HK. The following diagram illustrates the legal entity ownership structure of Idea Tech Cayman and its subsidiaries as of September 20, 2024.

As a result of the fact that Idea Tech Cayman and its subsidiaries were effectively controlled by the same group of shareholders immediately before and after the reorganization completed in September 2024, as described above, the reorganization was accounted for as a recapitalization. As a result, the Company’s consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented.

IDEA TECH HOLDING LIMITED.
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

1.      ORGANIZATION (cont.)

As of the issuance date of this report, the details of subsidiaries are as follows. All subsidiaries are owned by Idea Tech Cayman through equity investment. We do not have a variable interest entity structure.

Name	Background	Ownership	Principal activities
Idea Tech Limited (“Idea Tech HK”)	A Hong Kong company, incorporated on September 12, 2024	Wholly-owned by the Company	Investment holding
Ask Idea (Hong Kong) Limited (“Ask Idea”)	A Hong Kong company, incorporated on August 14, 2018	Wholly-owned by Idea Tech HK	Provision of innovative training programs and high-quality educational products

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)     Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for the periods presented. The consolidated financial statements have been prepared on an ongoing basis.

(b)    Basis of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

All transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

(c)     Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date, and revenues and expenses in the consolidated financial statements and accompanying notes.

The estimates used for, but not limited to, determining sales return reserves, income taxes, the collectability of accounts and other receivables, inventory valuation, warranties, fair value of long-lived assets. We have assessed the impact and are not aware of any specific events or circumstances that required an update to our estimates and assumptions or materially affected the carrying value of our assets or liabilities as of the date of issuance of this report. These estimates may change as new events occur and additional information is obtained. Actual results could differ materially from these estimates under different assumptions or conditions.

(d)    Foreign Currencies

Our reporting currency is U.S. Dollars (“US$”). We determine the functional currency of each of our international subsidiaries and their operating divisions based on the primary currency in which they operate. In cases where the functional currency is not US$, we recognize a cumulative translation adjustment created by the different rates we apply to current period income or loss and the balance sheet. For each subsidiary, we apply the average functional exchange rate to its income or loss and the year-end functional exchange rate to translate the balance sheet.

IDEA TECH HOLDING LIMITED.
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table outlines the exchange rates between HK$ and US$ that are used in preparing these consolidated financial statements:

	For the six months ended December 31,
	2024	2023
Average rate	7.7788	7.8272
	December 31, 2024	June 30, 2024
Period-end spot rate	7.7617	7.8083

Transactions denominated in other than the functional currencies are translated into the functional currency of the entity at the exchange rates quoted by authoritative banks prevailing on the transaction dates. Exchange gains and losses resulting from those foreign currency transactions denominated in a currency other than the functional currency are recorded in the Consolidated statements of comprehensive income (loss).

(e)     Fair Value Measurements

Fair value reflects the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurement for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The Company applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 — Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach, (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, prepayments and other current assets, accounts payable, accrued expense and other current liabilities. As of June 30, 2024 and December 31, 2024, the carrying values of these financial instruments approximated their fair values due to the short-term maturity of these instruments.

(f)     Earnings Per Share

Basic earnings per share is calculated by dividing net income attributable to common shareholders by the weighted-average outstanding commons shares for the period. For the six months ended December 31, 2023 and 2024, there was no potentially diluted shares. The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on September 20, 2024.

IDEA TECH HOLDING LIMITED.
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table shows the calculation of basic and diluted shares:

	For the six months ended December 31,
	2024	2023
Net income attributable to common shareholders	$311,902	$399,620
Weighted-average shares used in computing basic and diluted earnings per share	12,500,000	12,500,000
Basic and diluted earnings per share	$0.03	$0.03

(g)    Cash and Cash Equivalents

Cash and cash equivalents comprise cash at banks and on hand, demand deposits and highly liquid investments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less when purchased.

(h)    Accounts receivables, net

Accounts receivable represent the amounts that the Company has an unconditional right to consideration. Accounts receivable are recorded at net realizable value, consisting of the carrying amount less an allowance for credit losses, as necessary.

We maintain an allowance for doubtful accounts to reserve for potentially uncollectible receivable amounts which is estimated using the approach based on expected losses. The allowance for doubtful accounts consist of the following:

	For the six months ended December 31,
	2024	2023
Allowance for doubtful accounts – beginning of period	$36,448	$11,324
Additions/(Reversal)	24,666	(1,713)
Net changes in foreign exchange impact	273	34
Allowance for doubtful accounts – end of period	$61,387	$9,645

The estimation of allowance for doubtful accounts considers factors such as historical credit loss experience, age of receivable balances, current market conditions, reasonable and supportable forecasts of future economic conditions, as well as an assessment of receivables due from specific identifiable counterparties to determine whether these receivables are considered at risk or uncollectible.

(i)     Deferred offering costs

Deferred offering costs consist of legal, consulting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the proposed public offering. These costs, together with the underwriting discounts and commissions, will be charged to additional paid-in capital, net against the gross proceeds, upon completion of the proposed public offering. Should the proposed public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

(j)     Inventories

Inventories consist of merchandise available for sale. They are accounted for using the weighted average cost method and stated at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. The inventory valuation allowance, representing a write-down of inventory was nil as of June 30, 2024 and December 31, 2024.

IDEA TECH HOLDING LIMITED.
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(k)    Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and any impairment loss. Depreciation is computed using the straight-line method with no residual value based on the estimated useful lives of the various classes of assets, which range as follows:

Category	Estimated useful lives
Office equipment	5 years

(l)     Impairment of long-lived assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, we measure impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, we would recognize an impairment loss calculated as an amount by which the carrying value of the cost exceeds its fair value. No impairment charge was recognized for the six months ended December 31, 2023 and 2024.

(m)   Revenue recognition

Revenue is principally generated from sales of software and hardware products, training courses, and other services (including hosting technology-focused competitions and events, organizing technology-themed study tours, and repair and maintenance services for software and hardware products). Revenue represents the amount of consideration the Company is entitled to upon the transfer of promised goods or services in the ordinary course of the Company’s activities. Consistent with the criteria of ASC 606 “Revenue from Contracts with Customers”, the Company recognizes revenue when performance obligations are satisfied by transferring control of a promised good or service to a customer. For performance obligations that are satisfied at a point in time, the Company also considers the following indicators to assess whether control of a promised good or service is transferred to the customer: (i) right to payment, (ii) legal title, (iii) physical possession, (iv) significant risks and rewards of ownership and (v) acceptance of the good or service. For performance obligations satisfied over time, the Company recognizes revenue over time by measuring the progress toward complete satisfaction of a performance obligation.

For revenue arrangements with multiple distinct performance obligations, each distinct performance obligation is separately accounted for and the total consideration is allocated to each performance obligation based on the relative standalone selling price at contract inception.

The Company evaluates if it is a principal or an agent in a transaction to determine whether revenue should be recorded on a gross or net basis. The Company is acting as the principal if it obtains control over the goods and services before they are transferred to customers. Generally, when the Company is primarily obligated in a transaction, is subject to inventory risk, has latitude in establishing prices, or has several but not all of these indicators, the Company acts as the principal and revenue is recorded on a gross basis. Generally, when the Company is not primarily obligated in a transaction, does not bear the inventory risk and does not have the ability to establish the price, the Company acts as the agent and revenue is recorded on a net basis.

The following table disaggregates our revenue by major source:

	For six months ended December 31,
	2024	2023
Software and hardware products	1,063,958	1,341,059
Training courses	585,494	709,712
Other services	343,114	68,133
Total revenues	$1,992,566	$2,118,904

IDEA TECH HOLDING LIMITED.
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Sales of software and hardware products and training courses

We earn revenues of sales of software products and hardware products mainly from the delivery of programmable drones, accessories and e-learning courses, and the delivery of training courses to Hong Kong schools. The sales of products, e-learning courses and training courses and their respective prices are separately identifiable in the context of the contracts with customers, and the customers can benefit from each service on its own, therefore we determined they are separate performance obligations.

We recognize revenues on sales of software and hardware products upon delivery to the customers, which is when the control of the products transfers. Invoices are typically issued at the point control transfers and fees are received within several months. We also recognize a sales return reserve based on historical experience. The sales return reserve has been insignificant for the six months ended December 31, 2023 and 2024.

We offer e-learning courses to Hong Kong schools. The e-learning courses are operated by our suppliers, and we are acting as an agent in these transactions. The commissions and any related fulfillment fees we earn from these arrangements are recognized when the services are rendered, which generally occurs upon activation of the e-learning users.

The revenues received for training courses are recognized proportionately as the courses are delivered and are reported net of tuition refunds. Tuition paid in advance is recorded as deferred revenue. Tuition refunds have been insignificant for the six months ended December 31, 2023 and 2024.

Other services

Other services include hosting technology-focused competitions and events, organizing technology-themed study tours, and repair and maintenance services for software and hardware products.

Revenues related to hosting technology-focused competitions and events, organizing technology-themed study tours, are recognized upon completion of the competitions, events and tours.

Revenues related to repair and maintenance are recognized over time as services are provided. Payments are received together with the goods sales and recorded in deferred revenue, which is recognized as revenue ratably over the respective customer contract term. The contract terms are generally a 12-month period.

Deferred revenue related to training courses and other services consist of the following:

	For the six months ended December 31,
	2024	2023
Deferred revenue – beginning of period	$722,289	$548,094
Additions	83,687	254,606
Net changes in foreign exchange impact	3,778	1,973
Revenue recognized	(337,468)	(163,495)
Deferred revenue – end of period	$472,286	$641,178

Deferred revenue is equivalent to the total transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied, as of the balance sheet date. Revenue recognized from the deferred revenue balance as of June 30, 2023 and 2024 was US$163,495 and US$337,468 for the six months ended December 31, 2023 and 2024, respectively. Of the total deferred revenue balances as of December 31, 2024, we expect to recognize US$25,413 of revenue in the next 12 months. The remaining balance will be recognized at the time of services are rendered.

IDEA TECH HOLDING LIMITED.
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(n)    Cost of Revenues

Sale of software and hardware products

Cost of software and hardware products sold includes direct products, shipping and logistic costs, and charges to write down the carrying value of inventory when it exceeds its estimated net realizable value and to provide for obsolete inventory.

Training courses

The cost of training courses includes fees paid to tutors and tutor management service fees.

Other services

The cost of revenues of other services, including hosting technology-focused competitions and events, organizing technology-themed study tours, and repair and maintenance services for software and hardware products, mainly consists of venue and support costs, trip expenses, and outsourced repair and maintenance costs.

(o)    Selling and marketing expenses

Selling and marketing expenses primarily consist of (i) rents for product and service display stores, and (ii) cost of marketing goods.

(p)    General and Administrative Expenses

General and administrative expenses primarily consist of (i) salaries and benefits for administrative personnel, (ii) professional service fees, (iii) office expenses, (iv) travel and transportation expenses, and (v) other expenses, including depreciation expenses, insurance expenses, bank charges, tax expenses, bad debt expenses, etc.

(q)    Income taxes

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. We account for income taxes under the asset and liability method in accordance with ASC 740, Income Tax.

Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive income in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that the amount of the deferred tax assets will not be realized.

We adopted ASC 740 “Income Tax”, which provides guidance for recognizing and measuring uncertain tax positions, it prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognizing, classification and disclosure of these uncertain tax positions. The Group’s policy on classification of all interest and penalties related to unrecognized income tax positions, if any, is to present them as a component of income tax expenses.

(r)     Lease

We determine if an arrangement is a lease at inception. Leases that transfer substantially all of the benefits and risks incidental to the ownership of assets are accounted for as finance leases as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases. The Company has no finance leases.

IDEA TECH HOLDING LIMITED.
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

We recognize lease liabilities and corresponding right-of-use assets on the balance sheet for leases. Operating lease right-of-use assets are included in right-of-use assets, and operating lease liabilities are included in accrued expense and other current liabilities and lease liabilities on the consolidated balance sheets. Operating lease right-of-use assets and operating lease liabilities are initially recognized based on the present value of future lease payments at lease commencement. The operating lease right-of-use asset also includes any lease payments made prior to lease commencement and the initial direct costs incurred by the lessee and is recorded net of any lease incentives received. As the interest rates implicit in most of the leases are not readily determinable, the Company uses the incremental borrowing rates based on the information available at lease commencement to determine the present value of the future lease payments. Operating lease expenses are recognized on a straight-line basis over the term of the lease.

We have lease agreements with lease and non-lease components, and have elected to utilize the practice expedient to account for lease and non-lease components together as a single combined lease component.

We have elected not to present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that we are reasonably certain to exercise.

(s)     Government Incentives

We received government incentives for our business. Government incentives are recorded in our consolidated financial statements in other income, net. The benefit is generally recorded when all conditions attached to the incentive have been met.

(t)     Segment Reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (the “CODM”), which is comprised of members of the Company’s management team, who reviews consolidated results when making decisions about allocating resources and assessing performance as a whole and hence, we have only one reportable segment. Our revenues are derived from Hong Kong subsidiaries and our services and products are mainly offered to customers based in Hong Kong and a small portion is provided to customers overseas through our partners. The following table sets forth a breakdown of our revenues by geographic area:

	For the six months ended December 31,
	2024		2023
	US$	%	US$	%
Hong Kong	1,937,493	97.24%	2,103,956	99.29%
Other countries	55,073	2.76%	14,948	0.71%
Total	1,992,566	100.00%	2,118,904	100.00%

Our long-lived assets are all located in Hong Kong.

(u)    Concentration of risk

Credit Risk

Financial instruments that potentially subject us to the concentration of credit risks consist of cash and cash equivalents, accounts receivable and other receivables. The maximum exposures of such assets to credit risk are their carrying amounts as of the balance sheet dates. As of December 31, 2023 and 2024, all of our cash and cash equivalents were held in major financial institutions located in Hong Kong, which we consider to be of high credit quality based on their credit ratings.

IDEA TECH HOLDING LIMITED.
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

We have not experienced any significant recoverability issue with respect to its accounts receivable. As of December 31, 2023 and 2024, there was no customer with greater than 10% of the accounts receivable, respectively.

Supply Risk

We are dependent on our suppliers, including single source suppliers, and the inability of these suppliers to deliver necessary components of our products in a timely manner at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components from these suppliers, could have a material adverse effect on our business, prospects, financial condition and operating results.

Suppliers from whom individually represent greater than 10% of our total purchases for the six months ended December 31, 2023 and 2024, are as follows:

	For the six months ended December 31,
	2024		2023
	US$	%	US$	%
Supplier A	145,427	15.67%	699,780	58.26%
Supplier B	195,687	21.09%	—	—
Supplier C	107,098	11.54%	53,121	4.42%

(v)    Commitments and contingencies

In the normal course of business, we are subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. Liability for contingency is recorded when it is probable that a loss has occurred and a reasonable estimate of the loss can be made. If the potential material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingency liability, together with an estimate of the range of possible loss, if determined and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

(w)    Recent Accounting Pronouncements

We qualify as an “emerging growth company”, or EGC, pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, the Company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We will adopt the standards based on the extended transition period provided to private companies.

In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Adoption of the ASU should be applied retrospectively to all prior periods presented in the financial statements. Early adoption is also permitted. We are currently evaluating the impact of the new guidance on its consolidated financial statement.

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. For public business entities, this standard is effective for annual periods beginning

IDEA TECH HOLDING LIMITED.
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

after December 15, 2024. For non-public business entities, this standard is effective for annual periods beginning after December 15, 2025. Early adoption is permitted, and the disclosures in this standard are required to be applied on a prospective basis with the option to apply the standard retrospectively. We are currently evaluating the potential impact of the new guidance on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (Topic 220-40). The ASU requires more detailed disclosure for expenses. The ASU is effective for annual reporting periods beginning after December 15, 2026, with early adoption permitted. The amendments can be applied on either a prospective or retroactive basis. We are currently evaluating the ASU to determine its impact on our disclosures.

3.      PREPAYMENTS AND OTHER CURRENT ASSETS, NET

Prepayments and other current assets consist of the following:

	December 31, 2024	June 30, 2024
Prepayment for product procurement(i)	141,621	107,647
Rental deposits	22,513	21,578
Other receivable	89	—
Prepaid audit fee	75,305	—
Prepaid taxes	3,288	—
Total	$242,816	$129,225

____________

(i)      Prepayment for product procurement mainly represents cash prepaid to our third-party supplier for the procurement of products.

4.      PROPERTY AND EQUIPMENT, NET

As of December 31, 2023 and 2024, property and equipment, net consist of the following:

	December 31, 2024	June 30, 2024
Office equipment	25,681	25,527
Gross amount	$25,681	$25,527
Less: Accumulated depreciation	17,192	14,629
Net changes in foreign exchange impact	(94)	—
Total property and equipment, net	$8,395	$10,898

Depreciation expenses were US$2,289 and US$2,563 for the six months ended December 31, 2023 and 2024, respectively. No impairment charges were recorded for the six months ended December 31, 2023 and 2024, respectively.

5.      DIVIDENDS

An annual dividend for the 12-month ended December 31, 2021 of HK$3,955,100 (US$504,752) was declared on August 31, 2022. The annual dividend of HK$400,000 (US$51,039) and HK$3,555,100 (US$453,713) were paid during the years ended June 30, 2022 and 2023, respectively.

An annual dividend for the 12-month ended December 31, 2022 of HK$9,653,088 (US$1,231,842) was declared on May 15, 2023. The annual dividend of HK$1,000,000 (US$127,611) and HK$8,653,088 (US$1,104,231) were paid during the year ended June 30, 2023 and 2024, respectively.

IDEA TECH HOLDING LIMITED.
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

5.      DIVIDENDS (cont.)

An annual dividend for the 12-month ended December 31, 2023 of HK$5,000,000 (US$640,344) was declared on June 3, 2024. The annual dividend of HK$5,000,000 (US$642,777) was paid during the six months ended December 31, 2024.

Dividend payable consist of the following:

	For the six months ended December 31,
	2024	2023
Dividend payable – beginning of period	$640,344	$1,104,231
Cash dividend declared	—	—
Net changes in foreign exchange impact	2,433	2,258
Cash dividend paid	(642,777)	(638,798)
Dividend payable – end of period	$—	$467,691

6.      ACCRUED EXPENSE AND OTHER LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	December 31, 2024	June 30, 2024
Accrued bonus and staff costs	79,732	40,065
Accrued tutor fees	18,580	44,024
Accrued operating expense	43,352	70,519
Total	$141,664	$154,608

7.      INCOME TAXES

Cayman Islands

The Company was incorporated in the Cayman Islands and is not subject to tax on income or capital gains under the laws of the Cayman Islands. The Company mainly conducts its operating business through its subsidiary in Hong Kong. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong

The Company’s Hong Kong subsidiary, Ask Idea (Hong Kong) Limited, is subject to Hong Kong Profits Tax on their taxable income as reported in their statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. Hong Kong Profits Tax has been calculated at 8.25% for assessable profits on the first HK$2 million and 16.5% for any assessable profits in excess of HK$2 million for the six months ended December 31, 2023 and 2024.

The provision for income taxes for six months ended December 31, 2023 and 2024 are as follows:

	For the six months ended December 31,
	2024	2023
Provisions for current income tax
Hong Kong	28,380	68,314
Provisions for deferred income tax
Hong Kong	10,001	(14,782)
Total	$38,381	$53,532

IDEA TECH HOLDING LIMITED.
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

7.      INCOME TAXES (cont.)

The reconciliation of taxes at the Hong Kong profit tax rate to our provision for income taxes for the six months ended December 31, 2023 and 2024 was as follows:

	For the six months ended December 31,
	2024	2023
Income before income taxes	350,283	453,152
Less: Cayman loss before tax	(9,911)	—
Hong Kong income before tax	360,194	453,152
Hong Kong profit tax rate	16.5%	16.5%
Tax at Hong Kong profit tax rate	59,432	74,770
First HK$2 million profit at 8.25% rate	(21,051)	(21,238)
Provision for income taxes	$38,381	$53,532

Deferred tax assets (liabilities) as of December 31, 2023 and 2024 consisted of the following:

	December 31, 2024	June 30, 2024
Deferred tax assets:
Deferred revenue and allowance for bad debt provision	161,744	179,954
Accrued expense	52,625	70,314
Deferred tax liabilities:
Inventory	(12,130)	(39,287)
Total deferred tax assets, net	$202,239	$210,981

Under relevant Hong Kong tax laws, a tax case is normally subject to investigation by the tax authority for up to 6 years of assessment prior to the current year of assessment, unless in a case of fraud or willful evasion, then the investigation can be extended to cover 10 years of assessment. As of December 31, 2023 and 2024, we had no open tax investigation from the tax authority.

8.      LEASE

We have operating leases for an office and two stores that we utilize under lease arrangement. Lease term for office is 3-year. Lease terms for two stores are both one year which are classified as short-term lease. We do not have finance lease.

The balances and other information for the operating leases where we are the lessee are presented as follows within our consolidated balance sheets:

	December 31, 2024	June 30, 2024
Operating lease right-of-use assets	154,372	8,758
Lease liabilities – current	53,145	—
Lease liabilities – non-current	101,227	—
Total operating lease liabilities	$154,372	$—
	December 31, 2024	June 30, 2024
Weighted discount rate for the operating lease	10%	10%
Weighted average remaining lease term	32 months	2 months

IDEA TECH HOLDING LIMITED.
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

8.      LEASE (cont.)

Because the leases do not provide an implicit rate of return, the Company used the incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments.

The components of lease expense are as follows within our consolidated statements of operations:

	For the six months ended December 31,
	2024	2023
Operating lease expense(i)	30,927	26,570
Cash paid for operating lease	32,449	30,092
Right-of-use assets obtained in exchange for operating lease liabilities	—	—

____________

(i)      Operating lease expense includes short-term leases and variable lease costs.

We renew the office lease for 3 years in August 2024 and renew the leases for two shops for 2 years in April 2025. The following is a schedule of future minimum payments of the lease:

For the six months ended December 31,	Amount
2025	53,138
2026	97,269
2027	94,667
2028	11,008
Total lease payments	$256,082

9.      COMMITMENTS AND CONTINGENCIES

Commitments

As of December 31, 2023 and 2024, other than lease commitment disclosed elsewhere in these consolidated financial statements, we had neither significant financial nor capital commitment.

Contingencies

As of December 31, 2023 and 2024, the Company was not a party to any material legal or administrative proceedings.

10.    RELATED PARTY TRANSACTIONS

Name of related parties	Relationship with the Company
Jumbo Will Ltd	A shareholder of the Company
Next Education Limited	Jumbo Will Ltd hold 10% shares of Next Education Limited
EDU Blockchain Limited	Under common control company

The following table summarizes goods and services received from related parties, included in cost of revenues — training courses in the consolidated statements of income:

		For the six months ended December 31,
Name of related parties	Nature	2024	2023
Next Education Limited	Tutor management services	55,000	81,309

IDEA TECH HOLDING LIMITED.
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

10.    RELATED PARTY TRANSACTIONS (cont.)

The following table summarizes goods and services provided to related parties, included in the revenues in the consolidated statements of income:

		For the six months ended December 31,
Name of related parties	Nature	2024	2023
EDU Blockchain Limited	Hosting event services	63,880	—
Jumbo Will Ltd	Hardware and software products and training services	852	17,915
Next Education Limited	Hardware and software products and training services	3,415	6,584

The following table summarizes related party balances:

Name of related parties	Included in consolidated balance sheets	December 31, 2024	June 30, 2024
Jumbo Will Ltd	Accounts receivable, net	9,699	—
Next Education Limited	Accounts receivable, net	19,427	12,754
EDU BlockChain Limited	Amounts due to a related party	(660,931)
Next Education Limited	Amounts due to a related party	(251,779)	(315,676)

11.    EQUITY

The shareholders’ equity structure as of December 31, 2024 are presented after giving retroactive effect to the reorganization of the Company that was completed on September 20, 2024. Immediately before and after reorganization, the Company, together with its wholly-owned subsidiaries, were effectively controlled by the same shareholders; therefore, for accounting purposes, the reorganization was accounted for as a recapitalization.

Authorized Shares

As of the date of this report, the Company has 500,000,000 authorized ordinary shares, par value US$0.0001 per share.

Ordinary Shares

As of the date of this report, the Company has 12,500,000 ordinary shares were issued to the participating shareholders, fully paid and outstanding, in connection with the reorganization of the Company.

12.    SUBSEQUENT EVENTS

We have evaluated events from the six months ended December 31, 2024 through the date of this report. On February 10, 2025, the Board of the Company agrees to participate in the establishment of HK IDEA Innovation Group Limited with maximums of holding 10% shares and investment amount of HK$100,000. HK IDEA Innovation Group Limited will be incorporated in Hong Kong engaging its business of human resource service.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of Idea Tech
Holding Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying balance sheets of Idea Tech Holding Limited (the Company) as of June 30, 2024 and 2023, and the related consolidated balance sheets, consolidated statements of income and comprehensive income, consolidated statements of changes in shareholders’ equity, and consolidated statements of cash flows for each of the years in the two-year period ended June 30, 2024 and 2023, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and 2023, and the results of its operations and its consolidated statements of cash flows for each of the years in the two-year period ended June 30, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

Diamond Bar, California

March 31, 2025

IDEA TECH HOLDING LIMITED.

CONSOLIDATED BALANCE SHEETS

(In U.S. dollars, except for numbers of shares data)

		As of June 30,
	Notes	2024	2023
ASSETS:

Current assets:
Cash and cash equivalents		456,020	602,398
Accounts receivable, net	10	1,606,105	2,000,552
Inventories, net		195,034	137,762
Prepayments and other current assets, net	3	129,225	75,364
Total current assets		$2,386,384	$2,816,076
Non-current assets:
Property and equipment, net	4	10,898	12,899
Right-of-use assets, net	8	8,758	57,884
Deferred tax assets		210,981	209,755
Total non-current assets		$230,637	$280,538
TOTAL ASSETS		$2,617,021	$3,096,614

LIABILITIES AND SHAREHOLDER’S EQUITY:

Current liabilities:
Accounts payable		3,072	184,571
Deferred revenue		722,288	548,094
Income tax payable		157,808	386,358
Dividend payable	5	640,344	1,104,231
Accrued expense and other current liabilities	6	154,608	159,818
Amounts due to a related party	10	315,676	438,661
Operating lease liability, current	8	—	42,352
Total current liabilities		$1,993,796	$2,864,085

Non-current liabilities:
Operating lease liability, non-current	8	—	9,528
Total non-current liabilities		$—	$9,528
TOTAL LIABILITIES		$1,993,796	$2,873,613

Commitments and contingencies	9

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 12,500,000 shares issued and outstanding as of June 30, 2023 and 2024, respectively*		1,250	1,250
Receivable from shareholders		(1,250)	(1,250)
Additional paid-in capital		191,151	191,151
Retained earnings		428,967	31,485
Accumulated other comprehensive income		3,107	365
TOTAL SHAREHOLDERS’ EQUITY		$623,225	$223,001
TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY		$2,617,021	$3,096,614

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on September 20, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

IDEA TECH HOLDING LIMITED.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In U.S. dollars, except for the number of shares data)

		For the year ended June 30,
	Notes	2024	2023
Revenues:
Software and hardware products	10	2,664,915	2,925,459
Training courses	10	1,660,785	1,856,097
Other services	10	252,113	341,955
Total revenues		$4,577,813	$5,123,511

Cost of revenues:
Software and hardware products		(1,739,585)	(1,852,351)
Training courses	10	(530,041)	(769,110)
Other services		(125,855)	(37,792)
Total cost of revenues		$(2,395,481)	$(2,659,253)
Gross profit		$2,182,332	$2,464,258

Selling and marketing expenses		(101,840)	(98,710)
General and administrative expenses		(891,267)	(819,724)
Income from operations		$1,189,225	$1,545,824

Other income, net		28,414	50,910
Income before income taxes		$1,217,639	$1,596,734

Income tax expenses	7	(179,813)	(242,267)
Net income		$1,037,826	$1,354,467
Net income attributable to Idea Tech Holding Limited’s shareholders		$1,037,826	$1,354,467

Other comprehensive income
Foreign currency translation adjustment, net of nil tax		2,742	365
Total other comprehensive income		$2,742	$365
Total comprehensive income		$1,040,568	$1,354,832

Weighted average shares used in calculating earnings per share
Basic and diluted*		12,500,000	12,500,000

Earnings per share
Basic and diluted		0.08	0.11

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on September 20, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

IDEA TECH HOLDING LIMITED.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In U.S. dollars, except for the number of shares data)

	Ordinary shares		Receivable from shareholders	Additional paid-in Capital	Retained Earnings	Accumulated other comprehensive income	Total IDEA Tech Holding Limited. shareholders’ equity	Total Shareholders’ equity
	Shares	Amount
	Numbers	US$	US$	US$	US$	US$	US$	US$
Balance as of June 30, 2022*	12,500,000	1,250	(1,250)	191,151	(91,140)	—	100,011	100,011
Dividends	—	—	—	—	(1,231,842)	—	(1,231,842)	(1,231,842)
Net income	—	—	—	—	1,354,467	—	1,354,467	1,354,467
Foreign currency translation	—	—	—	—	—	365	365	365
Balance as of June 30, 2023*	12,500,000	1,250	(1,250)	191,151	31,485	365	223,001	223,001
Dividends	—	—	—	—	(640,344)	—	(640,344)	(640,344)
Net income	—	—	—	—	1,037,826	—	1,037,826	1,037,826
Foreign currency translation	—	—	—	—	—	2,742	2,742	2,742
Balance as of June 30, 2024*	12,500,000	1,250	(1,250)	191,151	428,967	3,107	623,225	623,225

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on September 20, 2024. (Note 1)

The accompanying notes are an integral part of these consolidated financial statements.

IDEA TECH HOLDING LIMITED.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars, except for the number of shares data)

	For the year ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$1,037,826	$1,354,467

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,623	4,573
Allowance for doubtful accounts	25,037	2,943
Non-cash lease expense	3,927	924
Deferred income taxes	(472)	(125,854)

Changes in operating assets and liabilities:
Accounts receivables	375,855	(1,209,374)
Inventories	(56,675)	120,748
Prepayments and other current assets	(56,280)	(58,279)
Accounts payable	(181,831)	84,095
Deferred revenue	171,918	346,323
Right of use assets, non-current	49,244	44,064
Operating lease liabilities, current and non-current	(57,987)	(49,777)
Accrued expense and other current liabilities	(354,749)	474,598
Net cash provided by operating activities	$960,436	$989,451

Cash flows from investing activities:
Purchase of property, equipment and software	(2,579)	—
Net cash used in investing activities	$(2,579)	$—

Cash flows from financing activities:
Dividend distribution	(1,104,231)	(581,324)
Net cash used in financing activities	$(1,104,231)	$(581,324)

Effect of exchange rate changes on cash and cash equivalent	(4)	443

Net change in cash and cash equivalents	$(146,378)	$408,570

Cash and cash equivalents at beginning of the year	602,398	193,828
Cash and cash equivalents at end of the year	456,020	602,398

Supplemental disclosure of cash flow information:
Income tax paid	409,821	161,957

Supplemental disclosures of non-cash activities:
Dividend payable	640,344	1,104,231

The accompanying notes are an integral part of these consolidated financial statements.

IDEA TECH HOLDING LIMITED.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

1.      ORGANIZATION

Idea Tech Holding Limited. (“Idea Tech Cayman”) and its consolidated subsidiaries (collectively referred to as the “Company”, or the “Group”) are primarily engaged in selling programmable drones and accessories and providing related training courses in Hong Kong.

Idea Tech Cayman is a holding company incorporated in the Cayman Islands on July 15, 2024, under the Cayman Islands Act as an exempted company with limited liability. Idea Tech Cayman has no substantive operations other than conducting its business through its Hong Kong operating entity Ask Idea (Hong Kong) Limited (“Ask Idea”).

Reorganization

For the purpose of the Company’s initial listing of its ordinary shares (the “IPO”), the Company has performed a series of reorganization transactions (the “Reorganization”) as described below:

Prior to the Reorganization as described below, our Company historically conducted our business through Ask Idea, a company incorporated under the laws of Hong Kong. EDU Blockchain Limited is ultimately controlled by a group of individual shareholders (the “Controlling Shareholders”).

As part of the Reorganization, Idea Tech Cayman was incorporated under the laws of the Cayman Islands as a limited company on July 15, 2024 as a holding company, for purposes of effectuating this Offering. Idea Tech Cayman is a holding company and is currently not actively engaging in any business.

On September 12, 2024, Idea Tech Limited (“Idea Tech HK”) was incorporated under the laws of Hong Kong. On the date of its incorporation, one (1) ordinary share was allotted and issued to Idea Tech Cayman, and Idea Tech HK became wholly owned by Idea Tech Cayman.

On September 20, 2024, EDU Blockchain Limited, the sole shareholder of Ask Idea, transferred 10,000 ordinary shares, representing 100% ownership of Ask Idea, to Idea Tech HK for a consideration of HKD1.00, and Ask Idea became wholly owned by Idea Tech HK.

After completing the Reorganization, Ask Idea became indirectly wholly owned by Idea Tech Cayman through the intermediate holding company Idea Tech HK. The following diagram illustrates the legal entity ownership structure of Idea Tech Cayman and its subsidiaries as of September 20, 2024.

As a result of the fact that Idea Tech Cayman and its subsidiaries were effectively controlled by the same group of shareholders immediately before and after the reorganization completed in September 2024, as described above, the reorganization was accounted for as a recapitalization. As a result, the Company’s consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented.

IDEA TECH HOLDING LIMITED.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

1.      ORGANIZATION (cont.)

As of the issuance date of this report, the details of subsidiaries are as follows. All subsidiaries are owned by Idea Tech Cayman through equity investment. We do not have a variable interest entity structure.

Name	Background	Ownership	Principal activities
Idea Tech Limited (“Idea Tech HK”)	A Hong Kong company, incorporated on September 12, 2024	Wholly-owned by the Company	Investment holding
Ask Idea (Hong Kong) Limited (“Ask Idea”)	A Hong Kong company, incorporated on August 14, 2018	Wholly-owned by Idea Tech HK	Provision of innovative training programs and high-quality educational products

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)     Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for the periods presented. The consolidated financial statements have been prepared on an ongoing basis.

(b)    Basis of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

All transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

(c)     Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date, and revenues and expenses in the consolidated financial statements and accompanying notes.

The estimates used for, but not limited to, determining sales return reserves, income taxes, the collectability of accounts and other receivables, inventory valuation, warranties, fair value of long-lived assets. We have assessed the impact and are not aware of any specific events or circumstances that required an update to our estimates and assumptions or materially affected the carrying value of our assets or liabilities as of the date of issuance of this report. These estimates may change as new events occur and additional information is obtained. Actual results could differ materially from these estimates under different assumptions or conditions.

(d)    Foreign Currencies

Our reporting currency is U.S. Dollars (“US$”). We determine the functional currency of each of our international subsidiaries and their operating divisions based on the primary currency in which they operate. In cases where the functional currency is not US$, we recognize a cumulative translation adjustment created by the different rates we apply to current period income or loss and the balance sheet. For each subsidiary, we apply the average functional exchange rate to its income or loss and the year-end functional exchange rate to translate the balance sheet.

IDEA TECH HOLDING LIMITED.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table outlines the exchange rates between HK$ and US$ that are used in preparing these consolidated financial statements:

	For the year ended June 30,
	2024	2023
Average rate	7.8225	7.8357
	As of June 30,
	2024	2023
Year-end spot rate	7.8083	7.8363

Transactions denominated in other than the functional currencies are translated into the functional currency of the entity at the exchange rates quoted by authoritative banks prevailing on the transaction dates. Exchange gains and losses resulting from those foreign currency transactions denominated in a currency other than the functional currency are recorded in the Consolidated statements of comprehensive income (loss).

(e)     Fair Value Measurements

Fair value reflects the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurement for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The Company applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 — Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach, (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, prepayments and other current assets, accounts payable, accrued expense and other current liabilities. As of June 30, 2023 and 2024, the carrying values of these financial instruments approximated their fair values due to the short-term maturity of these instruments.

(f)     Earnings Per Share

Basic earnings per share is calculated by dividing net income attributable to common shareholders by the weighted-average outstanding commons shares for the period. For the years ended June 30, 2023 and 2024, there was no potentially diluted shares. The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on September 20, 2024.

IDEA TECH HOLDING LIMITED.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table shows the calculation of basic and diluted shares:

	For the year ended June 30,
	2024	2023
Net income attributable to common shareholders	$1,037,826	$1,354,467
Weighted-average shares used in computing basic and diluted earnings per share	12,500,000	12,500,000
Basic and diluted earnings per share	$0.08	$0.11

(g)    Cash and Cash Equivalents

Cash and cash equivalents comprise cash at banks and on hand, demand deposits and highly liquid investments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less when purchased.

(h)    Accounts receivables, net

Accounts receivable represent the amounts that the Company has an unconditional right to consideration. Accounts receivable are recorded at net realizable value, consisting of the carrying amount less an allowance for credit losses, as necessary.

We maintain an allowance for doubtful accounts to reserve for potentially uncollectible receivable amounts which is estimated using the approach based on expected losses. The allowance for doubtful accounts consist of the following:

	For the year ended June 30,
	2024	2023
Allowance for doubtful accounts – beginning of period	$11,324	$8,350
Additions	25,124	2,974
Allowance for doubtful accounts – end of period	$36,448	$11,324

The estimation of allowance for doubtful accounts considers factors such as historical credit loss experience, age of receivable balances, current market conditions, reasonable and supportable forecasts of future economic conditions, as well as an assessment of receivables due from specific identifiable counterparties to determine whether these receivables are considered at risk or uncollectible.

(i)     Inventories

Inventories consist of merchandise available for sale. They are accounted for using the weighted average cost method and stated at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. The inventory valuation allowance, representing a write-down of inventory was nil as of June 30, 2024 and 2023.

(j)     Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and any impairment loss. Depreciation is computed using the straight-line method with no residual value based on the estimated useful lives of the various classes of assets, which range as follows:

Category	Estimated useful lives
Office equipment	5 years

IDEA TECH HOLDING LIMITED.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(k)    Impairment of long-lived assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, we measure impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, we would recognize an impairment loss calculated as an amount by which the carrying value of the cost exceeds its fair value. No impairment charge was recognized for the years ended June 30, 2023 and 2024.

(l)     Revenue recognition

Revenue is principally generated from sales of software and hardware products, training courses, and other services (including hosting technology-focused competitions and events, organizing technology-themed study tours, and repair and maintenance services for software and hardware products). Revenue represents the amount of consideration the Company is entitled to upon the transfer of promised goods or services in the ordinary course of the Company’s activities. Consistent with the criteria of ASC 606 “Revenue from Contracts with Customers”, the Company recognizes revenue when performance obligations are satisfied by transferring control of a promised good or service to a customer. For performance obligations that are satisfied at a point in time, the Company also considers the following indicators to assess whether control of a promised good or service is transferred to the customer: (i) right to payment, (ii) legal title, (iii) physical possession, (iv) significant risks and rewards of ownership and (v) acceptance of the good or service. For performance obligations satisfied over time, the Company recognizes revenue over time by measuring the progress toward complete satisfaction of a performance obligation.

For revenue arrangements with multiple distinct performance obligations, each distinct performance obligation is separately accounted for and the total consideration is allocated to each performance obligation based on the relative standalone selling price at contract inception.

The Company evaluates if it is a principal or an agent in a transaction to determine whether revenue should be recorded on a gross or net basis. The Company is acting as the principal if it obtains control over the goods and services before they are transferred to customers. Generally, when the Company is primarily obligated in a transaction, is subject to inventory risk, has latitude in establishing prices, or has several but not all of these indicators, the Company acts as the principal and revenue is recorded on a gross basis. Generally, when the Company is not primarily obligated in a transaction, does not bear the inventory risk and does not have the ability to establish the price, the Company acts as the agent and revenue is recorded on a net basis.

The following table disaggregates our revenue by major source:

	For year ended June 30,
	2024	2023
Software and hardware products	2,664,915	2,925,459
Training courses	1,660,785	1,856,097
Other services	252,113	341,955
Total revenues	$4,577,813	$5,123,511

Sales of software and hardware products and training courses

We earn revenues of sales of software products and hardware products mainly from the delivery of programmable drones. accessories and e-learning courses, and the delivery of training courses to Hong Kong schools. The sales of products, e-learning courses and training courses and their respective prices are separately identifiable in the context of the contracts with customers, and the customers can benefit from each service on its own, therefore we determined they are separate performance obligations.

IDEA TECH HOLDING LIMITED.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

We recognize revenues on sales of software and hardware products upon delivery to the customers, which is when the control of the products transfers. Invoices are typically issued at the point control transfers and fees are received within several months. We also recognize a sales return reserve based on historical experience. The sales return reserve has been insignificant for the years ended June 30, 2023 and 2024.

We offer e-learning courses to Hong Kong schools. The e-learning courses are operated by our suppliers, and we are acting as an agent in these transactions. The commissions and any related fulfillment fees we earn from these arrangements are recognized when the services are rendered, which generally occurs upon activation of the e-learning users to the customers.

The revenues received for training courses are recognized proportionately as the courses are delivered and are reported net of tuition refunds. Tuition paid in advance is recorded as deferred revenue. Tuition refunds have been insignificant for the years ended June 30, 2023 and 2024.

Other services

Other services include hosting technology-focused competitions and events, organizing technology-themed study tours, and repair and maintenance services for software and hardware products.

Revenues related to hosting technology-focused competitions and events, organizing technology-themed study tours, are recognized upon completion of the competitions, events and tours.

Revenues related to repair and maintenance are recognized over time as services are provided. Payments are received together with the goods sales and recorded in deferred revenue, which is recognized as revenue ratably over the respective customer contract term. The contract terms are generally a 12-month period.

Deferred revenue related to training courses and other services consist of the following:

	For the year ended June 30,
	2024	2023
Deferred revenue – beginning of period	$548,094	$201,514
Additions	313,029	630,652
Net changes in foreign exchange impact	2,278	256
Revenue recognized	(141,112)	(284,328)
Deferred revenue – end of period	$722,289	$548,094

Deferred revenue is equivalent to the total transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied, as of the balance sheet date. Revenue recognized from the deferred revenue balance as of June 30, 2022 and 2023 was US$187,038 and US$108,176 for the years ended June 30, 2023 and 2024, respectively. Of the total deferred revenue balances as of June 30, 2024, we expect to recognize US$153,293 of revenue in the next 12 months. The remaining balance will be recognized at the time of services are rendered.

(m)   Cost of Revenues

Sale of software and hardware products

Cost of software and hardware products sold includes direct products, shipping and logistic costs, and charges to write down the carrying value of inventory when it exceeds its estimated net realizable value and to provide for obsolete inventory.

Training courses

The cost of training courses includes fees paid to tutors and tutor management service fees.

IDEA TECH HOLDING LIMITED.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Other services

The cost of revenues of other services, including hosting technology-focused competitions and events, organizing technology-themed study tours, and repair and maintenance services for software and hardware products, mainly consists of venue and support costs, trip expenses, and outsourced repair and maintenance costs.

(n)    Selling and marketing expenses

Selling and marketing expenses primarily consist of (i) rents for product and service display stores, and (ii) cost of marketing goods.

(o)    General and Administrative Expenses

General and administrative expenses primarily consist of (i) salaries and benefits for administrative personnel, (ii) professional service fees, (iii) office expenses, (iv) travel and transportation expenses, and (v) other expenses, including depreciation expenses, insurance expenses, bank charges, tax expenses, bad debt expenses, etc.

(p)    Income taxes

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. We account for income taxes under the asset and liability method in accordance with ASC 740, Income Tax.

Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive income in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that the amount of the deferred tax assets will not be realized.

We adopted ASC 740 “Income Tax”, which provides guidance for recognizing and measuring uncertain tax positions, it prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognizing, classification and disclosure of these uncertain tax positions. The Group’s policy on classification of all interest and penalties related to unrecognized income tax positions, if any, is to present them as a component of income tax expenses.

(q)    Lease

We determine if an arrangement is a lease at inception. Leases that transfer substantially all of the benefits and risks incidental to the ownership of assets are accounted for as finance leases as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases. The Company has no finance leases.

We recognize lease liabilities and corresponding right-of-use assets on the balance sheet for leases. Operating lease right-of-use assets are included in right-of-use assets, and operating lease liabilities are included in accrued expense and other current liabilities and lease liabilities on the consolidated balance sheets. Operating lease right-of-use assets and operating lease liabilities are initially recognized based on the present value of future lease payments at lease commencement. The operating lease right-of-use asset also includes any lease payments made prior to lease commencement and the initial direct costs incurred by the lessee and is recorded net of any lease incentives received. As the interest rates implicit in most of the leases are not readily determinable, the Company uses the incremental borrowing rates based on the information available at lease commencement to determine the present value of the future lease payments. Operating lease expenses are recognized on a straight-line basis over the term of the lease.

IDEA TECH HOLDING LIMITED.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

We have lease agreements with lease and non-lease components, and have elected to utilize the practice expedient to account for lease and non-lease components together as a single combined lease component.

We have elected not to present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that we are reasonably certain to exercise.

(r)     Government Incentives

We received government incentives for our business. Government incentives are recorded in our consolidated financial statements in other income, net. The benefit is generally recorded when all conditions attached to the incentive have been met.

(s)     Segment Reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (the “CODM”), which is comprised of members of the Company’s management team, who reviews consolidated results when making decisions about allocating resources and assessing performance as a whole and hence, we have only one reportable segment. Our revenues are derived from Hong Kong subsidiaries and our services and products are mainly offered to customers based in Hong Kong and a small portion is provided to customers overseas through our partners. The following table sets forth a breakdown of our revenues by geographic area:

	For the year ended June 30,
	2024		2023
	US$	%	US$	%
Hong Kong	4,535,741	99.08%	5,123,511	100.00%
Other countries	42,072	0.92%	—	0.00%
Total	4,577,813	100.00%	5,123,511	100.00%

Our long-lived assets are all located in Hong Kong.

(t)     Concentration of risk

Credit Risk

Financial instruments that potentially subject us to the concentration of credit risks consist of cash and cash equivalents, accounts receivable and other receivables. The maximum exposures of such assets to credit risk are their carrying amounts as of the balance sheet dates. As of June 30, 2023 and 2024, all of our cash and cash equivalents were held in major financial institutions located in Hong Kong, which we consider to be of high credit quality based on their credit ratings.

We have not experienced any significant recoverability issue with respect to its accounts receivable. As of June 30, 2023 and 2024, there was no customer with greater than 10% of the accounts receivable, respectively.

Supply Risk

We are dependent on our suppliers, including single source suppliers, and the inability of these suppliers to deliver necessary components of our products in a timely manner at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components from these suppliers, could have a material adverse effect on our business, prospects, financial condition and operating results.

IDEA TECH HOLDING LIMITED.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Suppliers from whom individually represent greater than 10% of our total purchases for the years ended June 30, 2023 and 2024, are as follows:

	For the year ended June 30,
	2024		2023
	US$	%	US$	%
Supplier A	1,053,441	43.98%	1,014,559	38.15%
Supplier B	304,374	12.71%	—	—
Supplier C	188,728	7.88%	510,044	19.18%
Supplier D	—	—	476,582	17.92%

(u)    Commitments and contingencies

In the normal course of business, we are subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. Liability for contingency is recorded when it is probable that a loss has occurred and a reasonable estimate of the loss can be made. If the potential material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingency liability, together with an estimate of the range of possible loss, if determined and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

(v)    Recent Accounting Pronouncements

We qualify as an “emerging growth company”, or EGC, pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, the Company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We will adopt the standards based on the extended transition period provided to private companies.

In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Adoption of the ASU should be applied retrospectively to all prior periods presented in the financial statements. Early adoption is also permitted. We are currently evaluating the impact of the new guidance on its consolidated financial statement.

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. For public business entities, this standard is effective for annual periods beginning after December 15, 2024. For non-public business entities, this standard is effective for annual periods beginning after December 15, 2025. Early adoption is permitted, and the disclosures in this standard are required to be applied on a prospective basis with the option to apply the standard retrospectively. We are currently evaluating the potential impact of the new guidance on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (Topic 220-40). The ASU requires more detailed disclosure for expenses. The ASU is effective for annual reporting periods beginning after December 15, 2026, with early adoption permitted. The amendments can be applied on either a prospective or retroactive basis. We are currently evaluating the ASU to determine its impact on our disclosures.

IDEA TECH HOLDING LIMITED.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

3.      PREPAYMENTS AND OTHER CURRENT ASSETS, NET

Prepayments and other current assets consist of the following:

	As of June 30,
	2024	2023
Prepayment for product procurement(i)	107,647	57,077
Rental Deposits	21,578	18,287
Total	$129,225	$75,364

____________

(i)      Prepayment for product procurement mainly represents cash prepaid to our third-party supplier for the procurement of products.

4.      PROPERTY AND EQUIPMENT, NET

As of June 30, 2023 and 2024, property and equipment, net consist of the following:

	As of June 30,
	2024	2023
Office equipment	25,527	22,861
Gross amount	$25,527	$22,861
Less: Accumulated depreciation	(14,629)	(9,962)
Total property and equipment, net	$10,898	$12,899

Depreciation expenses were US$4,573 and US$4,623 for the years ended June 30, 2023 and 2024, respectively. No impairment charges were recorded for the years ended June 30, 2023 and 2024, respectively.

5.      DIVIDENDS

An annual dividend for the 12-month ended December 31, 2021 of HK$3,955,100 (US$504,752) was declared on August 31, 2022. The annual dividend of HK$400,000 (US$51,039) and HK$3,555,100 (US$453,713) were paid during the years ended June 30, 2022 and 2023, respectively.

An annual dividend for the 12-month ended December 31, 2022 of HK$9,653,088 (US$1,231,842) was declared on May 15, 2023. The annual dividend of HK$1,000,000 (US$127,611) and HK$8,653,088 (US$1,104,231) were paid during the years ended June 30, 2023 and 2024, respectively.

An annual dividend for the 12-month ended December 31, 2023 of HK$5,000,000 (US$640,344) was declared on June 3, 2024. No dividend was paid as of June 30, 2024. HK$5,000,000 (US$640,344) was paid through the date of this report.

Dividend payable consist of the following:

	For the year ended June 30,
	2024	2023
Dividend payable – beginning of period	$1,104,231	$453,041
Cash dividend declared	640,344	1,231,842
Net changes in foreign exchange impact	—	672
Cash dividend paid	(1,104,231)	(581,324)
Dividend payable – end of period	$640,344	$1,104,231

IDEA TECH HOLDING LIMITED.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

6.      ACCRUED EXPENSE AND OTHER LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of June 30,
	2024	2023
Accrued bonus and staff costs	40,065	85,662
Accrued tutor fees	44,024	31,269
Accrued operating expense	70,519	42,887
Total	$154,608	$159,818

7.      INCOME TAXES

Cayman Islands

The Company was incorporated in the Cayman Islands and is not subject to tax on income or capital gains under the laws of the Cayman Islands. The Company mainly conducts its operating business through its subsidiary in Hong Kong. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong

The Company’s Hong Kong subsidiary, Ask Idea (Hong Kong) Limited, is subject to Hong Kong Profits Tax on their taxable income as reported in their statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. Hong Kong Profits Tax has been calculated at 8.25% for assessable profits on the first HK$2 million and 16.5% for any assessable profits in excess of HK$2 million for the years ended June 30, 2023 and 2024.

The provision for income taxes for years ended June 30, 2023 and 2024 are as follows:

	For the year ended June 30,
	2024	2023
Provisions for current income tax
Hong Kong	180,286	368,121
Provisions for deferred income tax
Hong Kong	(473)	(125,854)
Total	$179,813	$242,267

The reconciliation of taxes at the Hong Kong profit tax rate to our provision for income taxes for the years ended June 30, 2023 and 2024 was as follows:

	For the year ended June 30,
	2024	2023
Income before income taxes	1,217,639	1,596,734
Hong Kong profit tax rate	16.5%	16.5%
Tax at Hong Kong profit tax rate	200,910	263,461
First HK$2 million profit at 8.25% rate	(21,097)	(21,194)
Provision for income taxes	$179,813	$242,267

IDEA TECH HOLDING LIMITED.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

7.      INCOME TAXES (cont.)

Deferred tax assets (liabilities) as of June 30, 2023 and 2024 consisted of the following:

	As of June 30,
	2024	2023
Deferred tax assets:
Deferred revenue and allowance for bad debt provision	179,954	148,914
Accrued expense	70,314	98,749
Deferred tax liabilities:
Inventory	(39,287)	(37,908)
Total deferred tax assets, net	$210,981	$209,755

Under relevant Hong Kong tax laws, a tax case is normally subject to investigation by the tax authority for up to 6 years of assessment prior to the current year of assessment, unless in a case of fraud or willful evasion, then the investigation can be extended to cover 10 years of assessment. As of June 30, 2023 and 2024, we had no open tax investigation from the tax authority.

8.      LEASE

We have operating leases for an office and two stores that we utilize under lease arrangement. Lease term for office is 3-year. Lease terms for two stores are both one year which are classified as short-term lease. We do not have finance lease.

The balances and other information for the operating leases where we are the lessee are presented as follows within our consolidated balance sheets:

	As of June 30,
	2024	2023
Operating lease right-of-use assets	8,758	57,884
Lease liabilities – current	—	42,352
Lease liabilities – non-current	—	9,528
Total operating lease liabilities	$—	$51,880
	As of June 30,
	2024	2023
Weighted discount rate for the operating lease	10%	10%
Weighted average remaining lease term	2 months	14 months

Because the leases do not provide an implicit rate of return, the Company used the incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments.

The components of lease expense are as follows within our consolidated statements of operations:

	As of June 30,
	2024	2023
Operating lease expense(i)	53,172	44,970
Cash paid for operating lease	79,127	62,716
Right-of-use assets obtained in exchange for operating lease liabilities	—	—

____________

(i)      Operating lease expense includes short-term leases and variable lease costs. We received a COVID-19 rent concession of US$8,112 and recognized as a reduction of operating lease expense for the year ended June 30, 2023.

IDEA TECH HOLDING LIMITED.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

8.      LEASE (cont.)

We renew the office lease in August 2024 for a 3-year period. The following is a schedule of future minimum payments of the lease:

For the year ended June 30,	Amount
2025	85,448
2026	63,376
2027	63,376
2028	10,563
Total lease payments	$222,763

9.      COMMITMENTS AND CONTINGENCIES

Commitments

As of June 30, 2023 and 2024, other than lease commitment disclosed elsewhere in these consolidated financial statements, we had neither significant financial nor capital commitment.

Contingencies

As of June 30, 2023 and 2024, the Company was not a party to any material legal or administrative proceedings.

10.    RELATED PARTY TRANSACTIONS

Name of related parties	Relationship with the Company
Jumbo Will Ltd	A shareholder of the Company
Next Education Limited	Jumbo Will Ltd hold 10% shares of Next Education Limited
EDU Blockchain Limited	Under common control company

The following table summarizes goods and services received from related parties, included in cost of revenues — training courses in the consolidated statements of income:

		For the year ended June 30,
Name of related parties	Nature	2024	2023
Next Education Limited	Tutor management services	188,728	510,044

The following table summarizes goods and services provided to related parties, included in the revenues in the consolidated statements of income:

		For the year ended June 30,
Name of related parties	Nature	2024	2023
EDU Blockchain Limited	Hosting event services	63,810	—
Jumbo Will Ltd	Hardware and software products and training services	2,561	18,723
Next Education Limited	Hardware and software products and training services	20,886	15,409

The following table summarizes related party balances:

		As of June 30,
Name of related parties	Included in consolidated balance sheets	2024	2023
Jumbo Will Ltd	Accounts receivable, net	—	6,636
Next Education Limited	Accounts receivable, net	12,754	18,480
Next Education Limited	Amounts due to a related party	(315,676)	(438,661)

IDEA TECH HOLDING LIMITED.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated)

11.    EQUITY

The shareholders’ equity structure as of June 30, 2024 are presented after giving retroactive effect to the reorganization of the Company that was completed on September 20, 2024. Immediately before and after reorganization, the Company, together with its wholly-owned subsidiaries, were effectively controlled by the same shareholders; therefore, for accounting purposes, the reorganization was accounted for as a recapitalization.

Authorized Shares

As of the date of this report, the Company has 500,000,000 authorized ordinary shares, par value US$0.0001 per share.

Ordinary Shares

As of the date of this report, the Company has 12,500,000 ordinary shares were issued to the participating shareholders, fully paid and outstanding, in connection with the reorganization of the Company.

12.    SUBSEQUENT EVENTS

We have evaluated events from the year ended June 30, 2024 through the date of this report. On February 10, 2025, the Board of the Company agrees to participate in the establishment of HK IDEA Innovation Group Limited with maximums of holding 10% shares and investment amount of HK$100,000. HK IDEA Innovation Group Limited will be incorporated in Hong Kong engaging its business of human resource service.

Until and including            , 2025 (25 days after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Idea Tech Holding Limited

2,000,000 Ordinary Shares

____________________________

Preliminary Prospectus dated            , 2025

____________________________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated provide that we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director)’s, secretary’s, or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director). secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the secretary or that officer for those legal costs.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued and sold the following securities without registering such securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriter was involved in these issuances of securities.

Idea Tech Cayman was incorporated under the laws of the Cayman Islands as a limited company on July 15, 2024 as a holding company, for purposes of effectuating this Offering. Idea Tech Cayman is a holding company and is currently not actively engaging in any business. On the date of its incorporation, Idea Tech Cayman issued and allotted one (1) Ordinary Share to Ogier Global Subscriber (Cayman) Limited.

On August 30, 2024, Ogier Global Subscriber (Cayman) Limited transferred one (1) Ordinary Share to DS Premium Healthcare Limited. On the same date, Idea Tech Cayman issued and allotted a certain number of Ordinary Shares to Ultimate Honour Group Limited, 3all FinTech Holding Limited, Art Plus Technology Limited, DS Premium Healthcare Limited, Yu Fang, Jingxin Feng, Jumbo Will Limited, Hanqi Li, Bohong Liu, Minhua Liu, Saijun Ni, respectively:

•        1,450,000 Ordinary Shares to Ultimate Honour Group Limited for a consideration of US$145.00.

•        465,000 Ordinary Shares to 3all FinTech Holding Limited for a consideration of US$46.50.

•        580,000 Ordinary Shares to Art Plus Technology Limited for a consideration of US$58.00.

•        3,882,999 Ordinary Shares to DS Premium Healthcare Limited for a consideration of US$388.2999.

•        375,000 Ordinary Shares to Yu Fang for a consideration of US$37.50.

•        615,000 Ordinary Shares to Jingxin Feng for a consideration of US$61.50.

•        3,250,000 Ordinary Shares to Jumbo Will Limited for a consideration of US$325.00.

•        253,000 Ordinary Shares to Hanqi Li for a consideration of US$25.30.

•        622,000 Ordinary Shares to Bohong Liu for a consideration of US$62.20.

•        405,000 Ordinary Shares to Minhua Liu for a consideration of US$40.50.

•        602,000 Ordinary Shares to Saijun Ni for a consideration of US$60.20.

On November 5, 2024, DS Premium Healthcare Limited transferred 562,500 Ordinary Shares to Ms. Allie CHAN for a consideration of approximate US$578,406.17.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)     The following documents are filed as part of this registration statement:

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements or notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1**	Memorandum and Articles of Association
5.1*	Opinion of Ogier regarding the validity of the securities being registered
8.1*	Opinion of Bird & Bird regarding certain Hong Kong legal matters
10.1*	Employment Agreement by and between Chun Ki Wan and the Registrant
10.2*	Employment Agreement by and between Weiqing He and the Registrant
10.3*	Employment Agreement by and between Ho Kit Hui and the Registrant
10.4*	Form of Independent Director Agreement between independent director nominees and the Registrant
10.5*	English Translation of Form of Hardware Procurement Agreement between ASK Idea (Hong Kong) Limited and customer
10.6*	English Translation of Form of Drone Programming Course Service Agreement between ASK Idea (Hong Kong) Limited and customer
10.7*	Form of Dealership Agreement by and between iFlight Technology Company Limited and ASK Idea (Hong Kong) Limited
10.8*	Cooperation Agreement by and between Next Education Limited and ASK Idea (Hong Kong) Limited, dated January 3, 2024
10.9*	English Translation of Form of Procurement Agreement by and between Shenzhen High Great Innovation Technology Development Co., Ltd. and ASK Idea (Hong Kong) Limited
10.10*	Sales and Purchase Contract by and between Feiyang Meta Technology Limited and ASK Idea (Hong Kong) Limited, dated August 28, 2022 (Form of Purchase Order Included)
10.11*

Lease Agreement by and Between Hong Kong Cyberport Management Company Limited and ASK Idea (Hong Kong) Limited, dated April 28, 2025, relating to the premise located at Shop 106, Level 1, The Arcade, 100 Cyberport Road, Hong Kong

10.12*

Lease Agreement by and Between Hong Kong Cyberport Management Company Limited and ASK Idea (Hong Kong) Limited, dated April 28, 2025, relating to the premise located at Shop 107, Level 1, The Arcade, 100 Cyberport Road, Hong Kong

14.1*	Code of Business Conduct and Ethics of the Registrant
14.2*	Insider Trading Policies
14.3*	Executive Compensation Recovery Policy of the Registrant
21.1*	List of Subsidiaries
23.1*	Consent of TAAD LLP
23.2*	Consent of Ogier (included in Exhibit 5.1)
23.3*	Consent of Bird & Bird, Hong Kong counsel to the Registrant (included in Exhibit 8.1)
23.4*	Consent of Frost & Sullivan
99.1*	Audit Committee Charter
99.2*	Compensation Committee Charter
99.3*	Nominating Committee Charter
99.4*	Consent of Jinyu Yang, Independent Director Nominee
99.5*	Consent of Yiyun Wang, Independent Director Nominee
99.6*	Consent of Chuanping Pan, Independent Director Nominee
99.7*	Consent of Chung Shun Lee, Independent Director Nominee
99.8*	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107*	Filing Fee Table

____________

*        Filed herein.

**      To be filed by amendment.

†        Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on August 8, 2025.

Idea Tech Holdings Limited
By:	/s/ Chun Ki Wan
Chun Ki Wan Chief Executive Officer (Principal Executive Officer)
Signature	Title	Date
/s/ Chun Ki Wan	Chief Executive Officer, Director	August 8, 2025
Name: Chun Ki Wan	(Principal Executive Officer)
/s/ Weiqing He	Chief Financial Officer, Director	August 8, 2025
Name: Weiqing He	(Principal Financial and Accounting Officer Officer)
/s/ Ho Kit Hui	Chief Operation Officer	August 8, 2025
Name: Ho Kit Hui

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY, on August 8, 2025.

AUTHORIZED U.S. REPRESENTATIVE
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.